UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240. 14a-12

CHOICE HOTELS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED FEBRUARY 14, 2024

Dear Stockholders:

On behalf of the Choice Hotels International, Inc. (“Choice”) Board of Directors, it is our pleasure to invite you to join a special meeting of stockholders on   , 2024, at     Eastern Time by visiting https://meetnow.global/MZSLPTU. Regardless of whether you plan to join the special meeting, your vote is important, and we encourage you to review the enclosed materials and submit your proxy.

At the special meeting, we will vote on each of the proposals set forth in the Notice of Special Meeting of Stockholders and the accompanying proxy statement, as well as address any other business matters that may properly come before the special meeting.

The purpose of the special meeting is to take actions relating to our proposed acquisition of Wyndham Hotels & Resorts, Inc. (“Wyndham”). We continue to believe that combining with Wyndham would further accelerate Choice’s growth and provide clear benefits to franchisees, guests and stockholders. We cannot, however, complete an acquisition of Wyndham on the terms set forth in Choice’s Offer to Exchange, dated December 12, 2023, as amended and as may be further amended from time to time, or on substantially similar terms, unless Choice stockholders approve the share issuance described in the enclosed proxy statement. Your support is therefore crucial.

Enclosed with this invitation are the Notice of Special Meeting of Stockholders, the proxy statement and a proxy card. Your vote at this meeting is important. Whether or not you plan to attend the special meeting, I hope you will vote as soon as possible. You will find voting instructions in the proxy statement and on the proxy card.

Thank you for your continued support of Choice.

Patrick S. Pacious

President and Chief Executive Officer

The accompanying proxy statement is dated   , 2024 and is first being mailed to stockholders on or about   , 2024.

Notice of Special Meeting of Stockholders

On behalf of the Choice Board of Directors, it is our pleasure to invite you to join a special meeting of stockholders on    , 2024, at       Eastern Time to be held solely by means of remote communication via live webcast at: https://meetnow.global/MZSLPTU. Stockholders will need the control number included with these proxy materials to vote and otherwise participate at the special meeting. Regardless of whether you plan to join the special meeting, your vote is important, and we encourage you to review the enclosed materials and submit your proxy.

Stockholders will be asked to:

1.

Approve, for purposes of the New York Stock Exchange rules, the issuance of up to      shares of Choice Common Stock in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers (as such terms are defined in Choice’s Offer to Exchange, dated December 12, 2023, as amended and as may be further amended from time to time), a negotiated merger transaction or otherwise; and

2.

Approve the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the board of directors of Choice (the “Choice Board”), including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting.

Stockholders will also be asked to transact such other business as may properly come before the special meeting by or at the direction of the Choice Board.

Voting:

Stockholders of record as of the close of business on February 22, 2024 are entitled to notice and to vote at the special meeting, or any adjournment or postponement thereof; provided that, in the case of any adjournment, postponement or delay of the special meeting, the Choice Board may fix a new record date for the special meeting in accordance with Delaware law.

Ensure that your shares are represented at the special meeting by voting in one of several ways:

Go to the website listed on your proxy card to vote VIA THE INTERNET.

Call the telephone number specified on your proxy card to vote BY TELEPHONE.

Sign, date and return the enclosed proxy card in the postage-paid envelope provided to vote BY MAIL.

Attend the special meeting to vote VIRTUALLY (please see pages 6-10 of the proxy statement for additional information regarding admission to the special meeting and how to vote your shares).

Please submit your proxy as soon as possible to ensure that your shares are represented, even if you plan to attend the special meeting. Voting now will not limit your right to change your vote or to attend the special meeting.

If you have any questions or require assistance in voting your shares, you should call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or call-collect at (212) 929-5500.

By order of the board of directors,

Simone Wu

Senior Vice President, General Counsel,

Corporate Secretary & External Affairs

North Bethesda, Maryland

   , 2024

PRELIMINARY COPY—SUBJECT TO COMPLETION—DATED FEBRUARY 14, 2024

PROXY STATEMENT

OF

CHOICE HOTELS INTERNATIONAL, INC.

This proxy statement is furnished to the holders of shares of common stock, par value $0.01 per share, which we refer to as Choice Common Stock, of Choice Hotels International, Inc., a Delaware corporation, which we refer to as Choice, in connection with the solicitation of proxies by the management of Choice to be voted at a special meeting of stockholders on   , 2024, at     Eastern Time by visiting https://meetnow.global/MZSLPTU, and any adjournments or postponements thereof, which we refer to as the special meeting. In this document, the words “Choice,” “we,” “our,” “ours” and “us” refer only to Choice Hotels International, Inc. and not to any other person or entity.

Choice stockholders will be asked at the special meeting to consider and vote upon the following matters:

1.

Approval, for purposes of the New York Stock Exchange rules, of the issuance of up to      shares of Choice Common Stock in connection with a combination with Wyndham Hotels & Resorts, Inc., which we refer to as Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers (as such terms are defined below), a negotiated merger transaction or otherwise (which proposal we refer to as the share issuance proposal and the one or more issuances of Choice Common Stock contemplated by this proposal we refer to, collectively, as the share issuance); and

2.

Approval of the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the Choice Board, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting (which we refer to as the adjournment proposal and, together with the share issuance proposal which we refer to, collectively, as the proposals).

On April 28, 2023, Choice submitted an offer letter to the Wyndham Board to acquire all of the outstanding shares of Wyndham common stock (which we refer to as Wyndham Common Stock) for per share consideration of $80.00, consisting of 40% in cash and 60% Choice Common Stock in order to combine the businesses of Choice and Wyndham, which we refer to as the Proposed Combination. On May 15, 2023, Choice delivered a second written proposal to Wyndham, which addressed the concerns raised by Stephen P. Holmes, Chair of the Wyndham Board. Choice increased its offer to a price per share of $85, comprised of 55% cash and 45% Choice Common Stock. On August 21, 2023 submitted a third written offer to Wyndham’s Board, increasing the proposed purchase price a second time to $90 per share, comprised of 55% cash and 45% Choice Common Stock. As the Wyndham Board rejected each private proposal and refused to engage in meaningful discussions, Choice announced its offer to acquire Wyndham publicly on October 17, 2023. Following Wyndham’s public rejection of that proposal, Choice made a fourth proposal privately to Wyndham on November 14, 2023, reaffirming the economic and other terms of the prior proposal. Choice also proposed a regulatory termination fee, a ticking fee if the transaction did not close by a certain date and a proposal to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. The regulatory termination fee would have been payable if the transaction did not close due to the failure to obtain the requisite regulatory approvals and the ticking fee would have been payable upon a successful closing, if applicable. Choice also offered a mutual non-disclosure agreement to allow the parties to conduct confirmatory due diligence. On November 13, 2023, Choice began purchasing shares of Wyndham Common Stock on the open market. As of the date of this proxy statement, Choice has acquired in excess of $110 million of Wyndham Common Stock. On November 21, 2023, Wyndham publicly rejected the proposed terms of Choice’s offer made on November 14, 2023.

On December 12, 2023, WH Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Choice, which we refer to as Purchaser, commenced an offer to exchange all outstanding shares of Wyndham Common

Stock for $49.50 in cash and 0.324 shares of Choice Common Stock upon the terms and subject to the conditions set forth in the Offer to Exchange, dated December 12, 2023, which, together with any amendments and supplements thereto, we refer to as the Exchange Offer, and in the related Letter of Election and Transmittal (which, together with any amendments and supplements thereto, collectively constitute the Offer), which is included with the registration statement on Form S-4 (Registration Number 333-275998; which, together with any amendment thereto, we refer to as the Choice S-4) filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) on December 12, 2023, and as amended by Amendment No. 1 to the Choice S-4, filed with the SEC on January 26, 2024. The purpose of the Offer is for Choice to acquire all of the outstanding shares of Wyndham Common Stock in order to combine the businesses of Choice and Wyndham. Choice intends, promptly after consummation of the Offer, to cause Wyndham to merge with Purchaser with Wyndham as the surviving corporation (which we refer to as the First Merger), immediately following which Wyndham will merge with and into a newly formed wholly-owned subsidiary of Choice (which we refer to as NewCo) with NewCo as the surviving corporation (which, together with the First Merger, we refer to as the Second-Step Mergers), after which Wyndham would be a direct or indirect, wholly owned subsidiary of Choice. The purpose of the Second-Step Mergers is for Choice to acquire all issued and outstanding shares of Wyndham Common Stock that are not acquired in the Offer. In the Second-Step Mergers, each remaining share of Wyndham Common Stock (other than shares held in treasury by Wyndham, shares held by Choice and its subsidiaries and shares held by Wyndham stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be cancelled and converted into the right to elect to receive the same consideration that the holder thereof would have received had it tendered its shares of Wyndham Common Stock in the Offer (subject to proration as described in the Offer to Exchange). The Offer will expire at 5:00 p.m., New York City Time, on March 8, 2024, unless extended by Choice. In addition, regardless of the election of the holder, in the event the Competition Laws Condition remains unsatisfied as of March 1, 2025, the holder will also receive the Additional Consideration specified on the cover page of the Exchange Offer, payable in cash or shares of Choice Common Stock at Choice’s election. For a more complete description of the terms of the Offer, including conditions of the Offer, the election and proration procedures of the Offer, and certain federal income tax consequences of the Offer and the Second-Step Mergers, please see the Offer to Exchange.

On December 12, 2023, Choice filed the notification required for the consummation of the Proposed Combination by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act. Choice commenced discussions with the U.S. Federal Trade Commission (which we refer to as the FTC) regarding the requisite approvals required under the HSR Act and, on January 11, 2024, Choice received a Request for Additional Information and Documentary Materials (which we refer to as a Second Request) from the FTC. Choice expects to continue cooperating with the FTC during the Second Request process, and intends to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe. Later in the day on December 12, 2023, representatives of Wyndham reached out to representatives of Choice to discuss the reverse termination fee and other aspects of Choice’s offer. Despite the representatives from Wyndham indicating that Choice’s proposed construct for the reverse termination fee would be acceptable, Wyndham’s representatives abruptly ended those discussions, consistent with past practices.

On January 22, 2024, Choice submitted a letter to Wyndham nominating eight individuals who are not affiliated with Choice to be considered for election to the Wyndham Board at Wyndham’s 2024 annual meeting of stockholders. Based on Wyndham’s practice and Wyndham’s bylaws, Choice expects Wyndham’s 2024 annual meeting of stockholders to be held in the second calendar quarter of 2024. If our nominees are elected, they would be obligated to act in accordance with their duties as directors of Wyndham and would not owe any fiduciary duties to Choice. See the section of this proxy statement titled “Background of the Offer” for more information.

Choice is soliciting proxies from Choice stockholders to be voted at the special meeting pursuant to this proxy statement in order to be able to issue the shares of Choice Common Stock to Wyndham stockholders in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise. Stockholder approval of the share issuance is a condition to our completing an acquisition of Wyndham (including on a negotiated basis). The share issuance will become effective only if it is approved by Choice stockholders and if the Wyndham Common Stock is acquired by Choice pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise.

The members of the Choice Board have unanimously determined that each of the share issuance and the adjournment proposal is in the best interests of Choice and its stockholders. The Choice Board unanimously recommends that you vote “FOR” the share issuance proposal and “FOR” the adjournment proposal.

We are providing you with this proxy statement and related materials in connection with the solicitation of proxies by our management. This proxy statement and the accompanying proxy card are expected to be mailed to the stockholders of record as of February 22, 2024, commencing on or about   , 2024.

All properly submitted proxies, which are given pursuant to, and which appoint Simone Wu and Dominic Dragisich as proxies in accordance with, this solicitation will be voted at the special meeting in accordance with the directions given in the proxy, or, if no direction is given, in accordance with the recommendations of the Choice Board, unless the proxy is revoked prior to completion of voting at the special meeting.

Your vote is very important. Whether or not you plan to attend the special meeting virtually, please take time to submit a proxy by mail, telephone or the internet or to follow the voting instructions provided to you if you own your shares through a broker or other intermediary. If you do not receive such instructions, you may request them from that broker or other intermediary.

ADDITIONAL INFORMATION

As permitted under the rules of the SEC, this proxy statement incorporates important business and financial information that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 82.

You may also obtain copies of these documents, at no cost, by contacting Choice at the following address or telephone number:

Choice Hotels International, Inc.

915 Meeting St.

North Bethesda, Maryland 20852

(301) 592-5000

or our proxy solicitor, MacKenzie Partners, Inc. who we refer to as MacKenzie, at the following mailing address, email address or telephone number:

MacKenzie Partners, Inc.

1407 Broadway

New York, New York 10018

Or

Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

Please complete, sign, date and return your proxy card today.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING. In addition to delivering printed versions of this proxy statement and the proxy card to all stockholders by mail, this proxy statement and the proxy card are also available on the Internet. You have the ability to access and print this proxy statement and the proxy card at www.envisionreports.com/chh.

In addition, this proxy statement and the proxy card are also available at our website at http://investor.choicehotels.com or through the electronic data system called EDGAR that is hosted by the SEC, at www.sec.gov.

i

IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING

The following are some of the questions you, as a stockholder of Choice, may have and answers to those questions. The information in this section is not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained in this proxy statement. We urge you to read this proxy statement in its entirety prior to making any decision as to how you will vote your shares of Choice Common Stock on the matters to be considered at the special meeting.

The special meeting

A special meeting of stockholders of Choice will be held virtually on    , 2024, at       Eastern Time by visiting https://meetnow.global/MZSLPTU.

What is the purpose of the special meeting?

At the special meeting, stockholders will consider and vote on the following matters:

1.

Approval, for purposes of the New York Stock Exchange rules, of the issuance of up to    shares of Choice Common Stock in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise; and

2.

Approval of the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the Choice Board, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting.

Stockholder approval of the share issuance of Choice Common Stock is a condition to our completing an acquisition of Wyndham (including on a negotiated basis). The share issuance will become effective only if it is approved by Choice stockholders and if the Wyndham Common Stock is acquired by Choice, pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise.

Why did Choice commence the Offer?

Choice commenced the Offer to acquire all of the outstanding shares of Wyndham Common Stock in order to combine the businesses of Choice and Wyndham. Choice intends, promptly after consummation of the Offer, to cause Purchaser to merge with and into Wyndham with Wyndham as the surviving corporation, immediately following which Wyndham will merge with and into NewCo with NewCo as the surviving corporation (i.e., the Second-Step Mergers), after which Wyndham would be a direct or indirect wholly owned subsidiary of Choice. The purpose of the Second-Step Mergers is for Choice to acquire all of the issued and outstanding shares of Wyndham Common Stock that are not acquired in the Offer. In the initial merger of the Second-Step Mergers, each remaining share of Wyndham Common Stock (other than shares held in treasury by Wyndham, shares held by Choice and its subsidiaries (which as of the date of the Offer was 1,447,264 shares of Wyndham Common Stock) and shares held by Wyndham stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be cancelled and converted into the right to receive, at the election of the Wyndham stockholders, the Cash Election Consideration or the Stock Election Consideration, subject to proration, or the Standard Election Consideration, each as defined in the Offer. The Second-Step Mergers will be effected either pursuant to a merger agreement to be approved by the Wyndham Board and executed by Wyndham in connection with the satisfaction of the Anti-Takeover Devices Condition (as defined in the Offer), or pursuant to the “short-form” merger provisions of Section 253 of the Delaware General Corporation Law by unilateral action by the Purchaser, if sufficient shares of Wyndham Common Stock are tendered into the Offer such that after the acceptance thereof by the Purchaser, the Purchaser would own at least 90% of the outstanding shares of Wyndham Common Stock. After the Second-Step Mergers, Choice would own all of the issued and outstanding shares of Wyndham Common Stock. See the sections of the Exchange Offer titled “The Offer—Elections and Proration”; “The Offer—Purpose of the Offer; Second-Step Mergers”; “The Offer—Statutory Requirements; Approval of the Second-Step Mergers”; and “The Offer—Plans for Wyndham.”

We believe that the combination of Choice and Wyndham represents a strategically and financially compelling value-creating opportunity for Wyndham stockholders and Choice and its stockholders. We also believe that the combined company will have substantial strategic benefits, including significant franchisee benefits and cost-driven synergies, enhanced competitiveness and acceleration of both companies’ long-term growth strategies. For a more complete description of compelling reasons for the Offer, see the section of this proxy statement titled “the Offer –Reasons for the Offer” and the section of the Exchange Offer titled “Reasons for the Offer,” and for a discussion of some of the important factors that could prevent our strategy from being achieved, see the section of this proxy statement titled “Forward-Looking Statements.”

Have you discussed the Offer with the Wyndham Board?

The Wyndham Board has refused to continue to discuss the Proposed Combination with Choice. Choice made numerous attempts to engage the Wyndham Board, making three private proposals between April and September 2023, increasing its proposed purchase price each time. As the Wyndham Board rejected each private proposal and refused to engage in meaningful discussions, Choice announced its offer to acquire Wyndham publicly on October 17, 2023. Following Wyndham’s public rejection of that proposal, Choice made a fourth proposal privately to Wyndham on November 14, 2023, reaffirming the economic and other terms of the prior proposal. Choice also proposed a regulatory termination fee, a ticking fee if the transaction did not close by a certain date and a proposal to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. The regulatory termination fee would have been payable if the transaction did not close due to the failure to obtain the requisite regulatory approvals and the ticking fee would have been payable upon a successful closing, if applicable. Choice also offered a mutual non-disclosure agreement to allow the parties to conduct confirmatory due diligence. On November 13, 2023, Choice began purchasing shares of Wyndham Common Stock on the open market. As of the date of the Offer, Choice had acquired in excess of $110 million of Wyndham Common Stock. On November 21, 2023, Wyndham publicly rejected the proposed terms of Choice’s offer made on November 14, 2023. In addition to rejecting each offer, the Wyndham Board declined Choice’s repeated requests for confidential mutual, confirmatory due diligence. On December 12, 2023, representatives of Wyndham reached out to representatives of Choice to discuss the reverse termination fee and other aspects of Choice’s offer. Despite the representatives from Wyndham indicating that Choice’s proposed construct for the reverse termination fee would be acceptable, Wyndham’s representatives abruptly ended those discussions, consistent with past practices. See the section of this proxy statement titled “Background of the Offer” for more information. Due to Wyndham’s unwillingness to even discuss the proposal for a negotiated transaction with Choice and the Wyndham Board’s public statements with respect to Choice’s prior proposals, and because Choice does not believe that it is appropriate for the Wyndham Board to have a veto right over whether the Offer is made available to Wyndham stockholders, Choice made the Offer directly to Wyndham stockholders upon the terms and subject to the conditions set forth in the Exchange Offer as an alternative to a negotiated transaction.

The Exchange Offer reflects the per share consideration (including the cash and stock mix and election proration mechanisms), and a regulatory ticking fee similar to that offered by Choice to Wyndham in its November 14, 2023 proposal. See the section of this proxy statement titled “Background of the Offer” for more information on Choice’s earlier and most recent proposals. On December 18, 2023, Wyndham filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer, in which the Wyndham Board recommended that Wyndham stockholders reject the Offer and not tender their shares of Wyndham Common Stock pursuant to the Offer. Subsequent to December 18, 2023, Wyndham amended its Schedule 14D-9 to, among other things, disclose conversations that occurred between the parties following the filing of the Offer and prior to the filing of the 14D-9, which Wyndham failed to disclose in its initial Schedule 14D-9. Choice recommends that you review the Schedule 14D-9 and any amendments thereto.

What are the conditions to the Offer?

The Offer is subject to a number of conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Registration Statement Condition, the Choice Stockholder Approval Condition, the Stock Exchange Listing Condition, the Competition Laws Condition, the Diligence Condition, the Financing Condition, the No Wyndham Material Adverse Effect Condition and the other conditions set forth in the section of this proxy statement titled “The Offer—Conditions to the Offer.”

Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Offer, Choice expressly reserves the right (but will not be obligated) to waive any conditions to the Offer, except for the Competition Laws Condition, the Registration Statement Condition, the Choice Stockholder Approval Condition and the Stock Exchange Listing Condition, each of which cannot be waived, in each case by giving oral or written notice of such waiver to Computershare Trust Company, N.A. (“Computershare”) and by making public announcement thereof. Immediately prior to the scheduled expiration of the Offer, Choice shall have determined, in its reasonable discretion, whether the conditions to the Offer are satisfied. If, in the reasonable judgment of Choice, any of the conditions to the Offer remain unsatisfied at such time, other than the Competition Laws Condition, Choice will waive such unsatisfied condition (except for the Registration Statement Condition, the Choice Stockholder Approval Condition and the Stock Exchange Listing Condition,) or will extend, terminate or amend the Offer. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the related announcement will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration time of the Offer.

When do you expect the Offer to be completed?

The timing for consummation of the Exchange Offer and the Second-Step Mergers will depend on the satisfaction of the conditions to the Offer, including the expiration or termination of any applicable waiting periods as well as obtaining any approvals or clearances determined to be required as described in the Competition Laws Condition and the Wyndham Board or a court removing the obstacles to consummation of the Exchange Offer and the Second-Step Mergers described in the Anti-Takeover Devices Condition or such Anti-Takeover Devices Condition otherwise being satisfied. As a result of the satisfaction of these conditions being outside of Choice’s control, there can be no certainty as to when, and whether, Choice will be able to complete the Offer.

What obstacles to the Proposed Combination with Wyndham does the Anti-Takeover Devices Conditions Cover?

The Anti-Takeover Devices Condition relates to obstacles to consummating the Exchange Offer and the Second-Step Mergers that the Wyndham Board could facilitate the elimination of, including:

•

the interested stockholder provisions of Section 203 of the Delaware General Corporations Law (the “DGCL”) which will not apply if the Wyndham Board approves the Exchange Offer and the Second-Step Mergers before either is consummated or if Choice is able to acquire in the Offer in excess of 85% of the shares of Wyndham Common Stock outstanding at the time the Offer commenced in accordance with Section 203 of the DGCL; and

•

the requirement for a stockholder vote on the Second-Step Mergers, which may be eliminated if the Wyndham Board (and the Choice Board) approves, and Wyndham (and Choice) enters into, a merger agreement, and the transaction is consummated, in accordance with Section 251(h) of the DGCL, but the need to enter into a merger agreement to consummate the Second-Step Mergers will not apply if sufficient shares of Wyndham Common Stock are tendered into the Offer such that after the acceptance thereof by the Purchaser, the Purchaser would own at least 90% of the outstanding shares of Wyndham Common Stock, in which case the Purchaser can cause the Second-Step Mergers to be effected unilaterally (without the approval of the Wyndham Board) pursuant to the “short-form” merger provisions under Section 253 of the DGCL.

See the section of this proxy statement titled “The Offer—Conditions to the Offer—Anti-Takeover Condition.”

What obstacles to the Proposed Combination with Wyndham does the Competition Laws Condition cover?

The Competition Laws Condition relates to the expiration or termination of any applicable waiting periods, including under the HSR Act, as well as obtaining any approvals or clearances, including those required by any international bodies, if applicable, and, in each case, as determined to be required on terms satisfactory to Choice. On December 12, 2023, Choice filed the notification required for the consummation of the Proposed Combination by the HSR Act. Choice commenced discussions with the FTC on December 5, 2023, regarding the Proposed Combination and, on January 11, 2024, Choice received a Second Request from the FTC. Choice expects to continue cooperating with the FTC during the Second Request process, and intends to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe.

Due to the fact that Wyndham has refused to provide information to Choice, at this time, our analysis of required antitrust filings in non-U.S. jurisdictions is based solely on the limited publicly available information about Wyndham and, as a result, our analysis remains incomplete. Based on the limited information currently available to us, it is possible the consummation of the Offer and the Second-Step Mergers will necessitate an antitrust filing in certain non-U.S. jurisdictions. However, given the incomplete nature of our non-U.S. antitrust analysis, it is possible that no antitrust filing will be required in any foreign jurisdictions. If the Wyndham Board engages in a due diligence process with respect to the Proposed Combination, we expect to receive additional non-public information that will enable us to complete a fulsome analysis and refine the list of non-U.S. jurisdictions, if any, where an antitrust filing will be required. If the Wyndham Board does not engage in a due diligence process with respect to the Proposed Combination, then, prior to the expiration of the Offer, we will make a good-faith determination based on the information available to us as to which non-U.S. jurisdictions, if any, will require antitrust filings. Given the limited information available to us and the preliminary nature of our analysis, we cannot provide a precise estimation of the time periods that will be required to obtain antitrust approval in any non-U.S. jurisdictions, if any such filings are required. Based on information available to date, Choice believes that it can obtain all necessary regulatory approvals without Wyndham’s cooperation with Choice. Choice intends take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe. See the section of this proxy statement titled “The Offer—Conditions to the Offer.”

Additionally, due to the fact that Wyndham has refused to provide information to Choice, at this time, our analysis of whether any other approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority (“Non-Antitrust Approvals”) that may be required by the Proposed Combination is based solely on the limited publicly available information about Wyndham and, as a result, our analysis remains incomplete. Based on the limited information currently available to us, Choice is not aware of any such Non-Antitrust Approvals that will be required or advisable as a result of the Proposed Combination. If the Wyndham Board engages in a due diligence process with respect to the Proposed Combination, we expect to receive additional non-public information that will enable us to complete a fulsome analysis to determine which, if any, Non-Antitrust Approvals will be advisable or required. If the Wyndham Board does not engage us in a due diligence process with respect to the Proposed Combination, then, prior to the expiration of the Offer, we will make a good-faith determination based on the information available to us as to which, if any, Non-Antitrust Approvals will be required. Based on information available to date, Choice believes that it can obtain all necessary regulatory approvals without Wyndham’s cooperation with Choice. Choice intends take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe.

Does Choice have the financial resources to complete the Offer and the Second-Step Mergers?

Choice expects to have sufficient financial resources to complete the transactions contemplated by the Offer and the Second-Step Mergers through a combination of (1) Choice’s cash on hand, (2) debt financing or (3) as necessary, a registered underwritten offering and/or private placement of equity or equity-linked securities. See the section of this proxy statement titled “The Offer—Financing of the Offer; Sources and Amount of Funds.” Although Choice believes it will have sufficient financial resources to complete the Offer and Second-Step Mergers, there can be no assurances Choice will obtain such financing. See the section of this proxy statement titled “The Offer—Conditions to the Offer— The Financing Condition.” For further discussion of Wyndham’s outstanding debt, see “Risk Factors—Choice has only conducted a review of Wyndham’s publicly-available information and has not had access to Wyndham’s non-public information. Therefore, Choice may not be able to retain certain agreements and may be subject to liabilities of Wyndham unknown to Choice, which may have a material adverse effect on Choice’s profitability, financial condition and results of operations and which may result in a decline in the market value of Choice Common Stock.”

What percentage of Choice Common Stock will former holders of shares of Wyndham Common Stock own after the consummation of the Offer?

Choice estimates that, upon consummation of the acquisition of Wyndham on the terms set forth in the Offer, former Wyndham stockholders will own, in the aggregate, approximately 35% of Choice Common Stock on a diluted basis. For a more detailed discussion of the assumptions on which this estimate is based, see the section of the Exchange Offer titled “The Offer—Ownership of Choice After the Offer.”

Could Choice complete the Proposed Combination through a negotiated transaction?

Choice made numerous attempts to engage the Wyndham Board, making three private proposals between April and September 2023, increasing its proposed purchase price each time. As the Wyndham Board rejected each private proposal and refused to engage in meaningful discussions, Choice announced its offer to acquire Wyndham publicly on October 17, 2023. Following Wyndham’s public rejection of that proposal, Choice made a fourth proposal privately to Wyndham on November 14, 2023, reaffirming the economic and other terms of the prior proposal. Choice also proposed a regulatory termination fee, a ticking fee if the transaction did not close by a certain date and a proposal to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. The regulatory termination fee would have been payable if the transaction did not close due to the failure to obtain the requisite regulatory approvals and the ticking fee would have been payable upon a successful closing, if applicable. Choice also offered a mutual non-disclosure agreement to allow the parties to conduct confirmatory due diligence. On November 13, 2023, Choice began purchasing shares of Wyndham Common Stock on the open market. As of the date of the Offer, Choice had acquired in excess of $110 million of Wyndham Common Stock. On November 21, 2023, Wyndham publicly rejected the proposed terms of Choice’s offer made on November 14, 2023. In addition to rejecting each offer, the Wyndham Board declined Choice’s repeated requests for confidential mutual, confirmatory due diligence. On December 12, 2023, representatives of Wyndham reached out to representatives of Choice to discuss the reverse termination fee and other aspects of Choice’s offer. Despite the representatives from Wyndham indicating that Choice’s proposed construct for the reverse termination fee would be acceptable, Wyndham’s representatives abruptly ended those discussions, consistent with past practices. See the section of this proxy statement titled “Background of the Offer” for more information. In the event the Wyndham Board chooses to engage in discussions regarding the Proposed Combination, Choice would be willing to negotiate a transaction directly with the Wyndham Board. Regardless of whether the Proposed Combination is effected through a negotiated transaction, the Offer or otherwise, we cannot complete an acquisition of Wyndham unless Choice stockholders approve the share issuance. Stockholder approval would likely be a condition to our completing any acquisition of Wyndham, including on a negotiated basis. If the share issuance is approved by Choice stockholders, Choice reserves the right to issue Choice Common Stock in connection with an acquisition of Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise.

Who is entitled to vote?

Owners of Choice Common Stock as of the close of business on February 22, 2024, the record date for the purpose of determining holders of Choice stock entitled to receive notice of and to vote at the special meeting (including any postponements or adjournments of the special meeting) (which we refer to as the record date) are entitled to vote at the special meeting.

Each holder of Choice Common Stock is entitled to one vote for each share of Choice Common Stock registered in his or her name as of the close of business on the record date.

As of February 22, 2024,     shares of Choice Common Stock were issued and outstanding and entitled to be voted at the special meeting (including any postponements or adjournments of the special meeting).

What is the difference between a record holder and a “street name” holder?

If your shares of Choice Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Choice Common Stock are held in a brokerage account or by a bank, trust, or other nominee, then your shares are said to be held in “street name”. Street name holders generally cannot vote their shares directly and must instead instruct, or follow the procedures provided to you by, the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

How do I vote?

If you are a record holder:

•

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted in accordance with the Board’s recommendations.

•	You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 and following the instructions. You will need your proxy card available if you vote by telephone.

•

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You may also vote during the virtual special meeting. You will need your proxy card available if you vote online.

If you are a “street name” holder:

•

If you hold your shares of common stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

What is a proxy?

It is your legal designation of another person to vote on matters transacted at the special meeting based upon Choice stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How will my shares be voted if I give my proxy?

On the proxy card, you can indicate how you want your proxy to vote your shares of Choice Common Stock. If you have specified on the proxy card how you want to vote on the proposals (by marking, as applicable, “FOR” or “AGAINST”), then your proxy must vote your shares of Choice Common Stock accordingly.

If you submit your proxy card or voting instruction form but do not indicate how you want to vote, your shares will be voted “FOR” each of the proposals.

Your proxies will vote in their discretion on any other matter that properly comes before the special meeting.

If my shares of Choice Common Stock are held in a brokerage account or in “street name” will my broker or other intermediary vote them for me?

If you own your shares of Choice Common Stock through a bank, trust company, securities broker or other intermediary, you will receive instructions from your intermediary on how to instruct them to vote your shares of Choice Common Stock, including by completing a voting instruction form and returning it in the enclosed postage-paid envelope, or providing instructions by telephone or through the Internet, as indicated on your voting instruction form. If you do not receive such instructions, you may contact your intermediary to request them. In accordance with the rules of the New York Stock Exchange (which we refer to as the NYSE), intermediaries who hold shares of Choice Common Stock in street-name for customers may not exercise their voting discretion with respect to either proposal, as such proposals are considered “non-routine” matters. Accordingly, if you do not provide your intermediary with instructions on how to vote your street name shares, your intermediary will not be permitted to vote them at the special meeting. For additional information, see below under “What is a broker non-vote and how will it affect the voting?”

May I change or revoke my vote after I return my proxy card?

Yes. You may change or revoke your proxy at any time before it is exercised during the special meeting by submitting a later dated proxy card, by a later telephone or online vote, by notifying the Secretary of Choice in writing that you have revoked your proxy or by attending the special meeting and either giving notice of revocation or voting during the special meeting.

If your shares are held in “street name” (i.e., held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or other nominee and follow its procedures for changing your voting instructions. You also may vote during the special meeting if you obtain a power of “proxy” from your bank, broker or other nominee.

How does the Choice Board recommend that I vote? How do the Choice Board and executive officers intend to vote?

The Choice Board unanimously recommends that you vote:

•

“FOR” the approval, for purposes of the NYSE rules, of the issuance of up to      shares of Choice Common Stock in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise; and

•

“FOR” the approval of the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the Choice Board, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting.

All of our directors and executive officers who are entitled to vote at the special meeting have indicated that they intend to vote their shares in accordance with the Choice Board’s recommendations, which represents      of the total shares entitled to vote at the special meeting.

Why is stockholder approval of the issuance of Choice Common Stock required?

Choice is seeking to acquire all of Wyndham’s common stock. On December 12, 2023, Choice, through its wholly owned subsidiary, Purchaser, commenced the Offer pursuant to which it is offering to exchange, for each issued and outstanding share of the Wyndham Common Stock, at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the Exchange Offer; (2) the Cash Election Consideration specified on the cover page of the Exchange Offer; or (3) the Stock Election Consideration specified on the cover page of the Exchange Offer, subject in each case to the election and proration procedures described in the Exchange Offer and in the related letter of election and transmittal, and the Additional Consideration specified on the cover page of the Exchange Offer, if any. Choice intends, promptly after consummation of the Offer, to cause the Second-Step Mergers, after which Wyndham would be a direct or indirect wholly owned subsidiary of Choice.

The rules of the NYSE require that Choice stockholders approve any issuance of Choice Common Stock or securities convertible into or exercisable for Choice Common Stock in connection with the acquisition of stock or assets of another company where, due to the present or potential issuance of Choice Common Stock or securities convertible into or exercisable for Choice Common Stock, (1) the shares to be issued will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (2) the number of Choice Common Stock to be issued will be equal to or in excess of 20% of the number of Choice Common Stock outstanding before such issuance.

If the share issuance is approved by Choice stockholders, Choice reserves the right to issue Choice Common Stock in connection with an acquisition of Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise. Other than with respect to the proposals, Choice stockholders are not being asked to vote on the structure or form of, and Choice stockholder approval is not required with respect to, the proposed acquisition of Wyndham.

What is the effect of stockholder approval and consummation of the acquisition of Wyndham?

Choice estimates that, upon consummation of the acquisition of Wyndham on the terms set forth in the Offer, former Wyndham stockholders will hold, in the aggregate, approximately 35% of the Choice Common Stock on a diluted basis. For a more detailed discussion of the assumptions on which these estimates are based, please see the section entitled “The Offer—Ownership of Choice After the Offer.”

Are Choice stockholders able to exercise dissenters’ or appraisal rights with respect to the matters being voted upon at the Choice special meeting?

No. Choice stockholders will not be entitled to exercise dissenters’ or appraisal rights with respect to any matter to be voted upon at the special meeting.

Will I have preemptive rights in connection with the share issuance?

No. Choice stockholders will not be entitled to any preemptive rights in connection with the issuance of Choice Common Stock in connection with an acquisition of Wyndham.

How will my vote affect Choice’s offer for Wyndham?

We cannot complete an acquisition of Wyndham on the terms set forth in the Offer or on substantially similar terms unless Choice stockholders approve the share issuance. Stockholder approval of the share issuance is a condition to the Offer and would be a condition to our completing any acquisition of Wyndham (including on a negotiated basis).

How will my proxy be voted?

If you properly complete, sign and return your proxy card, your shares will be voted as you specify. However, if you sign and return your proxy card but do not specify a vote with respect to the proposals, your proxy will follow the Choice Board’s recommendations.

Why are you holding a virtual meeting instead of a physical meeting?

We have decided to conduct the special meeting virtually, solely by means of remote communication online. We believe that holding a virtual special meeting will facilitate attendance, while allowing stockholders to participate fully and equally, regardless of size of holdings, resources, or physical location.

How can I ask a question? What if I need technical assistance?

To ask a question during the virtual special meeting, you will need the control number included on your notice, proxy card or on the instructions that accompanied your proxy materials. Once you log on with your control number, you will be able to submit a question for the Q&A portion of the special meeting.

We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

If you need technical assistance logging onto the special meeting, or need technical assistance during the special meeting, you may access virtual meeting support by calling Local 1-888-724-2416 or International +1 781-575-2748.

How can I attend the special meeting?

The special meeting will be held virtually, via a live webcast. You are entitled to participate in the special meeting if you were a stockholder of Choice as of the close of business on February 22, 2024, the record date, or if you hold a valid legal proxy.

You will be able to attend and participate in the special meeting online, vote your shares electronically and submit your questions during the special meeting by visiting https://meetnow.global/MZSLPTU. To participate in the virtual special meeting, you will also need the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker and wish to attend the special meeting, you must register in advance using the instructions below.

The virtual special meeting will begin promptly at      , Eastern Time. We encourage you to access the special meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the special meeting virtually on the internet?

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the special meeting virtually. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting virtually. To register to attend the special meeting online by live webcast you must obtain a legal proxy, which is a legal authorization given by or on behalf of the registered owner of shares authorizing another person to act with respect to such shares, and submit a copy thereof reflecting your Choice Hotels International, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on    , 2024. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail: Computershare, Choice Hotels International, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

What happens if the transaction with Wyndham is not consummated?

If a combination of Wyndham and Choice is not consummated, then the issuance of Choice Common Stock will not occur.

How many shares are required to be present to hold the special meeting?

A quorum is necessary to hold a valid meeting of stockholders. The presence at the special meeting, virtually or by proxy, of holders representing a majority of the votes of shares entitled to vote thereat shall constitute a quorum. If a quorum is not present at the special meeting, the stockholders of Choice will not be able to take action on the share issuance proposal, but the special meeting may be adjourned as described below.

As of February 22, 2024, there were    shares of Choice Common Stock outstanding. If you vote—including by Internet, telephone or proxy card—your shares will be counted towards the quorum for the special meeting. Abstentions are counted as present for the purpose of determining a quorum.

If there is no quorum, the stockholders present, or the chair of the meeting, may adjourn the special meeting to another time and place, and it shall not be necessary to give any notice of such adjourned meeting if the time and place to which the special meeting is adjourned are announced at the special meeting, unless such adjournment is for more than 30 days. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the special meeting, so long as a quorum is present virtually or by proxy. If after the adjournment, the Choice Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled thereto under the by-laws of Choice. If the adjournment proposal is approved, the special meeting may also be adjourned, including to solicit additional proxies if there are not sufficient votes to approve the share issuance at the special meeting.

How many votes are required to approve each proposal?

The share issuance proposal and the adjournment proposal each must be determined by the vote of a majority of votes that may be cast thereon by the holders of Choice Common Stock present in person or by proxy and voting on such proposal.

Broker non-votes and failures to vote are not considered “voting” and therefore have no effect on the outcome of the vote on the proposals (provided that a quorum is present). For purposes of determining whether the share issuance proposal and the adjournment proposal are approved, abstentions will be treated as having the same effect as votes “against” such proposals.

Because each proposal is considered a “non-routine” matter, if you hold your shares of Choice Common Stock through a bank, broker or other nominee of record, such intermediary may not be able to vote your shares without your specific instruction. For additional information, see below under “What is a broker non-vote and how will it affect voting?”

At present, the Choice Board does not intend to present any matters apart from the proposals described herein at the special meeting and knows of no matters other than these to be presented for stockholder action at the special meeting. If any other matters properly come before the special meeting by or at the direction of the Choice Board, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment and in their discretion to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act).

All of our directors and executive officers who are entitled to vote at the special meeting have indicated that they intend to vote their shares in accordance with the Choice Board’s recommendations, which represent      of the total shares entitled to vote at the special meeting.

What is a broker non-vote and how will it affect the voting?

A broker non-vote occurs when a broker, bank or other nominee of record submits a proxy for the special meeting, but does not vote on a particular proposal because it has not received voting instructions from the beneficial owner and it does not otherwise have discretion to vote the uninstructed shares. Under the NYSE rules that govern brokers who are voting with respect to shares held in street name, brokers only have the discretion to vote those shares for which it has not received voting instructions on “routine” matters, but not on “non-routine” matters. If you do not instruct your broker on how to vote your shares with respect to both proposals which are considered “non-routine” matters, your broker will not be able to cast a vote on these proposals and your shares will not be counted as present at the special meeting. Accordingly, we urge you to give instructions to your bank or broker or other nominee of record as to how you wish your shares to be voted so you may vote on these important matters.

Who will count the vote? Is my vote confidential?

A representative of Computershare will act as Inspector of Elections, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, except as required by law, we keep confidential all stockholder meeting proxies, ballots and voting tabulations that identify individual stockholders. In addition, the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

When will the voting results be disclosed?

We will publicly disclose voting results of the special meeting within four business days after the special meeting in a Current Report on Form 8-K to be filed with the SEC.

How are proxies solicited?

In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and to reimburse such person for the cost of forwarding the material. We have engaged MacKenzie to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay MacKenzie a fee estimated not to exceed $30,000, plus reimbursement of out-of-pocket expenses, for this service. We bear the cost of all proxy solicitation.

What are the deadlines and requirements for stockholder submission of proposals, director nominations and other business for the next Annual Meeting of Stockholders?

The deadlines for stockholder submission of proposals, director nominations and other business for the 2024 Annual Meeting of Stockholders have already passed.

How do I contact the Choice Board?

Stockholders or other interested parties may contact an individual director, the directors as a group, the Chairman or lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.
915 Meeting St.
North Bethesda, Maryland 20852
Attn: Board of Directors

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. Choice will initially receive and process communications before forwarding them to the addressee. Choice generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about Choice.

How may I get copies of the proxy materials?

Copies of the proxy statement have been distributed to stockholders. Additional paper copies are available at no cost upon request made to Choice Hotels International, Inc., 915 Meeting St., North Bethesda, Maryland, Attention: Corporate Secretary, or by contacting our proxy solicitor, MacKenzie Partners, Inc., by mail at 1407 Broadway, New York, New York 10018, or by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect). You may request paper copies of the materials until one year after the date of the special meeting.

The proxy statement is also available on the Choice’s website at http://investor.choicehotels.com or www.envisionreports.com/chh.

Is there a list of stockholders entitled to vote at the special meeting?

A list of registered stockholders, certified by the secretary of the transfer agent, entitled to vote at the special meeting will be produced at the special meeting upon request thereat or prior thereto. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat may vote at such meeting.

Whom should I contact if I have additional questions concerning the proxy statement or the proxy card?

If you have any questions concerning the information contained in this proxy statement or require assistance completing the proxy card, you should contact our proxy solicitor, MacKenzie Partners, Inc., by mail at 1407 Broadway, New York, New York 10018, or by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Where can I find more information about the companies?

You can find more information about Choice and Wyndham from various sources described in the section entitled “Where You Can Find More Information.”

SUMMARY

The following is a summary of information contained elsewhere in this proxy statement. This summary is provided for convenience only and should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this proxy statement, including the Annexes and Schedules and documents included or incorporated by reference in this proxy statement.

The Special Meeting (see page 36)

The special meeting will be held on    , 2024, at       Eastern Time by visiting https://meetnow.global/MZSLPTU. Stockholders will be asked to consider and vote on the following matters:

1.

Approval, for purposes of the NYSE rules, of the issuance of up to      shares of Choice Common Stock in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise; and

2.

Approval of the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the Choice Board, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting.

Each holder of Choice Common Stock is entitled to one vote for each share of Choice Common Stock registered in his or her name as of the close of business on the record date.

Information About the Companies (see page 54)

Choice

Choice, a NYSE-listed company, is primarily a hotel franchisor operating in 50 states, the District of Columbia and over 45 countries and territories. At September 30, 2023, we had 7,463 hotels with 627,694 rooms open and operating, and 980 hotels with 99,076 rooms under construction, awaiting conversion, approved for development or committed to future franchise development on outstanding master development agreements. Our brand names include Comfort Inn®, Comfort Suites®, Quality®, Clarion®, Clarion PointeTM, Ascend Hotel Collection®, Sleep Inn®, Econo Lodge®, Rodeway Inn®, MainStay Suites®, Suburban StudiosTM, WoodSpring Suites®, Everhome Suites®, and Cambria® Hotels.

Additionally, through our acquisition of Radisson, completed on August 11, 2022, our brands expanded to include Radisson Blu®, Radisson RED®, Radisson®, Park Plaza®, Country Inn & Suites® by Radisson, Radisson Inn & SuitesSM, Park Inn by Radisson®, Radisson Individuals®, and Radisson Collection®, which are located across the United States, Canada, the Caribbean and Latin America.

Choice was incorporated in 1980 in the State of Delaware.

Choice’s principal executive offices are located at 915 Meeting St., North Bethesda, Maryland 20852, and its telephone number at that location is (301) 592-5000.

Additional information about Choice is included in the Choice reports incorporated by reference in this proxy statement. See the section in this proxy statement titled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on December 7, 2023 with principal executive offices at 915 Meeting St., North Bethesda, Maryland 20852. The telephone number of Purchaser’s principal executive offices is (301) 592-5000. Purchaser is a wholly owned subsidiary of Choice that was formed to facilitate the transactions contemplated by the Exchange Offer. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case, other than those incidental to its formation and its activities and obligations in connection with the Offer.

Wyndham

Wyndham, a NYSE-listed company, is primarily a hotel franchisor, with approximately 9,100 hotels across over 95 countries on six continents. Wyndham has a network of approximately 858,000 rooms appealing to the value conscious traveler, and operates a portfolio of 24 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. Wyndham’s award-winning Wyndham Rewards loyalty program offers approximately 105 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally.

Wyndham was incorporated in 2017 under the laws of the state of Delaware in connection with its 2018 spin-off from Wyndham Worldwide Corporation. Wyndham’s principal executive offices are located at 22 Sylvan Way, Parsippany, New Jersey 07054, and its telephone number at that location is (973) 753-6000.

Additional information concerning Wyndham is contained in Wyndham’s reports that are incorporated by reference herein. See the section in this proxy statement entitled “Where You Can Find More Information.”

The Offer (see page 39)

Choice is offering to exchange, for each issued and outstanding share of Wyndham Common Stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of the Exchange Offer;

•	the Cash Election Consideration set forth on the cover page of the Exchange Offer; or

•

the Stock Election Consideration set forth on the cover page of the Exchange Offer; and, in each case, subject to the election and proration procedures described in the Exchange Offer and in the related letter of election and transmittal; and

•

in addition, regardless of the election of the holder, in the event the Competition Laws Condition remains unsatisfied as of March 1, 2025, the holder will also receive the Additional Consideration, if any, for each share tendered into the Offer, upon the acceptance thereof by the Purchaser.

We will not allot or issue fractional shares of Choice Common Stock. To the extent that holders of Wyndham Common Stock are entitled to fractional shares, those fractional entitlements will be aggregated and, if a fractional share results from such aggregation, the holders of Wyndham Common Stock will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fractional share by a price equal to the volume-weighted average price as reported by Bloomberg, L.P. (“VWAP”) of Choice Common Stock as quoted on the NYSE over the five NYSE trading days ending on the 10th business day preceding the scheduled date of expiration of the Offer, and will be paid promptly following our acceptance of shares of Wyndham Common Stock in the Offer, subject to the satisfaction and/or waiver of the conditions to the Offer as further described herein. See the section of this proxy statement titled “The Offer—Conditions to the Offer.”

Conditions to the Offer (see page 44)

The Offer is conditioned upon satisfaction, in the reasonable judgment of Choice, a number of conditions. Immediately prior to the scheduled expiration of the Offer, Choice shall have determined, in its reasonable discretion, whether the conditions to the Offer are satisfied. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for more information on these conditions.

Recommendation of the Choice Board (see page 7)

The Choice Board unanimously recommends that you vote:

•

“FOR” the approval, for purposes of the NYSE rules, of the issuance of up to      shares of Choice Common Stock in connection with an acquisition of Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise; and

•

“FOR” the approval of the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined by the Choice Board, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting.

Reasons for the Offer (see page 40)

We believe that a combined Choice and Wyndham, which we refer to as the combined company, will have a number of strategic benefits. See the section entitled “The Offer—Reasons for the Offer” for more information on these benefits.

Regulatory Approvals (see page 49)

In addition to the approvals and clearances described in the Competition Laws Condition described in the section entitled “The Offer,” the Offer and the Second-Step Mergers may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the United States. On December 12, 2023, Choice filed the notification required for the consummation of the Proposed Combination by the HSR Act. Choice commenced discussions with the FTC regarding the requisite approvals required under the HSR Act and, on January 11, 2024, Choice received the Second Request from the FTC. Choice expects to continue cooperating with the FTC during the Second Request process, and intends to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe. Choice intends to file promptly all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the Offer and/or the Second-Step Mergers and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after completion has taken place. For more information, see the sections of this proxy statement titled “The Offer—Certain Legal Matters Related to the Acquisition” and “The Offer—Regulatory Approvals.”

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein contain certain statements that are forward-looking. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume” or similar words of futurity. All statements other than historical facts are forward- looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of our revenue, expenses, Adjusted EBITDA , earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock and other financial and operational measures, including occupancy and open hotels, revenue per available room, our ability to benefit from any rebound in travel demand and our liquidity, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors. Several factors could cause our actual results, performance or achievements to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to:

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the ultimate outcome of the Offer and the Second-Step Mergers, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed or the ultimate removal or the failure to render inapplicable the obstacles to consummation of the Offer and the Second-Step Mergers described in the Anti-Takeover Devices Condition by the Wyndham Board;

•	uncertainties as to whether Wyndham will cooperate with Choice regarding the proposed transaction;

•	the ultimate result of the proxy contest Choice has commenced for election of directors to Wyndham Board;

•	Choice’s ability to consummate the proposed transaction with Wyndham;

•	the conditions to the completion of the proposed transaction, including the receipt of any required stockholder approvals and any required regulatory approvals;

•	Choice’s ability to finance the Proposed Combination with Wyndham;

•

Choice’s indebtedness, including the substantial indebtedness Choice expects to incur in connection with the proposed transaction with Wyndham and the need to generate sufficient cash flows to service and repay such debt;

•

the possibility that Choice may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Wyndham’s operations with those of Choice, including the Choice rewards program;

•

the possibility that Choice may be unable to achieve the benefits of the proposed transaction for its franchisees, associates, investors and guests within the expected timeframes or at all, including that such integration may be more difficult, time-consuming or costly than expected;

•

that operating costs and business disruption (including, without limitation, difficulties in maintaining relationships with associates, guests or franchisees) may be greater than expected following the proposed transaction or the public announcement of the Proposed Combination;

•	the retention of certain key employees may be difficult;

•	our ability to attract and retain key personnel;

•	changes to general, domestic and foreign economic conditions, including access to liquidity and capital;

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the resurgence of the COVID-19 pandemic, including with respect to new strains or variants, and the related impact on the global hospitality industry, particularly but not exclusively the U.S. travel market;

•	changes in consumer demand and confidence, including consumer discretionary spending and the demand for travel, transient and group business;

•	future domestic or global outbreaks of epidemics, pandemics or contagious diseases, or fear of such outbreaks;

•	changes in law and regulation applicable to the travel, lodging or franchising industries, including with respect to the status of our relationship with employees of our franchisees;

•	foreign currency fluctuations;

•	impairments or declines in the value of our assets;

•	operating risks common in the travel, lodging or franchising industries;

•	changes to the desirability of our brands as viewed by hotel operators and customers;
•	changes to the terms or termination of our contracts with franchisees and our relationships with our franchisees;

•	our ability to keep pace with improvements in technology utilized for marketing and reservations systems and other operating systems;

•	our ability to grow our franchise system;

•	exposure to risks related to our hotel development, financing and ownership activities;

•	exposures to risks associated with our investments in new businesses;

•	fluctuations in the supply and demand for hotel rooms;

•	our ability to realize anticipated benefits from other acquired businesses;

•	impairments or losses relating to acquired businesses;

•	the level of acceptance of alternative growth strategies we may implement;

•	the impact of inflation;

•	cybersecurity and data breach risks;

•	climate change and sustainability related concerns;

•	ownership and financing activities;

•	hotel closures or financial difficulties of our franchisees;

•	operating risks associated with our international operations;

•	labor shortages;

•	the outcome of litigation; and

•	our ability to effectively manage our indebtedness, and secure our indebtedness, including additional indebtedness incurred as a result of the successful consummation of the Proposed Combination.

Additional risks that may affect Choice’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Choice’s 2022 Annual Report on Form 10-K, as well as in Choice’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this communication or as of the date to which they refer, and Choice assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

See also the section of this proxy statement titled “Risk Factors.”

This proxy statement also includes certain non-GAAP financial measures, including those described below.

Choice evaluates its operations utilizing, among others, the performance metric Adjusted EBITDA , which is a non-GAAP financial measurement. This measure should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as net income. Choice’s calculation of this measurement may be different from the calculations used by other companies, including Wyndham, and comparability may therefore be limited. We discuss management’s reasons for reporting this non-GAAP measure and how it is calculated below.

In addition to the specific adjustments noted below with respect to Adjusted EBITDA , the non-GAAP measures presented herein also exclude restructuring of the company’s operations including employee severance benefit, income taxes and legal costs, acquisition related due diligence, transition and transaction costs, and gains/losses on sale/disposal and impairment of assets primarily related to hotel ownership and development activities to allow for period-over-period comparison of ongoing core operations before the impact of these discrete and infrequent charges.

Choice is providing certain forward-looking financial metrics only on a non-GAAP basis without reconciliation because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Calculation of Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”): Adjusted EBITDA reflects net income excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, franchise-agreement acquisition cost amortization, other (gains) and losses, equity in net income (loss) of unconsolidated affiliates, mark-to-market adjustments on non-qualified retirement plan investments, share based compensation expense (benefit) and surplus or deficits generated by reimbursable revenue from franchised and managed properties. We consider Adjusted EBITDA and Adjusted EBITDA margins to be an indicator of operating performance because it measures our ability to service debt, fund capital expenditures, and expand our business. We also use these measures, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings, and share based compensation expense (benefit) is dependent on the design of compensation plans in place and the usage of them. Accordingly, the impact of interest expense and share based compensation expense (benefit) on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. These measures also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets or amortizing franchise-agreement acquisition costs. These differences can result in considerable variability in the relative asset costs and estimated lives and, therefore, the depreciation and amortization expense among companies. Mark-to-market adjustments on non-qualified retirement-plan investments recorded in SG&A are excluded from EBITDA, as the company accounts for these investments in accordance with accounting for deferred-compensation arrangements when investments are held in a rabbi trust and invested. Changes in the fair value of the investments are recognized as both compensation expense in SG&A and other gains and losses. As a result, the changes in the fair value of the investments do not have a material impact on Choice’s net income. Surpluses and deficits generated from reimbursable revenues from franchised and managed properties are excluded, as Choice’s franchise and management agreements require these revenues to be used exclusively for expenses associated with providing franchise and management services, such as central reservation and property-management systems, hotel employee and operating costs, reservation delivery and national marketing and media advertising. Franchised and managed property owners are required to reimburse the company for any deficits generated from these activities and Choice is required to spend any surpluses generated in future periods. Since these activities will be managed to break-even over time, quarterly or annual surpluses and deficits have been excluded from the measurements utilized to assess the company’s operating performance.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement (including the matters addressed under Forward-Looking Statements above), before deciding whether to vote to approve each of the proposals, you should carefully consider the following risk factors and the other risk factors specific to each of the Choice and Wyndham businesses that will also affect Choice after the acquisition of Wyndham is completed, described in Part I, Item 1A of Choice’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 1, 2023 (the “Choice 10-K”), and Wyndham’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 16, 2023 (the “Wyndham 10-K”), and the other documents that have been filed with the SEC and which are incorporated by reference into this proxy statement. If any of the risks described below or in the reports incorporated by reference into this proxy statement actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Choice or Wyndham could be materially adversely affected.

Risk Factors Relating to the Share Issuance

Choice stockholders will have a reduced ownership and voting interest after an acquisition of Wyndham and may exercise less influence over management.

Upon the completion of an acquisition of Wyndham, a Choice stockholder will hold a percentage ownership of Choice that is smaller than such stockholder’s current percentage ownership of Choice as it exists today. It is currently expected that the former stockholders of Wyndham as a group will receive shares constituting approximately 35% of the outstanding Choice Common Stock on a diluted basis in connection with and immediately after the consummation of the acquisition of Wyndham. As a result, current stockholders of Choice as a group will own approximately 65% of the outstanding Choice Common Stock on a diluted basis immediately after the consummation of the acquisition of Wyndham. Because of this, Choice stockholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Choice. For a more detailed discussion of the assumptions on which these estimates are based, please see the section entitled “The Offer—Ownership of Choice After the Offer.”

Risk Factors Relating to Choice Following the Offer and the Second-Step Mergers

Wyndham and Choice may not successfully integrate.

If Choice consummates the Offer and the Second-Step Mergers, achieving the anticipated benefits of the Proposed Combination with Wyndham will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process successfully, including as a result of actions that Wyndham may continue to take to frustrate the Offer. The integration of any business may be complex and time-consuming. The difficulties that could be encountered include the following:

•	integration of personnel, internal systems, technology, programs, and controls;

•	application of different accounting policies, assumptions, or judgments to Wyndham’s operational results than Wyndham applied in the past ;

•	changes in laws and regulations that may impact our or Wyndham’s business, financial condition, results of operations, or growth prospects;

•	potential unknown liabilities and unforeseen increased expenses, delays, or regulatory conditions associated with the acquisition;

•	coordinating the geographically dispersed organizations;

•	distraction of management and employees from operations;

•	the loss of franchisees, sales and other commercial relationships;

•	failure to retain key employees who may be difficult to replace;

•	maintaining business relationships; and

•	other complexities associated with the integration of the operations of the combined company.

Choice may not realize the financial benefits expected following the consummation of the Proposed Combination.

As Choice has not been given access to Wyndham’s non-public information related to Wyndham’s business, assets, and liabilities, Choice may be unaware of significant issues with respect to the business of Wyndham that, following the consummation of the Proposed Combination, may prevent the realization of the financial benefits expected in connection therewith.

An inability to realize the full extent of the anticipated benefits of the Proposed Combination with Wyndham, including the approximately $150 million in estimated cost-driven synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of Choice, which may affect adversely the value of Choice Common Stock after the consummation of the Offer and the Second-Step Mergers. See the section of this proxy statement titled “Reasons for the Offer” for more information about the limitations on Choice’s projections regarding the Proposed Combination.

There will also be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the Offer and the Second-Step Mergers, including financing fees) associated with the Proposed Combination with Wyndham, combining the operations of Choice and Wyndham and achieving the synergies we expect to obtain, and such costs are expected to be significant.

Choice has only conducted a review of Wyndham’s publicly available information and has not had access to Wyndham’s non-public information. Therefore, Choice may not be able to retain certain agreements and may be subject to liabilities of Wyndham unknown to Choice, which may have a material adverse effect on Choice’s profitability, financial condition and results of operations and which may result in a decline in the market value of Choice Common Stock.

To date, Choice has only conducted a due diligence review of Wyndham’s publicly available information. As a result, after the consummation of the Offer and the Second-Step Mergers, Choice may be subject to liabilities of Wyndham unknown to Choice or Wyndham, which may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Choice Common Stock after the consummation of the Offer and the Second-Step Mergers.

The consummation of the Offer or the Second-Step Mergers may constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) or termination of an agreement under agreements of Wyndham that are not publicly available. If this happens, Choice may have liabilities relating to the breach or default and may have to seek to replace that agreement with a new agreement. Choice cannot provide assurance that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Wyndham’s business, failure to replace that agreement on similar terms or at all may increase the costs to Choice of operating Wyndham’s business or prevent Choice from operating part or all of Wyndham’s business. In addition, Wyndham may be committed to arrangements or agreements of which Choice is not aware.

Based upon a review of Wyndham’s public filings with the SEC, pursuant to the Credit Agreement dated as of May 30, 2018, as amended on each of April 30, 2020, August 10, 2020, April 8, 2022 and May 25, 2023 (the

“Credit Agreement”), the Offer and the Second-Step Mergers could result in an event of default under the Credit Agreement, thereby permitting the lenders thereunder to terminate their commitments and declare any outstanding principal and accrued interest amounts immediately due and payable. Wyndham could also seek a waiver of any such event of default, which would require the approval of the lenders under the Credit Agreement. As of September 30, 2023, Wyndham’s outstanding long-term debt obligations totaled approximately $2.136 billion, inclusive of certain term loans and the revolving credit facility provided for under the Credit Agreement, as well as approximately $500 million outstanding principal amount of Wyndham’s 4.375% senior unsecured notes due August 2028 (“Notes”). The Notes are governed by that certain Fifth Supplemental Indenture, dated as of August 13, 2020 (“Supplemental Indenture”). In accordance with the provisions of the Supplemental Indenture, in the event that the consummation of the Offer constitutes a change of control under the Supplemental Indenture and such change of control is accompanied by a downgrade of the Notes by each of Moody’s and S&P’s rating of the Notes within a specified period, (i.e., starting from the earlier of (i) date of the first public announcement of the consummation of the Offer and (ii) the occurrence thereof, until 60 days following the consummation of the Offer), such that the rating of the Notes on any day during such period is below the lower of the rating (i) immediately before the public announcement; and (ii) the date on which the Notes were originally issued under the Supplemental Indenture, the holders of the Notes would have the right to cause Wyndham to repurchase all or any part of the outstanding Notes. Choice may not be able to obtain sufficient capital to repurchase or refinance the Notes in these circumstances. For a further discussion of the risks relating to Choice’s indebtedness, see “—Choice expects to incur a substantial amount of indebtedness to acquire the shares of Wyndham Common Stock pursuant to the Offer and the Second-Step Mergers and, as a result, will increase its outstanding indebtedness. Choice’s failure to meet its debt service obligations, including a failure to comply with the restrictive covenants contained in the related agreements, could have a material adverse effect on its business, financial condition and results of operations” and “—The consummation of the Offer and the Second-Step Mergers may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined companies’ business, financial condition and operating results, as well as the market price of Choice Common Stock.”.

In respect of all information relating to Wyndham presented in, incorporated by reference into or omitted from, this proxy statement, Choice has relied upon publicly available information, including information publicly filed by Wyndham with the SEC. Although Choice has no knowledge that would indicate that any statements contained herein regarding Wyndham’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Choice was not involved in the preparation of such information and statements. For example, Choice has made adjustments and assumptions in preparing the pro forma financial information presented in this proxy statement that have necessarily involved Choice’s estimates with respect to Wyndham’s financial information that, given the lack of information received, could be materially different than currently presented. See the section of this proxy statement titled “Unaudited Pro Forma Condensed Combined Financial Statements.” Any financial, operating or other information regarding Wyndham that may be detrimental to Choice following the consummation of the Offer and the Second-Step Mergers that has not been publicly disclosed by Wyndham, or errors in Choice’s estimates due to the lack of cooperation and information from Wyndham, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Choice Common Stock after the consummation of the Offer and the Second-Step Mergers.

In the alternative, if Choice has not been given access to Wyndham’s non-public information related to Wyndham’s business, assets, and liabilities to complete its confirmatory due diligence review, Choice may elect not to consummate the Offer in accordance with the terms described herein. For more information on the conditions to the Offer, including the Diligence Condition, see the section of this proxy statement titled “The Offer—Conditions to the Offer.”

Choice expects to incur a substantial amount of indebtedness to acquire the shares of Wyndham Common Stock pursuant to the Offer and the Second-Step Mergers and, as a result, will increase its outstanding indebtedness. Choice’s failure to meet its debt service obligations, including a failure to comply with the restrictive covenants contained in the related agreements, could have a material adverse effect on its business, financial condition and results of operations.

Choice anticipates that it will need to borrow approximately $6.0 billion to complete the Offer and the Second-Step Mergers.

Choice’s increased indebtedness following consummation of the Offer and the Second-Step Mergers could adversely affect Choice’s operations and liquidity. Choice’s anticipated level of indebtedness could, among other things:

•

make it more difficult for Choice to pay or refinance its debts as they become due during adverse economic and industry conditions because Choice may not have sufficient cash flows to make its scheduled debt payments;

•

cause Choice to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

•	cause Choice to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	cause Choice to be more vulnerable to general adverse economic and industry conditions;

•	cause Choice to be disadvantaged compared to competitors with less leverage;

•	result in a downgrade in the credit rating of Choice or any indebtedness of Choice or its subsidiaries, which is likely to increase the cost of further borrowings; and

•	limit Choice’s ability to borrow additional monies in the future to fund working capital, capital expenditures, research and development and other general corporate purposes.

In addition, the terms of Choice’s indebtedness following the consummation of the Offer are expected to restrict certain actions by Choice and its subsidiaries, including financial, affirmative and negative covenants, including limitations on the ability to incur indebtedness, create liens, and merge, amalgamate and consolidate with other companies, in each case, subject to exceptions and baskets to be mutually agreed upon by Choice and the parties thereto, the exact terms of which are to be negotiated prior to consummation of the Offer.

Choice also may incur additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under its existing debt, which would increase its total indebtedness. Although the terms of Choice’s existing credit agreements and of the indentures governing Choice’s existing debt (collectively, the “Existing Debt Documents”) contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions and debt incurred in compliance with these restrictions could be substantial. In addition, if the restrictions in the Existing Debt Documents limit Choice’s ability to incur additional indebtedness necessary to finance the acquisition of Wyndham, or if the incurrence of such additional indebtedness would lead to a breach of, or default under, the Existing Debt Documents, Choice may be required to seek an amendment or waiver with respect to certain provisions of the Existing Debt Documents, and there can be no assurance that Choice will be able to obtain such amendment or waiver. If Choice and its restricted subsidiaries incur significant additional debt, the related risks that Choice faces could intensify.

Choice cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under its indebtedness following the consummation of the Offer and the Second-Step Mergers when such payments are due or that it will be able, if necessary, to refinance such indebtedness.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Choice, the Choice Common Stock would rank below all debt claims against Choice. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future may have rights, preferences and privileges more favorable than those of Choice Common Stock. As a result, holders of Choice Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to the Choice Common Stock have been satisfied.

The consummation of the Offer and the Second-Step Mergers may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined companies’ business, financial condition and operating results, as well as the market price of Choice Common Stock.

Choice’s current corporate credit rating is BBB-for Standard and Poor’s and Baa3 for Moody’s. In connection with the consummation of the Offer and/or the Second-Step Mergers, one or both of these ratings agencies may reevaluate Choice’s ratings. A downgrade may increase Choice’s cost of borrowing, may negatively impact Choice’s ability to raise additional debt capital, may negatively impact Choice’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Choice, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Choice Common Stock.

In addition, the trading market for shares of Choice Common Stock depends in part on the research and reports that third-party securities analysts publish about Choice and its industry. In connection with the consummation of the Offer and/or the Second-Step Mergers, one or more of these analysts could downgrade the Choice Common Stock or issue other negative commentary about Choice or its industry, which could cause the trading price of Choice Common Stock to decline.

The Offer could trigger certain provisions contained in Wyndham’s equity plan or award agreements and certain employee benefit plans or agreements that could require Choice to vest outstanding equity awards, make change of control or severance payments or accelerate vesting and payment of certain deferred compensation amounts.

Certain of Wyndham’s equity plan or award agreements and employee benefit plans or agreements contain change of control clauses providing for outstanding equity awards to vest or compensation to be paid to certain members of Wyndham senior management either upon a change of control, or if, following a change of control, Wyndham terminates the employment relationship between Wyndham and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes. In addition, certain of Wyndham’s non-qualified deferred compensation plans contain change of control clauses providing for vesting and payment of deferred compensation amounts under such plans. If consummated, the Offer would constitute a change of control of Wyndham, thereby giving rise to potential vesting of outstanding equity awards and change of control, severance or other compensatory payments described above.

Future results of Choice may differ materially from the unaudited pro forma condensed combined financial statements of Choice and Wyndham presented in proxy statement.

The future results of Choice following the consummation of the Offer and the Second-Step Mergers may be materially different than those shown in the Unaudited Pro Forma Condensed Combined Financial Statements presented in this proxy statement, which show only a combination of Choice’s and Wyndham’s standalone historical results after giving effect to the Offer and the Second-Step Mergers, subject to the matters noted therein. Choice has estimated that it will record approximately $90 million in transaction expenses (excluding fees paid in connection with obtaining any necessary financing), as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this proxy statement. In addition, the final amount of any charges relating to acquisition accounting adjustments that Choice may be required to record will not be known until following the consummation of the Offer and the Second-Step Mergers. These and other expenses and charges may be significantly higher or lower than estimated.

Resales of Choice Common Stock following the Offer may cause the market price of Choice Common Stock to fall.

Choice expects that it will issue approximately 27.5 million shares of Choice Common Stock in connection with the Offer and the Second-Step Mergers. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for shares of Choice Common Stock. The increase in the number of Choice Common Stock may lead to sales of such Choice Common Stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Choice Common Stock.

Risk Factors Relating to Wyndham’s Businesses

You should read and consider the risk factors specific to Wyndham’s business that will also affect Choice after the consummation of the Offer and the Second-Step Mergers, described in Part I, Item 1A of the Wyndham 10-K, and other documents that have been filed by Wyndham with the SEC and which are incorporated by reference into this proxy statement.

Risk Factors Relating to Choice’s Businesses

You should read and consider the other risk factors specific to Choice’s business that also will affect Choice after the consummation of the Offer and the Second-Step Mergers, described in Part I, Item 1A of the Choice 10-K, and other documents that have been filed by Choice with the SEC and which are incorporated by reference into this proxy statement.

Risk Factors Relating to the Acquisition of Wyndham

Choice must obtain governmental and regulatory approvals to consummate the Offer, which, if delayed or not granted, may delay, jeopardize or prohibit the Offer and the Second-Step Mergers.

The Offer is conditioned on the waiting period (or any extension thereof) applicable to the Offer and the Second-Step Mergers under the HSR Act and any other applicable antitrust laws and regulations having expired or been terminated, and any approvals or clearances, including those required by any international bodies, if applicable, and, in each case as determined by Choice to be required or advisable thereunder having been obtained. If Choice does not receive these approvals, then Choice will not be obligated to accept shares of Wyndham Common Stock for exchange in the Offer. On December 12, 2023, Choice filed the notification required for the consummation of the Proposed Combination by the HSR Act. On January 11, 2024, Choice received a Second Request from the FTC. Choice expects to continue cooperating with the FTC during the Second Request process, and intends to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe.

Due to the fact that Wyndham has refused to provide information to Choice, at this time, our analysis of required antitrust filings in non-U.S. jurisdictions is based solely on the limited publicly available information about Wyndham and, as a result, our analysis remains incomplete. Based on the limited information currently available to us, it is possible the consummation of the Offer and the Second-Step Mergers will necessitate an antitrust filing in certain non-U.S. jurisdictions. However, given the incomplete nature of our non-U.S. antitrust analysis, it is possible that no antitrust filing will be required in any foreign jurisdictions. If the Wyndham Board engages in a due diligence process with respect to the Proposed Combination, we expect to receive additional non-public information that will enable us to complete a fulsome analysis and refine the list of non-U.S. jurisdictions, if any, where an antitrust filing will be required. If the Wyndham Board does not engage us in a due diligence process with respect to the Proposed Combination, then, prior to the expiration of the Offer, we will make a good-faith determination based on the information available to us as to which non-U.S. jurisdictions, if any, will require antitrust filings. Given the limited information available to us and the preliminary nature of our analysis, we cannot provide a precise estimation of the time periods that will be required to obtain antitrust approval in any non-U.S. jurisdictions, if any such filings are required. Based on information available to date, Choice believes that it can obtain all necessary regulatory approvals without Wyndham’s cooperation with Choice. Choice intends take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company.

Additionally, due to the fact that Wyndham has refused to provide information to Choice, at this time, our analysis of whether any Non-Antitrust Approvals may be required by the Proposed Combination is based solely on the limited publicly available information about Wyndham and, as a result, our analysis remains incomplete. Based on the limited information currently available to us, Choice is not aware of any such Non-Antitrust Approvals that will be required or advisable as a result of the Proposed Combination. If the Wyndham Board engages in a due diligence process with respect to the Proposed Combination, we expect to receive additional non-public information that will enable us to complete a fulsome analysis to determine which, if any, Non-Antitrust Approvals will be advisable or required. If the Wyndham Board does not engage us in a due diligence process with respect to the Proposed Combination, then, prior to the expiration of the Offer, we will make a good-faith determination based on the information available to us as to which, if any, Non-Antitrust Approvals will be required. Based on information available to date, Choice believes that it can obtain all necessary regulatory approvals without Wyndham’s cooperation with Choice. Choice intends take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe.

The governmental and regulatory agencies from which Choice will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the Exchange Offer, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business and Choice has committed to take any action requested to be taken by such regulators so long as such action would not have a material adverse effect on the combined company. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Exchange Offer or may reduce the anticipated benefits of the Proposed Combination contemplated by the Exchange Offer. Although Choice believes that it will obtain all necessary approvals, no assurance can be given that the required approvals will be obtained or that the required conditions to the Offer will be satisfied, and, if all required approvals are obtained and the conditions to the consummation of the Offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If Choice agrees to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any consents or approvals required to consummate the Exchange Offer, these requirements, limitations, additional costs or restrictions could adversely affect Choice’s ability to integrate the operations of Choice and Wyndham or reduce the anticipated benefits of the Proposed Combination contemplated by the Exchange Offer and the Second-Step Mergers. This could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Choice Common Stock after the acquisition. In addition, a third party could attempt to intervene in any governmental or regulatory filings to be made by Choice or otherwise object to the granting to Choice of any such governmental or regulatory authorizations, consents, orders or approvals, which may cause a delay in obtaining, or the imposition of material requirements, limitations, costs, divestitures or restrictions on, or the failure to obtain, any such authorizations, consents, orders or approvals. See the section of this proxy statement titled “The Offer—Conditions to the Offer”

for a discussion of the conditions to the Offer and the sections of this proxy statement titled “The Offer—Certain Legal Matters” and “The Offer—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the Offer and the Second-Step Mergers.

The stock prices of Choice and Wyndham may be adversely affected if the Offer and the Second-Step Mergers are not completed.

If the Offer and the Second-Step Mergers are not completed, the prices of Choice Common Stock and Wyndham Common Stock may decline to the extent that the current market prices of Choice Common Stock and Wyndham Common Stock reflect a market assumption that the Offer and the Second-Step Mergers will be completed.

The Offer is subject to other conditions that Choice does not control.

The Offer is subject to other conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Registration Statement Condition, the Competition Laws Condition, the Diligence Condition, the Financing Condition, the Choice Stockholder Approval Condition, the Stock Exchange Listing Condition and the No Wyndham Material Adverse Effect Condition. No assurance can be given that all of the conditions to the Offer will be satisfied, including, but not limited to, the ability to obtain the necessary financing, or, if they are, as to the timing of such satisfaction. In addition, Wyndham and the Wyndham Board may seek to take actions and put in place obstacles that will delay, or frustrate, the satisfaction of one or more conditions, such as, but not limited to, adopting a “poison pill.” If the conditions to the Offer are not satisfied, then Choice may allow the Offer to expire, or could amend or extend the Offer. See the section of the proxy statement titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the Offer.

Uncertainties associated with the Offer and the Second-Step Mergers may affect the future business and operations of Choice and/or Wyndham.

Uncertainty about the effect of the Offer and the Second-Step Mergers on franchisees, associates, development partners, employees and others may have an adverse effect on Choice and/or Wyndham and consequently on the combined company following the Second-Step Mergers. These uncertainties may impair the ability to attract, retain and engage current and prospective franchisees and motivate key personnel during the pendency, and following the consummation, of the Offer and/or the Second-Step Mergers, and could cause franchisees, development partners, associates and others that deal with Choice and/or Wyndham to defer entering into contracts, including franchisee agreements, with Choice and/or Wyndham or making other decisions concerning Wyndham or seek to change existing business relationships with Wyndham. If key employees of Wyndham depart because of uncertainty about their future roles, Wyndham’s business and, as a result, the combined company’s business following the Offer and the Second-Step Mergers could be harmed. While the Offer and the Second-Step Mergers are pending, Wyndham may not be able to hire replacements for departed key employees to the same extent that they have been able to in the past.

Choice has not negotiated the price or terms of the Offer or Second-Step Mergers with Wyndham.

In evaluating the Offer, you should be aware that Choice has not negotiated the price or terms of the Offer or the Second-Step Mergers with Wyndham, and neither Wyndham nor the Wyndham Board has approved the Offer or the Second-Step Mergers. Choice intends, promptly after consummation of the Offer, to cause Purchaser to merge with and into Wyndham with Wyndham as the surviving corporation, immediately following which Wyndham will merge with and into NewCo with NewCo as the surviving corporation, after which Wyndham would be a direct or indirect, wholly owned subsidiary of Choice. Choice made numerous attempts to engage the Wyndham Board, making three private proposals between April and September 2023, increasing its proposed purchase price each time. As the Wyndham Board rejected each private proposal and refused to engage in meaningful discussions, Choice announced its offer to acquire Wyndham publicly on October 17, 2023. Following Wyndham’s public rejection of that proposal, Choice made a fourth proposal privately to Wyndham on November 14, 2023, reaffirming the economic and other terms of the prior proposal. Choice also offered a mutual non-disclosure agreement to allow the parties to conduct confirmatory due diligence. On November 21, 2023, Wyndham publicly rejected the proposed terms of Choice’s offer made November 14, 2023. On December 12, 2023, representatives of Wyndham reached out to representatives of Choice to discuss the reverse termination fee and other aspects of Choice’s offer. Despite the representatives from Wyndham indicating that Choice’s proposed construct for the reverse termination fee would be acceptable, Wyndham’s representatives abruptly ended those discussions, consistent with past practices. See the section of this proxy statement titled “Background of the Offer” for more information.

On December 18, 2023, Wyndham filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer, in which the Wyndham Board recommended that Wyndham stockholders reject the Offer and not tender their shares of Wyndham Common Stock pursuant to the Offer. Subsequent to December 18, 2023, Wyndham amended its Schedule 14D-9 to, among other things, disclose conversations that occurred between the parties following the filing of the Offer and the filing of the Schedule 14D-9. Choice recommends that you review the Schedule 14D-9 and any amendments thereto.

CHOICE SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Choice as of the end of and for the periods indicated. The statements of income information for each of the years ended December 31, 2022, 2021 and 2020, and the balance sheet information as of December 31, 2022 and 2021, are derived from Choice’s audited financial statements filed as part of the Choice 10-K, which is incorporated by reference into this proxy statement. The statements of income and the balance sheet information for the nine-month period ended September 30, 2023 are derived from Choice’s unaudited financial statements filed as part of Choice’s quarterly report on Form 10-Q filed with the SEC on November 7, 2023 (the “Latest Choice 10-Q”), which is incorporated by reference into this proxy statement. The operating results for the periods presented are not necessarily indicative of the results of operations for any future period. More comprehensive financial information, including management’s discussion and analysis of Choice’s financial condition and results of operations, is contained in the Choice 10-K and other reports filed by Choice with the SEC, including the Latest Choice 10-Q. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents See the section of this proxy statement titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Choice.

	Historical Data
(in thousands, except per share data)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
REVENUES
Royalty, licensing and management fees	$396,503	$471,759	$397,218	$263,308
Initial franchise fees	21,240	28,074	26,342	25,906
Platform and procurement services	58,186	63,800	50,393	45,242
Owned hotels	74,075	70,826	37,833	20,168
Other	33,211	64,740	28,669	16,880
Other revenues from franchised and managed properties	602,554	702,750	528,843	402,568

Total revenues	1,185,769	1,401,949	1,069,298	774,072
OPERATING EXPENSES
Selling, general and administrative	182,000	207,275	145,623	148,910
Depreciation and amortization	29,468	30,425	24,773	25,831
Owned hotels	53,924	48,837	24,754	16,066
Other expenses from franchised and managed properties	583,095	653,060	444,946	446,847

Total operating expenses	848,487	939,597	640,096	637,654
Impairment of long-lived assets	—	—	(282)	(14,751)
Gain on sale of business and assets, net	—	16,249	13	—

Operating income	337,282	478,601	428,933	121,667
OTHER INCOME AND EXPENSES, NET
Interest expense	46,522	43,797	46,680	49,028
Interest income	(5,836)	(7,288)	(4,981)	(7,688)
Loss on extinguishment of debt	—	—	—	16,565
Other loss (gain)	(2,752)	7,018	(5,134)	(4,533)
Equity in net (gain) loss of affiliates	(1,923)	(1,732)	15,876	15,289

Total other income and expenses, net	36,011	41,795	52,441	68,661

Income before income taxes	301,271	436,806	376,492	53,006
Income tax expense (benefit)	71,717	104,654	87,535	(22,381)

Net income	$229,554	$332,152	$288,957	$75,387

Basic earnings per share	$4.51	$6.05	$5.20	$1.36

Diluted earnings per share	$4.47	$5.99	$5.15	$1.35

	Historical Data
(in thousands, except per share data)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Consolidated balance sheet data (at end of period)
Cash and cash equivalents	$36,432	$41,566	$511,605
Total assets	2,232,237	2,102,175	1,931,824
Current and long-term debt	1,395,688	1,203,523	1,060,474
Total liabilities	2,159,824	1,947,515	1,665,942
Choice shareholders’ equity	72,413	154,660	265,882

WYNDHAM SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Wyndham as of the end of and for the periods indicated. The statements of earnings information for each of the years ended December 31, 2022, 2021 and 2020, and the balance sheet information as of December 31, 2022 and 2021, are derived from Wyndham’s audited financial statements filed as part of the Wyndham 10-K, which is incorporated by reference into this proxy statement. The statements of income and the balance sheet information for the nine-month period ended September 30, 2023 are derived from Choice’s unaudited financial statements filed as part of Wyndham’s quarterly report on Form 10-Q filed with the SEC on October 26, 2023 (the “Latest Wyndham 10-Q”), which is incorporated by reference into this proxy statement. The operating results for the periods presented are not necessarily indicative of the results of operations for any future period. More comprehensive financial information, including management’s discussion and analysis of Wyndham’s financial condition and results of operations, is contained in the Wyndham 10-K and other reports filed by Wyndham with the SEC, including the Latest Wyndham 10-Q. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this proxy statement titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Wyndham.

	Historical Data
(in millions, except per share data)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Net revenues
Royalties and franchise fees	$415	$512	$461	$328
Marketing, reservation and loyalty	445	544	468	370
Management and other fees	11	57	117	64
License and other fees	83	100	79	84
Other	110	141	120	104

Fee-related and other revenues	1,064	1,354	1,245	950
Cost reimbursements	12	144	320	350

Net revenues	1,076	1,498	1,565	1,300
Expenses
Marketing, reservation and loyalty	446	524	450	419
Operating	65	106	132	109
General and administrative	93	123	113	116
Cost reimbursements	12	144	320	350
Depreciation and amortization	56	77	95	98
Gain on asset sale, net	—	(35)	—	—
Separation-related	—	1	3	2
Impairments, net	—	—	6	206
Restructuring	—	—	—	34
Transaction-related, net	5	—	—	12

Total expenses	677	940	1,119	1,346

Operating income (loss)	399	558	446	(46)
Interest expense, net	73	80	93	112
Early extinguishment of debt	3	2	18	—

Income (loss) before income taxes	323	476	335	(158)
Provision for (benefit from) income taxes	83	121	91	(26)

Net income (loss)	$240	$355	$244	$(132)

Basic earnings per share	$2.81	$3.93	$2.61	$(1.42)

Diluted earnings per share	$2.79	$3.91	$2.60	$(1.42)

	Historical Data
(in millions, except per share data)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	Year Ended December 31, 2020
Consolidated balance sheet data (at end of period)
Cash and cash equivalents	$79	$161	$171
Total assets	4,100	4,123	4,269
Current and long-term debt	2,160	2,077	2,084
Total liabilities	3,244	3,161	3,180
Wyndham stockholders’ equity	856	962	1,089

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information was prepared by Choice and gives effect to the Proposed Combination, including the related financing, which we refer to as the Transaction.

The selected unaudited pro forma condensed combined statements of income for the year ended December 31, 2022 and nine months ended September 30, 2023 give effect to the Transaction as if it had occurred on January 1, 2022. The selected unaudited pro forma condensed combined balance sheet, as of September 30, 2023 gives effect to the Transaction as if it had occurred on September 30, 2023.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Proposed Combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements are prepared with Choice treated as the assumed accounting acquirer. In determining the acquirer for accounting purposes, Choice considered the five factors identified in ASC 805-10-55-12. Additionally, the accounting for the acquisition of Wyndham is dependent upon certain valuations that are provisional and are subject to change. Because Wyndham has not permitted us to conduct any due diligence, and we are limited in our understanding based only on what is publicly available, we have not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the Wyndham assets to be acquired and liabilities to be assumed and the related allocations of purchase price. However, as indicated in the notes to the unaudited pro forma condensed combined financial statements, Choice has made certain adjustments to the historical book values of the assets and liabilities of Wyndham to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of Wyndham recorded as goodwill. Actual adjustments will differ from those reflected in the unaudited pro forma condensed combined financial statements once Choice is able to determine the final purchase price for Wyndham and has completed the valuation analyses necessary to finalize the purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments for Wyndham. Choice will finalize these amounts as we obtain the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will likely occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Choice’s future results of operations and financial position.

Furthermore, while the unaudited pro forma condensed combined financial information does give effect to the costs incurred to effectuate the Transaction, it does not give effect to any anticipated synergies, operating efficiencies, revenue enhancements or cost savings that may result from the Transaction, or the costs necessary to achieve these synergies, operating efficiencies and cost savings. Further, the unaudited pro forma condensed combined financial information does not reflect the effect of any regulatory actions that may impact the unaudited pro forma condensed combined financial statements when the Transaction is completed.

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
(in millions, except per share data)	Pro Forma Combined
Pro Forma Condensed Combined Income Statement
REVENUES
Royalty, licensing and management fees	$907	$1,139
Initial franchise fees	32	43
Platform and procurement services	58	64
Owned hotels	74	71

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
(in millions, except per share data)	Pro Forma Combined
Other	143	206
Other revenues from franchised and managed properties	1,060	1,391

Total revenues	2,274	2,914
OPERATING EXPENSES
Selling, general and administrative	333	516
Depreciation and amortization	214	274
Owned hotels	54	49
Other expenses from franchised and managed properties	1,041	1,321

Total operating expenses	1,642	2,160
Impairment of long-lived assets	—	—
Gain on sale of business and assets, net	—	51

Operating income	632	805
OTHER INCOME AND EXPENSES, NET
Interest expense, net	480	582
Other loss	8	11
Equity in net gain of affiliates	(2)	(2)

Total other income and expenses, net	486	591

Income before income taxes	146	214
Income tax expense	37	62

Net income	$109	$152

Basic earnings per share	$1.40	$1.84

Diluted earnings per share	$1.39	$1.83

(in millions)	As of September 30, 2023
Pro Forma Condensed Combined Balance Sheet
Total assets	$14,057
Current and long-term debt	7,799
Total liabilities	10,840
Choice shareholders’ equity	3,217

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table summarizes unaudited per share information for Choice and Wyndham on a historical basis, pro forma combined basis for Choice and equivalent pro forma combined basis for Wyndham. The following information should be read in conjunction with the audited consolidated financial statements and accompanying notes of Choice and Wyndham that are incorporated by reference into this proxy statement, and the unaudited pro forma condensed combined financial statements beginning on page 64. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the operating results or financial position would have been if the acquisition of Wyndham had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical income per share, dividends per share and book value per share of Choice and Wyndham shown in the table below are derived from their respective audited consolidated financial statements for Choice and Wyndham as of and for the year ended December 31, 2022, and their respective unaudited consolidated financial statements as of and for the nine months ended September 30, 2023. The historical book value per share is computed by dividing total stockholders’ equity by the number of common stock outstanding at the end of the period, excluding any shares held in treasury. The pro forma combined income per share from continuing operations is computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted-average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of common stock outstanding at the end of the period. Wyndham equivalent pro forma combined per share amounts are calculated by multiplying Choice pro forma combined per share amounts by the exchange ratio for the Standard Election of 0.324.

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Choice—Historical
Historical per share of Choice Common Stock:
Diluted earnings per share from continuing operations	$4.47	$5.99
Cash dividends declared per share	0.86	0.95
Book value per share	1.46	2.96
Wyndham—Historical
Historical per share of Wyndham Common Stock
Diluted earnings per share from continuing operations:	$2.79	$3.91
Cash dividends declared per share	1.05	1.28
Book value per share	10.31	11.13
Unaudited Pro Forma Combined
Unaudited pro forma per share of Choice Common Stock:
Diluted earnings per share from continuing operations	$1.39	$1.83
Cash dividends declared per share*	0.86	0.95
Book value per share	39.18	—
Unaudited Pro Forma Wyndham Equivalent
Unaudited pro forma per share of Wyndham common stock:
Diluted earnings per share from continuing operations	$0.45	$0.59
Cash dividends declared per share	0.28	0.31
Book value per share	12.70	—

*

The current Choice dividend is assumed to continue following the completion of the Offer to Exchange and the Second-Step Mergers for purposes of the unaudited pro forma condensed combined financial statements.

THE SPECIAL MEETING

This proxy statement is being provided to the Choice stockholders in connection with the solicitation of proxies by the management of Choice to be voted at the special meeting (including any adjournment or postponement thereof).

Date, Time, Place and Purpose

The special meeting will be held via a live webcast on    , 2024, at       Eastern Time by visiting https://meetnow.global/MZSLPTU. Stockholders are being asked to consider and vote on the following matters:

1.

Approval, for purposes of the NYSE rules, of the issuance of up to      shares of Choice Common Stock in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise (which we refer to as the share issuance proposal and the one or more issuances of Choice Common Stock contemplated by this proposal we refer to, collectively, as the share issuance); and

2.

Approval of the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the Choice Board, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting (which we refer to as the adjournment proposal and, together with the share issuance proposal, which we refer to collectively, as the proposals).

Record Date and Shares Entitled to Vote

Owners of Choice Common Stock as of the close of business on February 22, 2024, the record date for the purpose of determining holders of Choice stock entitled to receive notice of and to vote at the special meeting (including any postponements or adjournments of the special meeting) are entitled to vote at the special meeting.

Each holder of Choice Common Stock is entitled to one vote for each share of Choice Common Stock registered in his or her name as of the close of business on the record date.

As of February 22, 2024,      shares of Choice Common Stock were issued and outstanding and entitled to be voted at the special meeting (including any postponements or adjournments of the special meeting).

Voting Procedures

Registered stockholders can vote in any one of several ways:

•

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted in accordance with the Board’s recommendations.

•	You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 and following the instructions. You will need your proxy card available if you vote by telephone.

•

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You may also vote during the virtual special meeting. You will need your proxy card available if you vote online.

If you are a “street name” holder:

•

If your shares of common stock are held in a brokerage account or by a bank, trust, or other nominee, then your shares are said to be held in “street name.” If you hold your shares in “street name” you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee or obtain a legal proxy and follow the instructions described therein to attend the special meeting and vote thereat. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Quorum

The presence at the special meeting, virtually or by proxy, of holders representing a majority of the votes of shares entitled to vote thereat shall constitute a quorum. If a quorum is not present at the special meeting, the stockholders of Choice will not be able to take action on the share issuance proposal at the special meeting, but the special meeting may be adjourned as described below.

As of the record date, there were      shares of Choice Common Stock outstanding. If you vote—including by Internet, telephone or proxy card—your shares will be counted towards the quorum for the special meeting. Abstentions are counted as present for the purpose of determining a quorum.

If there is no quorum, the stockholders present, or the chair of the meeting, may adjourn the special meeting to another time and place, and it shall not be necessary to give any notice of such adjourned meeting if the time and place to which the special meeting is adjourned are announced at the special meeting, unless such adjournment is for more than 30 days. At the adjourned meeting, any business may be transacted that might have been transacted on the original date of the special meeting, so long as a quorum is present virtually or by proxy. If after the adjournment, the Choice Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder thereto under the by-laws of Choice.

Vote Required

Share Issuance Proposal and Adjournment Proposal

The share issuance proposal and the adjournment proposal each must be determined by the vote of a majority of votes that may be cast thereon by the holders of Choice Common Stock present in person or by proxy and voting on such proposal.

Broker non-votes and failures to vote are not considered “voting” and therefore have no effect on the outcome of the vote on the proposals (provided that a quorum is present). For purposes of determining whether the share issuance proposal and the adjournment proposal are approved, abstentions will be treated as having the same effect as votes “against” such proposals.

Proxy Solicitation

Management of Choice is soliciting your proxy for use at the special meeting. All associated costs of solicitation will be borne by Choice. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of Choice without special compensation or by Choice’s proxy solicitor, MacKenzie. Choice will pay MacKenzie a fee estimated not to exceed $30,000 for their services as proxy solicitor, plus reimbursement of reasonable out-of-pocket expenses. Choice will, at its own expense, pay those entities holding shares of Choice Common Stock in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners. We anticipate that copies of this proxy statement and the accompanying proxy card will be distributed to stockholders on or about    , 2024.

Change of Vote and Revocation of Proxies

You may change or revoke your proxy at any time before it is exercised at the special meeting by submitting a later dated proxy card, by a later telephone or online vote, by notifying the Secretary of Choice in writing that you have revoked your proxy or by attending the special meeting and either giving notice of revocation or voting virtually.

If your shares are held in “street name” (i.e., held of record by a broker, bank or other nominee) and you wish to revoke a proxy, you should contact your bank, broker or other nominee and follow its procedures for changing your voting instructions. You also may vote virtually at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee and follow the instructions described herein.

Choice’s Auditors

Representatives of Ernst & Young LLP are not expected to be present at the special meeting and accordingly will not make any statement or be available to respond to any questions.

THE OFFER

The share issuance proposal relates to the Offer being made pursuant to the Exchange Offer, which is included with the Choice S-4. Other than in respect of an acquisition of Wyndham, such a proposal would not be necessary. The Offer is not being made to you in your capacity as a Choice stockholder. This proxy statement is not the Exchange Offer and Choice stockholders are not being asked to tender any Choice Common Stock into the Offer or otherwise. The following description is to assist you in deciding how to vote with respect to the proposals.

Overview

On December 12, 2023, Choice commenced the Offer pursuant to which it is offering to exchange, for each issued and outstanding share of Wyndham Common Stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of the Exchange Offer;

•	the Cash Election Consideration set forth on the cover page of the Exchange Offer; or

•	the Stock Election Consideration set forth on the cover page of the Exchange Offer;

subject in each case to the election and proration procedures and the Additional Consideration, if any, described in the Exchange Offer and in the related letter of election and transmittal. We will not allot or issue fractional shares of Choice Common Stock to holders of Wyndham Common Stock who accept the Offer. To the extent that a holder of Wyndham Common Stock would be entitled to fractional shares, those fractional entitlements will be aggregated and, if a fractional share results from such aggregation, such Wyndham stockholder will be entitled to receive, in lieu of such fractional share, an amount in cash determined by multiplying the fractional share by a price equal to the VWAP of Choice Common Stock as quoted on the NYSE over the five NYSE trading days ending on the 10th business day prior to the date of expiration of the Offer.

The Offer will expire at 5:00 p.m., New York City time, on March 8, 2024, unless Choice extends the period of time for which the Offer is open, in which case the expiration time will be the latest time and date on which the Offer, as so extended, expires.

The Offer is subject to a number of conditions, which are described in the section of the Exchange Offer titled “The Offer—Conditions to the Offer.” Choice has expressly reserved the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the Offer described herein in its discretion, except for the Competition Laws Condition, Registration Statement Condition, Choice Stockholder Approval Condition and Stock Exchange Listing Condition, each as set forth in the Exchange Offer and each of which cannot be waived. Choice expressly reserves the right to make any changes to the terms and conditions of the Offer (subject to any obligation to extend the Offer pursuant to the applicable rules and regulations of the SEC). Immediately prior to the scheduled expiration of the Offer, Choice shall have determined, in its reasonable discretion, whether the conditions to the Offer are satisfied. If, in the reasonable judgment of Choice, any of the conditions to the Offer remain unsatisfied at such time, other than the Competition Laws Condition, Choice will waive such unsatisfied condition (except for the Registration Statement Condition, the Choice Stockholder Approval Condition and the Stock Exchange Listing Condition,) or will extend, terminate or amend the Offer. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the related announcement will be issued no later than 9:00 a.m. New York City time, on the next Business Day after the previously scheduled Expiration Time.

The purpose of the Offer is for Choice to acquire all of the outstanding shares of common stock of Wyndham in order to combine the businesses of Choice and Wyndham. Choice intends, promptly after consummation of the Offer, to cause Purchaser to merge with and into Wyndham with Wyndham as the surviving corporation, immediately following which Wyndham will merge with and into NewCo with NewCo as the surviving corporation, after which Wyndham would be a direct or indirect, wholly owned subsidiary of Choice. Choice has made numerous attempts to engage the Wyndham Board, making three private proposals between April and September 2023, increasing its proposed purchase price each time. As the Wyndham Board rejected each private proposal and refused to engage in meaningful discussions, Choice announced its offer to acquire Wyndham publicly on October 17, 2023. Following Wyndham’s public rejection of that proposal, Choice made a fourth proposal privately to Wyndham on November 14, 2023, reaffirming the economic and other terms of the prior proposal. Choice also proposed a regulatory termination fee, a ticking fee if the transaction did not close by a certain date and a proposal to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. The regulatory termination fee would have been payable if the transaction did not close due to the failure to obtain the requisite regulatory approvals and the ticking fee would have been payable upon a successful closing, if applicable. Choice also offered a mutual non-disclosure agreement to allow the parties to conduct confirmatory due diligence. On November 13, 2023, Choice began purchasing shares of Wyndham Common Stock on the open market. As of the date of the Offer, Choice had acquired in excess of $110 million of Wyndham Common Stock. On November 21, 2023, Wyndham publicly rejected the proposed terms of Choice’s offer made on November 14, 2023. On December 12, 2023, representatives of Wyndham reached out to representatives of Choice to discuss the reverse termination fee and other aspects of Choice’s offer. Despite the representatives from Wyndham indicating that Choice’s proposed construct for the reverse termination fee would be acceptable, Wyndham’s representatives abruptly ended those discussions, consistent with past practices. See the section of this proxy statement titled “Background of the Offer” for more information. In addition to rejecting each offer, the Wyndham Board declined Choice’s repeated requests for confidential mutual, confirmatory due diligence. Due to Wyndham’s unwillingness to even discuss the proposal for a negotiated transaction with Choice and the Wyndham Board’s public statements with respect to Choice’s prior proposals, and because Choice does not believe that it is appropriate for the Wyndham Board to have a veto right over whether the Offer is made available to Wyndham stockholders, Choice made the Offer directly to Wyndham stockholders upon the terms and subject to the conditions set forth in the Exchange Offer as an alternative to a negotiated transaction.

In the event Choice accepts shares of Wyndham Common Stock for exchange in the Offer, Choice intends to acquire Wyndham pursuant to the Second-Step Mergers. The consideration payable to Wyndham stockholders in the Second-Step Mergers is described in more detail in the Exchange Offer. After the Second-Step Mergers, former remaining Wyndham stockholders will no longer have any ownership interest in Wyndham and, other than those Wyndham stockholders who receive only the Cash Election Consideration and cash in respect of any Additional Consideration that may be payable, will be stockholders of Choice.

Subject to applicable law, Choice has reserved the right to amend the Offer in any respect or terminate it, including in connection with entering into a merger agreement with Wyndham.

Reasons for the Offer

The Choice Board is confident that the Proposed Combination of Choice and Wyndham represents a financially and strategically compelling, value- creating opportunity for both Wyndham stockholders and Choice stockholders. Based on our discussions with many significant Wyndham stockholders and Choice stockholders, as well as franchisees of both companies, we believe there is broad support for our offer. Wyndham has itself acknowledged the industrial logic and many of its stockholders appreciate the value that could be created by combining Choice and Wyndham, which Choice is convinced vastly outweighs anything Wyndham could or will achieve on its own. We believe the Offer is the best available option for Wyndham stockholders and franchisees to maximize the value of their respective investments.

We believe the Offer is financially compelling for the following reasons:

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Attractive Valuation: Choice’s offer to Wyndham is comprised of $49.50 in cash and 0.324 shares of Choice Common Stock per share of Wyndham Common Stock, representing a value of $40.50 based on Choice’s trading price as of October 16, 2023, the Pre-Release Date, or a value of $39.15 based on Choice’s trading price as of February 9, 2024. As of the Pre-Release Date, the proposed offer price equates to a 30% premium to Wyndham’s closing share price of $69.10, and reflects a 14.9x multiple of Wyndham’s consensus 2023 Adjusted EBITDA estimate, a forward multiple Wyndham has never achieved, absent COVID-19 disruptions. The proposed offer price equates to a 11% premium to Wyndham’s closing share price of $79.90 on February 9, 2024.

•

Immediate Value Realization: The $49.50 per share cash component of the Standard Election Consideration provides Wyndham stockholders with an opportunity to realize significant immediate cash value for their shares.

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Substantial Long-Term Value: The significant stock component of the Choice offer will provide Wyndham stockholders with a substantial ongoing equity interest in the combined company, allowing Wyndham stockholders to benefit from the resulting synergies and substantial long-term value creation opportunities of the combined company, a value proposition that would be difficult to achieve by either company on a standalone basis.

We believe the Offer is strategically compelling for the following reasons:

•	Franchisee Benefits: The combined company will be well-positioned to capitalize on Choice’s proven franchisee success system and provide franchisees with significant benefits and lower costs by:

•

driving more business to franchisees through lower-cost direct booking channels, resulting in lower customer acquisition commissions and fees, and lower hotel operating costs and technology-driven labor efficiencies, while continuing to control their own commercial and pricing strategy;

•	nearly doubling the resources available to spend on marketing up to approximately $1.2 billion, which expands customer reach and drives direct bookings to franchisees’ hotels;

•	establishing a larger rewards member base with potentially 168 million members that is on par and able to effectively compete with the top global programs in hospitality;

•	improving value of franchisees’ real estate assets by enhancing applicable cap rates and cash flows resulting from affiliation with the combined company;

•	allowing franchisees to scale properties and create far greater conversion and co-branding opportunities;

•	offering guests a broader portfolio of brands, no matter their stay occasions, within a single system; and

•

promoting increased investment and innovation in proprietary technology systems, processes, and training at the hotel and corporate level, driving incremental topline reservation delivery to hotel owners’ properties, while lowering the total cost of hotel operations returns for current Choice franchisees.

•

Significant Synergies: Based on Choice management’s review and analysis of publicly available information about Wyndham, Choice believes there are approximately $150 million of annual cost-driven synergies, the majority of which could be achieved within 24 months following the Second-Step Mergers. Wyndham stockholders would stand to benefit from their share of over $2 billion of potential value creation from the realization of such synergies, based on applying Choice’s Pre-Release Adjusted EBITDA for the next twelve months trading multiple of approximately 13.8x to such synergies. Choice’s management has a robust track record of realizing cost savings and is therefore well-positioned to deliver synergies faster, more efficiently, and with a greater impact. In projecting these synergies, Choice and its management are relying on publicly available information regarding Wyndham. Because the Wyndham Board has refused to provide access to non-public information or otherwise allow Choice to engage in due diligence, it is possible that upon receiving non-public information regarding Wyndham, Choice may determine that the full scope of the projected synergies cannot be realized within the expected 24-month time period or at all. Without receiving access to due diligence materials, it is not possible for Choice to confirm the assumptions used in its projections and actual results may differ materially from Choice’s expectations.

•

Deleveraging Opportunity: The combined company is expected to benefit from significant free cash flow growth, enabling accelerated deleveraging of its balance sheet following the Second-Step Mergers, while still being able to maintain continued investment in the business. Based on Choice management’s review and analysis of publicly available information about Wyndham, Choice expects that at the time the Proposed Combination closes, it will have a net debt to Adjusted EBITDA leverage ratio of approximately 5.25x, with a year one interest coverage ratio of approximately 3.0x, a long-term leverage target of approximately 3-4x and an expectation to return to its target leverage range within 24 months of the consummation of the Offer and Second-Step Mergers. In projecting this deleveraging opportunity, Choice and its management are relying on publicly available information regarding Wyndham. Because the Wyndham Board has refused to provide access to non-public information or otherwise allow Choice to engage in due diligence, it is possible that upon receiving non-public information regarding Wyndham, Choice may determine that the full scope of the projected synergies cannot be realized within the time periods set forth above or at all. Without receiving access to due diligence materials, it is not possible for Choice to confirm the assumptions used in its projections and actual results may differ materially from Choice’s expectations.

•

Enhanced Competitive Position: Based on Choice management’s review and analysis of publicly available information about Wyndham, the combined company’s expected total revenue and annual Adjusted EBITDA for 2024 is approximately $3.1 billion and $1.4 billion, which includes run-rate cost synergies of approximately $150 million, respectively, being generated by potentially millions of unique guests annually and 168 million rewards members staying across a portfolio of 16,360 hotels and 1.43 million rooms. We believe this would increase the combined company’s competitive position against larger industry players, which includes lodging peers (e.g., traditional hotel companies such as Marriott and Hilton), online distributors (e.g., Expedia and Booking Holdings, etc.) and alternative accommodation providers (e.g., Airbnb and VRBO, etc.). Based on Choice management’s review and analysis of publicly available information about Wyndham, the combined company is also expected to create a leading platform to broaden its offerings in the expanding global lodging market, which was at $411 billion in 2022 and expected to reach $744 billion in 2028, approximately $25 billion in gross rooms revenue, 150 million plus annual check-ins, 300 million plus occupied rooms/nights, $411 billion global lodging and $133 billion US lodging total addressable market metrics. Based on Choice management’s review and analysis of publicly available information about Wyndham, Choice also believes that the combined company is projected to grow rapidly at a rate of 7-10% on an annualized basis. The Choice Board believes this will allow the combined company to be strategically positioned to grow its share, increase efficiency, and allow for excess cash flow generation to fund continuous deleveraging and innovation. Customers of the combined company would benefit from having streamlined and integrated end-to-end solutions and services. In projecting the combined company’s enhanced competitive position, Choice and its management are relying on publicly available information regarding Wyndham. Because the Wyndham Board has refused to provide access to non-public information or otherwise allow Choice to engage in due diligence, it is possible that upon receiving non-public information regarding Wyndham, Choice may determine that the full scope of the projected improvements in strategic positioning cannot be realized within the time periods set forth above or at all. Without receiving access to due diligence materials, it is not possible for Choice to confirm the assumptions used in its projections and actual results may differ materially from Choice’s expectations.

•

Proven Leadership: A combination of the two companies will require strong, tested leadership to build a new culture and organizational structure, assimilate global systems and drive the expected growth. Through Choice’s acquisition of Radisson, completed on August 11, 2022, its brands expanded to include Radisson Blu®, Radisson RED®, Radisson®, Park Plaza®, Country Inn & Suites® by Radisson, Radisson Inn & SuitesSM, Park Inn by Radisson®, Radisson Individuals®, and Radisson Collection®, which are located across the United States, Canada, the Caribbean and Latin America. The

successful Radisson acquisition, including the better-than-expected realization of revenue and cost-driven synergies resulting in such business growing from negative $12 million of Adjusted EBITDA in 2021 to an expected $80 million in 2024 is evidence of our management team’s ability to successfully integrate a meaningful acquisition. With Radisson franchisees already benefitting meaningfully from lower OTA commissions, increased guest traffic to direct and digital traffic, improvement in conversion rates and access to more corporate accounts, Choice’s management has demonstrated that it can integrate large hotel operations into its own and produce stockholder benefits across its brands.

Other than the obstacles imposed by the Wyndham Board, including the hurdles that Wyndham can facilitate the elimination of described in the Anti-Takeover Devices Condition, we believe there are no material obstacles to consummating the Offer and the Second-Step Mergers within a reasonable timeframe:

•

Regulatory Hurdles to Business Combination: We are confident that we will be able to obtain the acquired regulatory approvals to complete the Offer and the Second-Step Mergers within a reasonable timeframe. If there are any objections from applicable regulatory agencies, we do not believe such agencies will impose terms or conditions in order to resolve potential objections that would adversely and materially affect the anticipated operations and financial results of the combined company. We have committed to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company.

•

Available Financial Resources: Choice expects to have sufficient cash resources available to complete the transactions contemplated by the Exchange Offer and the Second-Step Mergers. In addition to cash on hand, Choice currently intends to borrow or otherwise finance up to approximately $6.0 billion to complete the acquisition of Wyndham, repay Wyndham’s indebtedness, if required, and pay related transaction expenses. Choice is highly confident in its ability to obtain fully committed financing based on indications from two separate bulge bracket global banks for such amounts; however, Choice has not negotiated the terms of, or entered into, any such financing agreement and Choice cannot provide any assurances that such financing will be available when and as needed or on terms that Choice believes to be commercially reasonable.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits expected to be realized following the Offer. Choice’s reasons for the Offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this proxy statement titled “Risk Factors” and “Forward-Looking Statements.”

Ownership of Choice After the Offer

Upon consummation of the acquisition of Wyndham on the terms set forth in the Offer and the Second-Step Mergers, former Wyndham stockholders will own in the aggregate approximately 35% of Choice Common Stock on a diluted basis. This estimate assumes that:

•

the number of outstanding shares of Wyndham Common Stock immediately prior to the consummation of the Offer is 82,961,907, the total number of outstanding shares of Wyndham Common Stock reported in the Latest Wyndham 10-Q;

•

pursuant to the Offer (including the terms relating to proration of elections), Purchaser acquires all of the outstanding shares of Wyndham Common Stock other than the 1,447,264 shares of Wyndham Common Stock directly owned by or allocated to Choice or its subsidiaries;

•

pursuant to the Second-Step Mergers, the 1,447,264 shares of Wyndham Common Stock directly owned by or allocated to Choice or its subsidiaries and the shares of Wyndham Common Stock acquired pursuant to the Offer are cancelled;

•	no Additional Consideration is required to be paid; and

•

the information about options, restricted stock units, performance-based restricted stock units and other equity-based awards contained in the Wyndham 10-Q is accurate and remains current at consummation of the Second-Step Mergers and, in connection with the Second-Step Mergers, (1) unvested options to purchase Wyndham Common Stock will become vested options, (2) vested options to purchase Wyndham Common Stock are treated as though they were shares of Wyndham Common Stock with a market value equal to their aggregate spread (relative to exercise price) receiving the Standard Election Consideration per share and (3) all unvested restricted stock units and performance-based restricted stock units of Wyndham Common Stock will become vested and are treated as though they were an equivalent number of shares of Wyndham Common Stock receiving the Standard Election Consideration per share (and for purposes of determining the number of Choice Common Stock on a diluted basis represented by shares or share awards issued in respect of Wyndham options, restricted stock units and performance-based restricted stock units as discussed in this bullet, assuming that option spreads and the diluted share calculation are based on the closing price of Choice Common Stock of $116.04 as of January 22, 2024.

Conditions to the Offer

The Offer is conditioned upon satisfaction, in the reasonable judgment of Choice, of the below conditions. Immediately prior to the scheduled expiration of the Offer, Choice shall have determined, in its reasonable discretion, whether the conditions to the Offer are satisfied. If, in the reasonable judgment of Choice, any of the conditions to the Offer remain unsatisfied at such time, other than the Competition Laws Condition, Choice will waive such unsatisfied condition (except for the Registration Statement Condition, the Choice Stockholder Approval

Condition and the Stock Exchange Listing Condition,) or will extend, terminate or amend the Offer. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the related announcement will be issued no later than 9:00 a.m. New York City time, on the next Business Day after the previously scheduled Expiration Time.:

Minimum Tender Condition—There shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer, a number of shares of Wyndham Common Stock which, together with any other shares of Wyndham Common Stock that Choice (or its controlled affiliates, including Purchaser) then owns or has a right to acquire, is a majority of the total number of outstanding shares of Wyndham Common Stock on a fully diluted basis as of the scheduled expiration of the Offer.

Anti-Takeover Devices Condition—The impediments to the consummation of the Offer and the Second-Step Mergers which the Wyndham Board can remove shall have been rendered inapplicable to the Offer and the Second-Step Mergers. The following shall have occurred (in the reasonable judgment of Choice):

•

the Wyndham Board shall have approved the Offer and the Second-Step Mergers under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the Offer and the Second-Step Mergers or Choice shall acquire in the Offer in excess of 85% of the shares of Wyndham Common Stock outstanding at the time the transaction commenced in accordance with Section 203 of the DGCL;

•

the Wyndham Board shall have approved, and Wyndham shall have entered into, a merger agreement with Choice that provides that the Second-Step Mergers can be completed in the short-form manner permitted by Section 251(h) of the DGCL, but the need to enter into a merger agreement to consummate the Second-Step Mergers will not apply if sufficient shares of Wyndham Common Stock are tendered into the Offer such that after the acceptance thereof by the Purchaser, the Purchaser would own at least 90% of the outstanding shares of Wyndham Common Stock, in which case the Purchaser can cause the Second-Step Mergers to be effected unilaterally (without the approval of the Wyndham Board) pursuant to the “short-form” merger provisions under Section 253 of the DGCL; and

•

any other impediments to the consummation of the Offer and the Second-Step Mergers of which Choice is (on the date of the Exchange Offer) unaware and which the Wyndham Board can remove shall have been removed or otherwise rendered inapplicable to the Offer and the Second-Step Mergers.

Choice Stockholder Approval Condition—Choice stockholders shall have approved (i) the issuance of Choice Common Stock contemplated in connection with the Offer and the Second- Step Mergers, in accordance with the rules of the NYSE, on which the Choice Common Stock is listed and (ii) other matters ancillary to the Offer and the Second-Step Mergers.

Competition Laws Condition—The waiting period applicable to the Offer and the Second-Step Mergers under the HSR Act shall have expired or been terminated,.

In addition:

•

the waiting period (or extension thereof) applicable to the Offer and the Second-Step Mergers under any applicable antitrust laws and regulations (other than the HSR Act) shall have expired or been terminated, and any approvals or clearances determined by Choice to be required by any international bodies, if applicable, and, in each case determined by Choice to be required or advisable thereunder shall have been obtained on terms satisfactory to Choice, and

•

any other approval, permit, authorization, extension, action or non-action, waiver or consent of any governmental authority as determined by Choice to be required or advisable shall have been obtained on terms satisfactory to Choice.

Stock Exchange Listing Condition—The Choice Common Stock issuable to Wyndham stockholders in connection with the Offer and the Second-Step Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

Registration Statement Condition—The Choice S-4 shall have become effective under the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

No Injunction Condition—No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer and the Second-Step Mergers.

No Wyndham Material Adverse Effect Condition—There shall not have occurred any change, event, circumstance or development, which we refer to as a Circumstance, that has had, or would reasonably be likely to have, a Wyndham Material Adverse Effect.

When we refer to an Wyndham Material Adverse Effect, we mean, any Circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a materially adverse effect on the financial condition, business, operations, assets, liabilities or results of operations of Wyndham and its subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of Choice or any of its subsidiaries to consummate the Offer or the Second-Step Mergers; provided, however, that solely for purposes of the foregoing clause (i) only, to the extent any Circumstance results from the following items, then it will be excluded in determining whether there has been a Wyndham Material Adverse Effect: (A) changes after the date hereof in GAAP or the official interpretation or enforcement thereof or any other accounting requirements generally applicable to the industry in which Wyndham or any of its subsidiaries operates, (B) changes after the date hereof generally affecting the financial, securities, debt or financing markets or general economic or political conditions, (C) changes after the date hereof in Law of general applicability to companies in the industry in which Wyndham or any of its subsidiaries operates, (D) acts or declarations of war or other armed hostilities, sabotage or terrorism, and (E) any failure by Wyndham or any of its subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying cause of any such failure described in this clause (E) may be considered in determining whether or not a Wyndham Material Adverse Effect has occurred); provided that, in the case of clauses (A), (B), (C) and (D), any such Circumstances may be taken into account in determining whether or not there has been a Wyndham Material Adverse Effect to the extent any such Circumstance has been, or is reasonably likely to be, disproportionately adverse to such person and its subsidiaries, taken as a whole, as compared to other participants in the industry in which such person and any of its subsidiaries operate.

The Offer is also subject to additional conditions referred to in the Exchange Offer.

Certain Legal Matters Related to the Acquisition

General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Wyndham, Choice is not aware of any licenses or other regulatory permits which appear to be material to the business of Wyndham and which might be adversely affected by the acquisition of Wyndham Common Stock by Choice pursuant to the Offer or the Second-Step Mergers or, except as otherwise described in this proxy statement, of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Wyndham Common Stock by Choice pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Wyndham’s or Choice’s business or that certain parts of Wyndham’s or Choice’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Choice to elect to terminate the Offer for any reason without the acceptance for exchange of Wyndham Common Stock thereunder. Choice’s obligation under the Offer to accept for exchange and issue Choice Common Stock is subject to certain conditions specified above and in the Exchange Offer.

Antitrust Clearance.

The Offer is subject to review by the FTC and the Department of Justice Antitrust Division (the “DOJ” and collectively with the FTC as the “Antitrust Agencies”). Under the HSR Act, the Offer may not be completed until certain information has been provided to the Antitrust Agencies and the applicable HSR Act waiting period has expired or been terminated.

On December 12, 2023, Choice filed the notification required for the consummation of the Proposed Combination by the HSR Act. Choice commenced discussions with the FTC on December 5, 2023, regarding the proposed transaction and, on January 11, 2024, Choice received a Second Request from the FTC. Choice expects to continue cooperating with the FTC during the Second Request process, and intends to take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe.

The Antitrust Agencies frequently scrutinize the legality under the antitrust laws of transactions such as Choice’s acquisition of Wyndham Common Stock pursuant to the Offer. At any time before or after the consummation of any such transactions, one of the Antitrust Agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the Offer or seeking divestiture of the Wyndham Common Stock so acquired, divestiture of certain of Choice’s or Wyndham’s businesses or assets, or placing restrictions on the conduct of the combined company’s business. States and private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the Offer and/or the Second-Step Mergers on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See the section of this proxy statement titled “The Offer—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

The Offer and/or the Second-Step Mergers may also be subject to review by antitrust authorities in jurisdictions outside the United States. Under some of these jurisdictions, the Offer and/or the Second-Step Mergers may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; in addition, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Choice intends to make all necessary and advisable (at the sole discretion of Choice) notifications in these jurisdictions as soon as practicable. The consummation of the Offer and/or of the Second-Step Mergers is subject to the condition that the waiting period (or extension thereof) applicable to the Offer and the Second-Step Mergers under any applicable antitrust laws and regulations shall have expired or been earlier terminated, and any approvals or clearances, including those required by any international bodies, if applicable, and, in each case as determined by Choice to be required or advisable thereunder shall have been obtained.

Due to the fact that Wyndham has refused to provide information to Choice, at this time, our analysis of required antitrust filings in non-U.S. jurisdictions is based solely on the limited publicly available information about Wyndham and, as a result, our analysis remains incomplete. Based on the limited information currently available to us, it is possible the consummation of the Offer and the Second-Step Mergers will necessitate an antitrust filing in certain non-U.S. jurisdictions. However, given the incomplete nature of our non-U.S. antitrust analysis, it is possible that no antitrust filing will be required in any foreign jurisdictions. If the Wyndham Board engages in a due diligence process with respect to the Proposed Combination, we expect to receive additional non-public information that will enable us to complete a fulsome analysis and refine the list of non-U.S. jurisdictions, if any, where an antitrust filing will be required. If the Wyndham Board does not engage us in a due diligence process with respect to the Proposed Combination, then, prior to the expiration of the Offer, we will make a good-faith determination based on the information available to us as to which non-U.S. jurisdictions, if any, will require antitrust filings. Given the limited information available to us and the preliminary nature of our analysis, we cannot provide a precise estimation of the time periods that will be required to obtain antitrust approval in any non-U.S. jurisdictions, if any such filings are required. Based on information available to date, Choice believes that it can obtain all necessary regulatory approvals without Wyndham’s cooperation with Choice. Choice intends take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe.

Section 203 of the DGCL. The Offer is subject to the condition that the Wyndham Board shall have approved the Offer and the Second-Step Mergers under Section 203 of the DGCL, or Choice shall be satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the Offer and to the Second-Step Mergers. This condition will be satisfied if (1) prior to the expiration of the Offer, the Wyndham Board shall have approved the Offer and the Second-Step Mergers or (2) there are validly tendered and not properly withdrawn prior to the expiration time a number of shares of Wyndham Common Stock that, together with the shares of Wyndham Common Stock then beneficially owned by Choice, would represent at least 85% of the voting stock of Wyndham outstanding on the expiration date of the Offer (excluding shares of Wyndham Common Stock owned by certain employee stock plans and persons who are directors and also officers of Wyndham).

Section 203 of the DGCL would otherwise apply to the Second-Step Mergers or any other “business combination” (as defined in Section 203) involving Choice (and/or any of its subsidiaries) and Wyndham following the consummation of the Offer. Section 203 could make it more difficult and/or significantly delay Choice’s (and/or any of its subsidiaries’) ability to acquire all of the outstanding shares of Wyndham Common Stock. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include certain mergers, consolidations and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination was approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation, by action of its stockholders, amends its certificate of incorporation or bylaws to expressly elect not to be governed by Section 203 (which, as of the date of this proxy statement, Wyndham has not) and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote thereon; provided that such amendment would not be effective until 12 months after its filing or adoption (as applicable) and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such filing or adoption (as applicable), (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) certain business combinations are proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (i) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (ii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors. The description of Section 203 above is qualified in its entirety by reference to such section, a copy of which is attached to the Exchange Offer as Annex B.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquirer of “control shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

We do not believe that any state takeover laws (other than Section 203 of the DGCL) purport to apply to the Offer or the Second-Step Mergers. We have not currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Second-Step Mergers and nothing in the Exchange Offer or any action taken in connection with the Offer or the Second-Step Mergers is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Second-Step Mergers and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Second-Step Mergers, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, we might be unable to accept for payment or pay for Wyndham Common Stock tendered pursuant to the Offer, or be delayed in consummating the Offer or the Second-Step Mergers. In such case, we may not be obliged to accept for payment or pay for any shares of Wyndham Common Stock tendered pursuant to the Offer.

Regulatory Approvals

In addition to the approvals and clearances described in the Competition Laws Condition, the Offer or the Second-Step Mergers may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the U.S. Choice intends to file promptly all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the Offer and/or the Second-Step Mergers and to file all post- completion notifications that it determines are necessary or advisable as soon as possible after completion has taken place. Due to the fact that Wyndham has refused to provide information to Choice, at this time, our analysis of required Non-Antitrust Approvals is based solely on the limited publicly available information about Wyndham and, as a result, our analysis remains incomplete. Based on the limited information currently available to us, Choice is not aware of any Non-Antitrust Approvals that will be required or advisable as a result of the Proposed Combination. If the Wyndham Board engages in a due diligence process with respect to the Proposed Combination, we expect to receive additional non-public information that will enable us to complete a fulsome analysis to determine which, if any, Non-Antitrust Approvals will be advisable or required. If the Wyndham Board does not engage in a due diligence process with respect to the Proposed Combination, then, prior to the expiration of the Offer, we will make a good-faith determination based on the information available to us as to which, if any, Non-Antitrust Approvals will be required. Based on information available to date, Choice believes that it can obtain all necessary regulatory approvals without Wyndham’s cooperation with Choice. Choice intends take all actions required to obtain the requisite regulatory approvals so long as such actions would not have a material adverse effect on the combined company. Choice remains confident that it can complete the Proposed Combination within a one-year customary timeframe.

Financing of the Offer; Sources and Amount of Funds

Choice estimates that the total amount of cash required to complete the transactions contemplated by the Offer and the Second-Step Mergers will be approximately $6.0 billion (excluding the Additional Consideration, if any, transaction fees and expenses, such as fees associated with new borrowings and/or issuances of debt securities in connection with the Offer and Second-Step Mergers, and excluding litigation expenses and any cash and cash equivalents from Wyndham). The estimated amount of cash required is based on Choice’s due diligence review of Wyndham’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Choice’s limited due diligence review, see the section of the Exchange Offer titled “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Mergers.”

Choice expects to have sufficient cash resources available to complete the transactions contemplated by the Exchange Offer and the Second-Step Mergers. In addition to cash on hand, Choice currently intends to borrow or otherwise finance, including, as necessary, via a registered underwritten offering and/or private placement of equity or equity-linked securities, up to $6.0 billion to complete the acquisition of Wyndham, repay Wyndham’s indebtedness, if required, and pay related transaction expenses. Choice is highly confident in its ability to obtain fully committed financing based on indications from two separate bulge bracket global banks for such amounts; however, Choice has not negotiated the terms of, or entered into, any such financing agreement and Choice cannot provide any assurances that such financing will be available when and as needed or on terms that Choice believes to be commercially reasonable.

As of September 30, 2023, Choice had approximately $36,432,000 of cash and cash equivalents on hand (as reported in the Latest Choice 10-Q). For a further discussion of the risks relating to Choice’s debt obligations, see the section of the Exchange Offer titled “Risk Factors—Risk Factors Relating to Choice Following the Offer.”

Accounting Treatment

The Proposed Combination with Wyndham would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Choice being the accounting acquirer, which means that Wyndham’s results of operations will be included with Choice’s results of operations from the date of completion of Offer and Second-Step Mergers and Wyndham’s consolidated assets and liabilities will be recorded at their fair values at the same date.

PROPOSAL 1—SHARE ISSUANCE PROPOSAL

You are being asked to consider and vote upon, for purposes of the NYSE rules, the share issuance proposal, which provides for the issuance of up to shares of Choice Common Stock in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise. The Choice Board believes the share issuance to be in the best interests of Choice and its stockholders.

Choice is seeking to acquire all of the Wyndham Common Stock. On December 12, 2023, Choice commenced the Offer, pursuant to which it is offering, for each issued and outstanding share of Wyndham Common Stock, at the election of the holder: (1) the Standard Election Consideration specified on the cover page of the Exchange Offer, which is included in the Choice S-4; (2) the Cash Election Consideration specified on the cover page of the Exchange Offer; or (3) the Stock Election Consideration specified on the cover page of the Exchange Offer, in each case subject to the election and proration procedures and the Additional Consideration, if any, described in the Exchange Offer (including the related letter of election and transmittal and the Additional Consideration, if any). Choice intends, promptly after consummation of the Offer, to cause Purchaser to merge with and into Wyndham with Wyndham as the surviving corporation, immediately following which Wyndham will merge with and into NewCo with NewCo as the surviving corporation, after which Wyndham would be a direct or indirect, wholly owned subsidiary of Choice. The purpose of the Second-Step Mergers is for Choice to acquire all shares of Wyndham Common Stock that are not acquired in the offer.

Our common stock is listed on the NYSE and, as a result, we are subject to certain NYSE listing rules and regulations. Section 312.03 (which we refer to as NYSE Rule 312) of the NYSE Listed Company Manual requires stockholder approval prior to any issuance or sale of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of transactions if the number of shares of common stock issued or issuable upon conversion equals or exceeds 20% of the number of shares of common stock outstanding prior to the issuance or if the number of votes entitled to be cast by such shares of common stock equals or exceeds 20% of the voting power outstanding prior to the issuance. Because the overall issuance of shares of common stock would exceed the 20% threshold in NYSE Rule 312, the common stock issuable upon the potential acquisition of Wyndham requires the approval of Choice stockholders.

If the share issuance is approved by Choice stockholders, Choice reserves the right to issue Choice Common Stock in connection with an acquisition of Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise. Other than with respect to the proposals, Choice stockholders are not being asked to vote on the structure or form of, and Choice stockholder approval is not required with respect to, the proposed acquisition of Wyndham.

To be adopted, the share issuance proposal must be determined by vote of a majority of votes that may be cast thereon by the holders of Choice Common Stock present in person or by proxy and voting on such proposal.

Effect of Stockholder Approval and Consummation of the Acquisition of Wyndham

Choice estimates that, upon consummation of the acquisition of Wyndham on the terms set forth in the Offer, former Wyndham stockholders will own, in the aggregate, approximately 35% of the Choice Common Stock on a diluted basis. For a more detailed discussion of the assumptions on which these estimates are based, please see the section entitled “The Offer—Ownership of Choice After the Offer”; among other things, if the number of shares of Wyndham Common Stock and/or securities convertible into or exchangeable for Wyndham Common Stock is different as of the consummation of the acquisition, the number of Choice Common Stock issued or reserved for future issuances in connection with the transactions will be different as well.

Registration Statement

On December 12, 2023, we filed a registration statement on Form S-4 (Registration Number 333-275998) to register with the SEC the Choice Common Stock to be issued to Wyndham stockholders in connection with the Offer and the Second-Step Mergers as we have currently proposed. On January 26, 2024, we filed Amendment No. 1 to the registration statement on Form S-4. We may file additional amendments to that registration statement. You should read the Form S-4 and any amendments as they contain important information. You may obtain copies of the Form S-4 (and any amendments) free of charge from the SEC at the SEC’s website at www.sec.gov, or upon written or oral request to our proxy solicitor, MacKenzie Partners, Inc., by mail at 1407 Broadway, New York, New York 10018, or by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

If a combination of Wyndham and Choice is not consummated, then the share issuance will not occur.

Choice Stockholder Approval Condition to the Offer

Choice stockholder approval of the share issuance is a condition to our completing the acquisition of Wyndham through the Offer (including on a negotiated basis).

For a summary of our reasons for recommending approval of the share issuance and pursuing the Offer, see “The Offer—Reasons for the Offer” on page 40.

Preemptive Rights

Choice stockholders will not have preemptive rights in connection with the issuance of shares to Wyndham stockholders in connection with the acquisition of Wyndham.

Appraisal/Dissenter’s Rights

No dissenters’ or appraisal rights are available in respect of Choice shares in connection with the share issuance.

Federal Income Tax Consequences of the Share Issuance

Our issuance of Choice Common Stock in connection with an acquisition of Wyndham will not result in any U.S. federal income tax consequences to Choice stockholders who do not also hold Wyndham stock or us. Choice stockholders who also hold Wyndham stock should consult the registration statement on Form S-4 (Registration Number 333-275998) filed with the SEC on December 12, 2023 and Amendment No. 1 to the registration statement on Form S-4 filed with the SEC on January 26, 2024, and any subsequent amendments thereto, for more information on the U.S. federal income tax consequences.

The Choice Board unanimously recommends a vote

“FOR”

the issuance of up to shares of Choice Common Stock in connection with a combination with Wyndham, whether pursuant to the Offer followed by the Second-Step Mergers, a negotiated merger transaction or otherwise.

PROPOSAL 2—ADJOURNMENT OF THE MEETING

You are being asked to approve a proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the Choice Board, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting. We currently do not intend to call a vote on the adjournment proposal if a quorum is present and there are sufficient votes to approve the share issuance proposal. The Choice Board believes the adjournment proposal to be in the best interests of Choice and its stockholders. The Choice Board reserves the right to delegate to a committee thereof the authority to determine if an adjournment is necessary or appropriate.

To be adopted, the adjournment proposal must be determined by vote of a majority of votes that may be cast thereon by the holders of Choice Common Stock present in person or by proxy and voting on such proposal.

Under the by-laws of Choice, the chair of the special meeting also has the authority to unilaterally adjourn the special meeting.

The Choice Board unanimously recommends a vote

“FOR”

the adjournment of the special meeting if there are insufficient votes at the time of the special meeting represented virtually or by proxy to approve proposal 1.

INFORMATION ABOUT THE COMPANIES

Choice

Choice is primarily a hotel franchisor operating in 50 states, the District of Columbia and over 45 countries and territories. At September 30, 2023, we had 7,463 hotels with 627,694 rooms open and operating, and 980 hotels with 99,076 rooms under construction, awaiting conversion, approved for development or committed to future franchise development on outstanding master development agreements. Our brand names include Comfort Inn®, Comfort Suites®, Quality®, Clarion®, Clarion PointeTM, Ascend Hotel Collection®, Sleep Inn®, Econo Lodge®, Rodeway Inn®, MainStay Suites®, Suburban StudiosTM, WoodSpring Suites®, Everhome Suites®, and Cambria® Hotels.

Additionally, through our acquisition of Radisson, completed on August 11, 2022, our brands expanded to include Radisson Blu®, Radisson RED®, Radisson®, Park Plaza®, Country Inn & Suites® by Radisson, Radisson Inn & SuitesSM, Park Inn by Radisson®, Radisson Individuals®, and Radisson Collection®, which are located across the United States, Canada, the Caribbean and Latin America.

Choice was incorporated in 1980 in the State of Delaware.

Choice’s principal executive offices are located at 915 Meeting St., North Bethesda, Maryland 20852, and its telephone number at that location is (301) 592-5000.

Additional information concerning Choice is included in the Choice reports incorporated by reference in this proxy statement. See the section in this proxy statement entitled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on December 7, 2023, with principal executive offices 915 Meeting St., North Bethesda, Maryland 20852. The telephone number of Purchaser’s principal executive offices is (301) 592-5000. Purchaser is a wholly owned subsidiary of Choice that was formed to facilitate the transactions contemplated by the Exchange Offer. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the Offer.

Wyndham

Wyndham, a NYSE-listed company, is primarily a hotel franchisor, with approximately 9,100 hotels across over 95 countries on six continents. Wyndham has a network of approximately 858,000 rooms appealing to the value conscious traveler, and operates a portfolio of 24 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. Wyndham’s award-winning Wyndham Rewards loyalty program offers approximately 105 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally.

Wyndham was incorporated in 2017 under the laws of the state of Delaware in connection with its 2018 spin-off from Wyndham Worldwide Corporation. Wyndham’s principal executive offices are located at 22 Sylvan Way, Parsippany, New Jersey 07054, and its telephone number at that location is (973) 753-6000.

Additional information concerning Wyndham is contained in Wyndham’s reports incorporated by reference herein. See the section in this proxy statement entitled “Where You Can Find More Information.”

BACKGROUND OF THE OFFER

In April 2023, following years of informal and intermittent conversations regarding a potential transaction between Choice and Wyndham, Stewart W. Bainum, Jr., Chair of the Choice Board contacted Stephen P. Holmes, Chair of the Wyndham Board, to discuss a proposal to combine the two companies. In light of the parties’ prior conversations about a potential transaction, Mr. Holmes said that he would expect the proposal would represent a control premium, and, if it did not, that there were likely to be issues relating to management and governance. Mr. Bainum told Mr. Holmes that a formal proposal would be forthcoming.

Shortly following this conversation, on April 28, 2023, Choice submitted an offer letter to the Wyndham Board, proposing to acquire all of the outstanding shares of Wyndham Common Stock for $80 per share, comprised of 40% cash and 60% Choice Common Stock, which, at the time, represented a 19% premium over Wyndham’s 30-day average share price as of the close of trading on the prior day (the “First Proposal”). Later that day, Mr. Holmes communicated to Moelis & Company LLC (“Moelis”), one of Choice’s financial advisors, that the First Proposal was “uninspiring” and “not a good start.”

On May 9, 2023, Wyndham rejected the First Proposal, notifying Choice that it was not interested in engaging in further discussions with Choice.

On May 10, 2023, a representative of Moelis spoke to Mr. Holmes. Mr. Holmes noted that he viewed the price as insufficient, that he would prefer more cash, that the lack of governance rights was inconsistent with the consideration mix and that he was not authorized to negotiate a potential transaction with Choice.

On May 15, 2023, Choice delivered a second written proposal to Wyndham, which addressed the concerns raised by Mr. Holmes. Choice increased its offer to a price per share of $85, comprised of 55% cash and 45% Choice Common Stock, which, at the time, represented a 31% premium over Wyndham’s 30-day average share price as of May 12, 2023 (the “Second Proposal”). The Second Proposal also offered Wyndham stockholders participation in the combined company’s governance, offering Wyndham the opportunity to designate two independent members of the board of directors of the combined company. The Second Proposal expressed that if Wyndham would engage in discussions, the parties might be able to identify additional synergies and drivers of value that would allow Choice to increase the value of its offer with the goal of reaching a negotiated agreement and consummating a transaction producing substantial value for the stockholders of both companies.

On May 23, 2023 (the “Unaffected Date”), the Wall Street Journal published an article disclosing rumors regarding the companies’ discussions to date. At the time, neither company confirmed that Choice had made multiple private proposals to Wyndham.

On May 29, 2023, Wyndham rejected the Second Proposal, asserting that the Second Proposal still undervalued Wyndham, presented Wyndham stockholders with uncertain value given the stock consideration and the potential negative impacts of the resulting leverage of the combined company.

On June 1, 2023, Choice replied by letter to Wyndham, refuting each of Wyndham’s assertions. Choice responded that: (i) the consideration offered by the Second Proposal represented a 29% premium to Wyndham’s closing stock on the date before the Unaffected Date, a 27% premium over Wyndham’s 60-day average stock price as of the Unaffected Date and a 21% premium to Wyndham’s 52-week average stock price, as well as a 14.7x last twelve months Adjusted EBITDA as of March 31, 2023 and 14.2x 2023E EBITDA; (ii) since the completion of the spin-off of Wyndham in 2018, Choice’s stock had traded at a 3.5x higher enterprise value over consensus analysts’ research Adjusted EBITDA for the next twelve months, starting from the quarter following the referenced date multiple to Wyndham’s over that period; (iii) as compared to Wyndham’s projected 2.9% CAGR between January 1, 2023 and December 31, 2024, Choice is instead projected to grow at 7.5% during such time (each such growth rate based on analyst consensus projections, which exclude the full reflection of the value derived from the successful June 2022 acquisition of Radisson Hospitality, Inc.); and (iv) Choice had, and

still has, one of the strongest balance sheets in the industry and expects to be able to rapidly de-lever post-Proposed Combination. Choice restated that its evaluation of Wyndham’s financials were limited to public records and strongly encouraged the Wyndham Board to engage in a dialogue and clarify any misconceptions, possibly leading to even more value for Wyndham’s stockholders.

On June 2, 2023, Mr. Holmes informed Moelis that he was out of the country at sea and would be back in the U.S. on June 14 or 15. On June 14, 2023, Mr. Bainum spoke with Mr. Holmes who again expressed concerns regarding the mix of consideration and value. Mr. Holmes told Mr. Bainum that he was not willing to meet to discuss the latest proposal unless Choice signed a non-disclosure agreement (“NDA”). Mr. Bainum told Mr. Holmes that Choice was not willing to do so unless there was a meeting of the minds on a value range. Mr. Holmes expressed continued reluctance and told Mr. Bainum that Deutsche Bank Securities, Inc. (“Deutsche Bank”) was acting as Wyndham’s financial advisor and suggested that Moelis and Deutsche Bank speak directly.

Later that day, representatives of Moelis and Deutsche Bank spoke, and Deutsche Bank noted that Wyndham’s counsel, Kirkland & Ellis LLP (“K&E”), would be delivering a draft of the NDA to Willkie Farr & Gallagher LLP, Choice’s legal counsel, (“Willkie”) and that Wyndham was unwilling to have any discussions whatsoever, including by financial advisors, unless and until the NDA was executed. Moelis responded that Choice would likely be unwilling to sign an NDA with an extended standstill that would restrict its strategic options to pursue the Proposed Combination, unless Wyndham acknowledged a willingness to transact and discuss relative valuation.

Later that day, Willkie received a draft of a three-year NDA, which included an 18-month mutual standstill provision (the “Standstill Provision”), generally preventing either party from acquiring any common stock of the other party (including arranging any financing with respect thereto), launching a proxy contest, announcing any intentions concerning the Proposed Combination and/or proposing any matters relating to the Proposed Combination be voted on by either party’s stockholders, among other restrictions, during the 18-month standstill period.

On June 15, 2023, representatives of K&E and Willkie discussed the proposed terms of the NDA. K&E relayed that the Second Proposal’s terms were not yet within a negotiable range, but also that, even though almost seven weeks had passed since it received the First Proposal, Wyndham did not have a fully formed view concerning its own, or Choice’s, market value. Given this explanation, Choice declined to enter into an NDA containing an extended Standstill Provision, as it believed Wyndham was not prepared to seriously consider the Proposed Combination or enter into good faith discussions concerning the transaction. During this call, K&E acknowledged and agreed with Willkie, contrary to the position taken by Deutsche Bank the previous day, that Choice and Wyndham could engage in discussions regarding a Proposed Combination without an NDA in place, so long as no confidential information was disclosed to the other party.

On June 22, 2023, Mr. Bainum, Mr. Holmes and the respective Chief Executive Officers of Choice, Patrick Pacious, and Wyndham, Geoffrey Ballotti, met in person to discuss the Second Proposal and the strategic rationale of the Proposed Combination. During this meeting, Choice indicated that it would also be willing to offer Wyndham stockholders the ability to elect their form of consideration, subject to a customary proration mechanism. Mr. Holmes expressed that Wyndham could likely agree to a transaction with some stock consideration but that Choice would need to offer significantly more cash in order to transact.

On June 28, 2023, Mr. Holmes called Mr. Bainum to tell him that Choice’s proposed price was still too low but did not indicate what price would be acceptable. Mr. Holmes also noted a preference for a higher percentage of cash consideration and a higher headline valuation, expressed his belief that the Choice stock was overvalued and Wyndham stock was undervalued at the time and cautioned against making the offer public. During these discussions, Mr. Holmes also expressed concerns about post-transaction liquidity for himself and other stockholders of Wyndham.

On June 30, 2023, Mr. Bainum and Mr. Holmes had another call, during which Mr. Holmes stated that the Wyndham Board acknowledged the logic of the transaction but would not support the Proposed Combination if Choice did not increase the cash component of the offer. Mr. Bainum and Mr. Holmes agreed to speak again shortly.

On July 11, 2023, Choice issued a business update in which it reaffirmed its 2023 guidance and provided 2024 guidance of Adjusted EBITDA growth of greater than 10%. On the same day, Mr. Bainum and Mr. Holmes spoke again to discuss how the election mechanism Choice offered could result in more cash for Wyndham stockholders who desired cash relative to Choice stock. For the first time, Mr. Holmes also raised a concern about potential regulatory issues relating to the Proposed Combination, including the potential for a prolonged approval process. Mr. Holmes again acknowledged the industrial logic of the Proposed Combination.

On July 14, 2023, Moelis and Deutsche Bank had a call to discuss historical data on various transactions involving potential cash and stock election mechanisms.

On August 14, 2023, Mr. Bainum and Mr. Holmes spoke again regarding the strategic rationale for the Proposed Combination. Mr. Bainum told Mr. Holmes he would like to meet to discuss the possibility of Choice increasing its offer to $90 per share.

On August 17, 2023, Mr. Bainum and Mr. Holmes met personally to discuss the Proposed Combination. Mr. Holmes requested that Choice send a proposal reflecting $90 per share in writing and asked for clarification regarding the proposed mix of cash and stock consideration. Mr. Bainum and Mr. Holmes discussed the threats the two companies faced from larger competitors and the strategic benefits of a Proposed Combination. Mr. Holmes again noted concerns with respect to the timing of regulatory approvals, which Wyndham viewed as an impediment to a transaction, regardless of valuation. Mr. Bainum expressed Choice’s confidence that regulatory approvals would be obtained and suggested that the companies’ respective counsels discuss regulatory and other matters. The following day, Willkie and K&E held a call to discuss the terms of the NDA, including the Standstill Provision, and certain regulatory aspects of the Proposed Combination.

Over the next two weeks, Choice had calls with numerous potential financing sources that confirmed their willingness to provide the necessary debt financing that would be required in connection with the Proposed Combination.

On August 21, 2023, Mr. Bainum and Mr. Holmes spoke again. Mr. Holmes reiterated that, given Wyndham’s perception of the potential for a lengthy regulatory process, Wyndham would not transact even at a much higher valuation. Mr. Bainum expressed his disappointment and let Mr. Holmes know that Choice planned to send a revised offer to Wyndham reflecting $90 per share.

Choice subsequently submitted a third written offer to Wyndham’s Board, increasing the proposed purchase price a second time to $90 per share, comprised of 55% cash and 45% Choice Common Stock (the “Third Proposal”). The Third Proposal also included a cash or stock election mechanism, which would provide Wyndham stockholders with the ability to choose either cash, stock, or a combination of both, subject to a customary proration mechanism, and maintained the earlier proposal for Wyndham stockholders to participate in the governance of the combined company.

Mr. Holmes responded by email to the Third Proposal on August 22, 2023, expressing concerns about: (i) the offer value relative to Wyndham’s future growth potential; (ii) the value of Choice’s stock; and (iii) the business and execution risk facing the Proposed Combination. However, Mr. Holmes did not raise leverage as a continuing concern at this time. Mr. Holmes concluded by stating his desire to end any correspondence regarding the Proposed Combination, a position he reversed the following day and made several claims regarding his recent discussions with Mr. Bainum. Mr. Bainum responded by email, reiterating Choice’s full commitment to pursuing the Proposed Combination and also refuting various claims made by Mr. Holmes. Mr. Bainum noted that Choice had been unwilling to agree to an extended Standstill Provision as a result of Wyndham’s refusal to engage in meaningful or substantive discussions regarding price and indicating that Choice would be willing to sign an NDA with a standstill provision so that the parties could pursue confirmatory due diligence, if Wyndham were willing to engage in a constructive dialogue on price and other key terms of a transaction.

Both companies’ advisors continued to engage with one another, with discussions occurring over the course of that week. The discussions included a high-level evaluation of regulatory matters and the value of the proposed consideration. On August 24, 2023, representatives of Willkie and K&E had a call during which K&E noted that the Wyndham Board had three primary concerns: (i) absolute value, and noted, notwithstanding Choice’s initial proposal almost four months earlier, that Wyndham still did not have a fully formed view on its own value, (ii) the value of Choice’s stock and (iii) regulatory considerations. During a subsequent call on August 29, 2023, Willkie and K&E’s antitrust specialists discussed the potential antitrust considerations relating to the Proposed Combination, with timing and strategy as focal points. On this call, Wyndham’s counsel acknowledged and agreed with Choice’s counsel that the Proposed Combination has pro-competitive justifications.

On August 29, 2023, Mr. Holmes emailed Mr. Bainum to suggest the two coordinate a discussion with their financial advisors present.

On August 30, 2023, Mr. Bainum, Mr. Holmes and representatives from Moelis and Deutsche Bank engaged in further high-level discussions regarding the regulatory approval process and value of the proposed consideration. On this call, Mr. Holmes and his advisors again acknowledged the strategic rationale of the Proposed Combination. Mr. Holmes also expressed their concerns that the regulatory approval process could be extended and that, if they were to transact, they would require a six-month drop-dead date and a reverse termination fee representing 10% of Wyndham’s enterprise value based on the most recent Choice offer (approximately $1 billion), payable if Choice was unable to obtain all requisite regulatory approvals within six months. Choice was advised by its financial and legal advisors that Wyndham’s proposal was well outside of market norms.

On September 5, 2023, Choice, Wyndham and their respective financial advisors participated in another call, discussing the regulatory approval process and the value and cash/stock mix of the proposed consideration. During this call, Wyndham again acknowledged the industrial logic of the Proposed Combination and that the purchase price was in a negotiable range but reiterated its concern with the value of Choice’s shares. To allow Wyndham another opportunity to evaluate its purported concerns with the value of Choice’s stock, Choice proposed a one-way, short-term non-disclosure agreement, with no standstill provisions, to facilitate Wyndham’s access to certain confidential information about Choice’s business and the value of Choice’s common stock (the “Short-Term NDA”), and invited Wyndham to prepare a list of due diligence inquiries regarding Choice. Wyndham expressed a commitment to understanding Choice’s views on the value of Choice’s stock and acknowledged that Wyndham having an opportunity diligence Choice under the Short-Term NDA was a good solution. Subsequently, Willkie sent a draft of the Short-Term NDA to K&E.

On September 6, 2023, Moelis and Deutsche Bank engaged in further discussions, during which Deutsche Bank confirmed that Wyndham was willing to consider a transaction but that regulatory concerns represented a fundamental threshold issue that needed to be addressed. Moelis indicated that, while Choice had a different perspective on the regulatory timeframe, Choice was willing to agree to allocate risk in a way that would assuage Wyndham’s concerns.

During the course of the next week, Willkie and K&E had numerous calls and further discussed the due diligence request list and the Short-Term NDA. During this time, K&E stressed that regulatory risk allocation was a threshold issue for Wyndham and that Mr. Holmes would not take the current proposal to the Wyndham Board unless and until their regulatory concerns were fully addressed.

On September 12, 2023, K&E provided Willkie with an initial request list of due diligence items. During that week, Moelis and Deutsche Bank had two separate calls discussing such initial request list to address certain changes Wyndham requested. However, despite broad alignment on the requests and the strategy for engagement and Choice’s willingness to provide its confidential business information (including three years of projections and other detailed financial metrics), Wyndham abruptly refused to engage further on the Short-Term NDA, and therefore, relinquished another opportunity to diligence Choice’s business and evaluate its stated concerns by gaining access to Choice’s non-public information.

During the week of September 18, 2023, Willkie and K&E had multiple calls to discuss certain regulatory matters and related consideration, in addition Willkie continued to ask if Wyndham intended to enter into the short-term NDA. During a call on September 26, 2023, the parties discussed antitrust risk allocation, and K&E noted, without substantiation, that Wyndham had significant antitrust concerns notwithstanding the pro-competitive aspects of the Proposed Combination. Neither Wyndham nor its representatives ever provided comments to, or feedback on, the Short Term NDA.

On September 26, 2023, representatives of Moelis and Deutsche Bank spoke and acknowledged that the parties had not made substantial progress, and Moelis expressed that Choice believed that Wyndham had no intention of meaningfully engaging regarding the Proposed Combination given that Wyndham is declining Choice’s offer of a one-way opportunity to diligence its confidential information in the face of Wyndham’s concerns regarding the value of Choice’s shares. Moelis explained to Deutsche Bank that, as a result of such continued refusals, Wyndham was leaving Choice with very few alternatives to advance the Proposed Combination and achieve the attendant stockholder benefits.

On September 27, 2023, Mr. Bainum and Mr. Holmes, along with their financial advisors, held a call. During this call, Choice offered to engage on risk allocation relating to regulatory matters, including two separate offers from Choice and its representatives to discuss mechanisms to enhance certainty and to alleviate Wyndham’s concerns on risk allocation and timing of closing, including a potential above-market reverse termination fee and a possible ticking fee. However, despite these demonstrated efforts to address Wyndham’s demands and progress toward an agreement, Wyndham made clear to Choice and its advisors that it was unwilling to proceed with further discussions regarding the Proposed Combination. Mr. Bainum reiterated that Choice was fully committed to the transaction as it believed the companies’ stockholders would see the long-term value of the Proposed Combination despite any perceived regulatory risk and that Choice was aware of all of its options to pursue a transaction. Mr. Holmes responded that Wyndham was prepared for any possibility.

On October 17, 2023, Wyndham’s decision to cease discussions following months of intermittent engagement and despite Choice’s many efforts to address Wyndham’s stated concerns, Choice issued a press release (the “First Public Offer”) and filed certain communications with the SEC, including a presentation to investors published to its company website, to provide the public with information about the Proposed Combination and the good-faith proposals offered to Wyndham with respect thereto and to urge the Wyndham Board to engage in a negotiated transaction. The First Public Offer highlighted the information Choice and its advisors had been attempting to stress to Wyndham privately to date, namely the industrial logic of the Proposed Combination and the value both companies’ stockholders and other constituents could realize in the event these two strong companies were to combine.

Later that day, Wyndham issued a press release formally rejecting the Third Proposal and reiterating its refusal to engage in further discussion regarding the Proposed Combination.

In an effort to facilitate further engagement, Choice issued a second press release on October 25, 2023, calling upon the Wyndham Board to engage meaningfully and progress towards a negotiated transaction. In addition, on or about October 25, 2023, Choice determined to engage Goldman Sachs & Co. LLC (“GS”) as an additional financial advisor in connection with the proposed transaction.

On October 26, 2023, Wyndham hosted its quarterly earnings call for the period ended September 30, 2023, and released an investor presentation reaffirming and expanding upon Wyndham’s rationale for rejecting Choice’s offers to date. Wyndham discussed: (i) the potentially uncertain regulatory timeline and limited downside protections for Wyndham stockholders thus far proposed by Choice, (ii) the uncertain value of shares of Choice Common Stock and (iii) Wyndham’s standalone prospects as well as the high pro forma leverage of the combined company. Mr. Holmes further confirmed on this call that Wyndham had previously sought to acquire Choice, reaffirming the industrial logic of a potential combination of the two companies.

On November 7, 2023, Choice hosted its quarterly earnings call for the period ended September 30, 2023, and released an investor presentation to discuss its third-quarter results and the Proposed Combination. Choice emphasized the merits of the Proposed Combination and expressed its continued desire to engage with Wyndham and pursue the Proposed Combination. Scott E. Oaksmith, Choice’s Chief Financial Officer, also confirmed on this call that Choice had purchased Wyndham shares.

On November 13, 2023, Choice began purchasing additional shares of Wyndham Common Stock on the open market. As of December 11, 2023, Choice owns 1,447,264 shares of Wyndham Common Stock.

On November 14, 2023, representatives of Moelis called Deutsche Bank to inform them Choice would be sending an enhanced proposal to the Wyndham Board with the goal of addressing the regulatory concerns regarding the Proposed Combination and to propose that the parties enter into a mutual non-disclosure agreement. During the call between Moelis and Deutsche Bank, a representative from Deutsche Bank acknowledged that (i) Wyndham had been tracking the trading prices of Choice’s stock, which appeared to be undervalued due to technical factors and, relatedly, (ii) a fair explanation for the rise in Wyndham’s share price since the First Public Offer was because of the market’s support of the Proposed Combination. Later that night, Choice submitted its fourth offer letter to Wyndham (the “Fourth Proposal”) reaffirming the Third Proposal’s purchase price, and proposing, among other things: (a) a $435 million reverse termination fee (representing approximately 6% of the total equity purchase price offered, payable if the transaction did not close due to the failure to obtain the required regulatory approvals); (b) a monthly ticking fee (representing 0.5% of the total purchase price), accruing daily after the one-year anniversary of signing the definitive transaction agreement payable upon the closing of the transaction; (c) an efforts clause obligating Choice to take actions required by antitrust regulators to close the Proposed Combination so long as such actions would not have a material adverse effect on the combined company; and (d) a limited, mutual non-disclosure agreement allowing for direct negotiations of binding agreements and confirmatory diligence between the companies, but not otherwise restricting Choice’s ability to continue preparations to pursue the Proposed Combination by other means, such as an exchange offer and/or proxy contest, given Wyndham’s disinclination to meaningfully engage to date. The Fourth Proposal again offered an opportunity for Wyndham to participate in the combined company’s governance in the form of two mutually acceptable independent members of the current Wyndham Board being nominated to the board of the combined company.

Following the contact with Deutsche Bank and Choice’s submission of the Fourth Proposal on November 14, 2023, Wyndham and its advisors made no attempts to engage Choice or its advisors. Instead, Wyndham released a letter publicly rejecting (and disclosing) the Fourth Proposal on November 21, 2023.

On November 16, 2023, Willkie was informed by the FTC that it had commenced a nonpublic investigation into the Proposed Combination. Following that call, Choice volunteered to meet with the FTC to explain the pro-competitive nature of the Proposed Combination. On December 5, 2023, Choice and its representatives met with representatives of the FTC to discuss the Proposed Combination and offered to provide the FTC with additional information regarding the hospitality market and its views on the merits of the Proposed Combination. On December 12, 2023, Choice filed the notification required for the consummation of the Proposed Combination by the HSR Act. On January 11, 2024, Choice received a Second Request from the FTC.

On December 1, 2023, a representative of Deutsche Bank contacted Moelis to ask for clarification on certain terms of the proposal that Choice had sent to Wyndham on November 14, 2023, which Wyndham had publicly rejected over a week earlier on November 21, 2023, without contacting Choice or its advisors to discuss the proposal.

On December 5, 2023, K&E reached out to Willkie to ask if Choice would be willing to meaningfully increase the reverse termination fee included in Choice’s November 14, 2023 proposal. Willkie informed K&E that Choice was prepared to discuss all material terms of the Proposed Combination but was unwilling to discuss any one term individually. K&E said it would discuss with Wyndham and get back to Willkie.

On December 12, 2023, Choice filed a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO related to the Offer. Choice filed amendments to each of these documents on January 26, 2024.

Later that day, representatives of Wyndham reached out to representatives of Choice to discuss the reverse termination fee and other aspects of Choice’s offer. Despite the representatives from Wyndham indicating that Choice’s proposed construct for the reverse termination fee would be acceptable, Wyndham’s representatives abruptly ended those discussions, consistent with past practices.

On December 18, 2023, Wyndham filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer, in which the Wyndham Board recommended that Wyndham stockholders reject the Offer and not tender their shares of Wyndham Common Stock pursuant to the Offer. Subsequent to December 18, 2023, Wyndham amended its Schedule 14D-9 to, among other things, disclose conversations that occurred between the parties following the filing of the Offer and the filing of the Schedule 14D-9. Choice recommends that you review the Schedule 14D-9 and any amendments thereto.

On January 22, 2024, Choice submitted a letter to Wyndham nominating eight individuals who are not affiliated with Choice to be considered for election to the Wyndham Board at Wyndham’s 2024 annual meeting of stockholders. Based on Wyndham’s practice and Wyndham’s bylaws, Choice expects Wyndham’s 2024 annual meeting of stockholders to be held in the second calendar quarter of 2024. Choice intends to solicit proxies from Wyndham stockholders (and, when permitted, to distribute definitive proxy materials and proxy cards to Wyndham stockholders) to vote in favor of the election of our nominees at Wyndham’s 2024 annual meeting of stockholders. The Offer does not constitute a solicitation of proxies in connection with such matter. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

INTERESTS OF CHOICE AND CHOICE’S

EXECUTIVE OFFICERS AND DIRECTORS IN THE PROPOSALS

Except as set forth in this proxy statement, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to the proposals, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

As of the date of this proxy statement, Choice directly owns 1,447,264 shares of Wyndham Common Stock and for purposes of the Exchange Act beneficially owns 1,447,264 shares of Wyndham Common Stock, representing less than 1.7% of the outstanding shares of Wyndham Common Stock.

We do not believe that the Offer and the Second-Step Mergers will result in a change in control under any of Choice’s equity plans or any agreement between Choice and any of its employees. As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the Offer and the Second-Step Mergers. The Offer and the Second-Step Mergers may result in a change in control under the severance benefit agreements between Choice and certain of its executive officers and under Choice’s severance benefit plan in which certain of its executive officers who do not have an employment or severance benefit agreement are participants. Pursuant to such severance benefit agreements and plan, certain executive officers of Choice (including the persons listed on Schedule I to the Exchange Offer) may be entitled to enhanced severance payments if such executive officer’s employment is terminated by Choice under certain circumstances or by the executive officer because of certain adverse changes, in each case, within a fixed time period following the Offer and the Second-Step Mergers.

OWNERSHIP OF CHOICE’S SECURITIES

This table shows how much Common Stock is beneficially owned by (i) each director or nominee of Choice, (ii) each of the Choice’s named executed officers, (iii) all executive officers, directors and nominees of Choice as a group and (iv) all persons who are known to beneficially own more than 5% of Choice Common Stock as of February 22, 2024 (unless otherwise noted). Unless otherwise specified, the address for each such person as of February 22, 2024, was 915 Meeting Street, Suite 600, North Bethesda, MD 20852.

Name of Beneficial Owner	Common Stock Beneficially Owned	Right to Acquire	Unvested Restricted Stock	Percentage of Shares Outstanding
Stewart W. Bainum, Jr.
Brian B. Bainum
William L. Jews
Monte J.M. Koch
Liza K. Landsman
Patrick S. Pacious
Ervin R. Shames
Gordon A. Smith
Maureen D. Sullivan
John P. Tague
Donna F. Vieira
Scott Oaksmith
Dominic E. Dragisich
David A. Pepper
John E. Bonds
Simone Wu
Robert McDowell
All Directors and Executive Officers as a Group ( persons)
Principal Stockholders
Barbara J. Bainum
Bruce D. Bainum
Roberta D. Bainum
White Oak Enterprises, Inc
Ronald Baron
The Vanguard Group
Morgan Stanley
BlackRock

*	Less than 1%.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Offer was made by Choice through Purchaser, directly to Wyndham’s stockholders. In accordance with the Offer, each outstanding share of Wyndham Common Stock would be exchanged for the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to the election and proration procedures described in the Exchange Offer, plus the Additional Consideration, if any.

In light of Wyndham’s recent unwillingness to discuss the proposal for a negotiated business combination with Choice, and the Wyndham board of director’s public statements with respect to Choice’s prior proposals, Choice made the Offer directly to Wyndham stockholders upon the terms and subject to the conditions set forth in the Exchange Offer as an alternative to a negotiated transaction only due to the fact that Wyndham refuses to discuss the proposal with Choice.

In connection with the Proposed Combination, Choice expects to have sufficient cash resources available to complete the transactions contemplated by the Exchange Offer and the Second-Step Mergers. In addition to cash on hand, Choice currently intends to borrow or otherwise finance up to approximately $6 billion to complete the Proposed Combination, repay a portion of Wyndham’s indebtedness and pay related transaction expenses. Choice is highly confident in its ability to obtain fully committed financing based on indications from two separate bulge bracket global banks for such amounts; however, Choice has not negotiated the terms of, or entered into, any such financing agreement and Choice cannot provide any assurances that such financing will be available when and as needed or on terms that Choice believes to be commercially reasonable.

At this time, no merger agreement relating to the Proposed Combination has been entered into between Choice and Wyndham, and Choice can provide no assurance as to whether or when any such agreement may be executed or when the Proposed Combination will be consummated, nor can it provide assurance on the terms of such an agreement if or when executed. Accordingly, the terms of any agreement with respect to the Proposed Combination may be different than those reflected within these unaudited pro forma condensed combined financial statements, which are based on the terms as set forth within the Exchange Offer, and that difference could be material.

As discussed in Note 1, Choice is not affiliated with Wyndham and has not had the cooperation of Wyndham’s management or due diligence access to Wyndham or its business or management in the preparation of the unaudited pro forma condensed combined financial information contained herein. Choice has not received information from Wyndham concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Choice based solely on publicly available information, including Wyndham’s financial statements, analyst reports and investor presentations.

The selected unaudited pro forma condensed combined financial information was prepared by Choice and gives effect to the Transaction.

The unaudited pro forma condensed combined financial information contained herein sets forth the following:

•

The historical consolidated financial information of Choice, as of and for the nine months ended September 30, 2023 (unaudited), derived from Choice’s unaudited consolidated financial statements; and for the year ended December 31, 2022, derived from Choice’s audited consolidated financial statements;

•

The historical financial information of Wyndham, adjusted to reflect certain reclassifications to conform the financial statement presentation with that of Choice, as of and for the nine months ended September 30, 2023 (unaudited), derived from Wyndham’s unaudited condensed consolidated financial statements; and for the year ended December 31, 2022, derived from Wyndham’s audited consolidated financial statements;

•	Pro forma adjustments to give effect to the Transaction on the unaudited pro forma condensed combined balance sheet as of September 30, 2023, as if the Transaction closed on September 30, 2023; and

•

Pro forma adjustments to give effect to the Transaction on the unaudited pro forma condensed combined statements of income for the year ended December 31, 2022, and nine months ended September 30, 2023, as if the Transaction closed January 1, 2022.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•

Choice’s audited consolidated financial statements and related notes thereto, for the year ended December 31, 2022, included in Choice’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (“SEC”) on March 1, 2023;

•

Choice’s unaudited consolidated financial statements and related notes thereto, as of and for the nine months ended September 30, 2023, included in Choice’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as filed with the SEC on November 7, 2023; and

•

Wyndham’s audited consolidated financial statements and related notes thereto, for the year ended December 31, 2022, and unaudited condensed consolidated financial statements and related notes thereto, as of and for the nine months ended September 30, 2023, which are incorporated by reference into this proxy statement.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, Pro Forma Financial Information (“Article 11”) under Regulation S-X of the Exchange Act, giving effect to the application of the acquisition method of accounting, as promulgated by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), and the related financing necessary to effectuate the Transaction. ASC 805 requires, among other things, that under the acquisition method of accounting, the acquired assets and assumed liabilities be recognized at their acquisition-date fair value, using the fair value concepts as defined in ASC Topic 820, Fair Value Measurement (“ASC 820”).

The unaudited pro forma condensed combined financial statements are prepared with Choice treated as the assumed accounting acquirer. In determining the acquirer for accounting purposes, Choice considered the five factors identified in ASC 805-10-55-12. Additionally, the accounting for the acquisition of Wyndham is dependent upon certain valuations that are provisional and are subject to change. Because Wyndham has not permitted us to conduct any due diligence, and we are limited in our understanding based only on what is publicly available, we have not performed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the Wyndham assets to be acquired and liabilities to be assumed and the related allocations of purchase price. However, as indicated in the notes to the unaudited pro forma condensed combined financial statements, Choice has made certain adjustments to the historical book values of the assets and liabilities of Wyndham to reflect preliminary estimates of the fair value of intangible assets acquired with the residual excess of the purchase price over the historical net assets of Wyndham recorded as goodwill. Actual adjustments will differ from those reflected in the unaudited pro forma condensed combined financial statements once Choice is able to determine the final purchase price for Wyndham and has completed the valuation analyses necessary to finalize the purchase price allocations and identified any necessary conforming accounting changes or other acquisition-related adjustments for Wyndham. Choice will finalize these amounts as we obtain the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will likely occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Choice’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the notes herein, is for informational purposes only, is not intended to represent nor be indicative of actual results of operations or financial position of Choice or Wyndham had the Transaction been completed on the dates assumed, nor should it be considered indicative of future consolidated results of operations or financial position of the combined company. Furthermore, while the unaudited pro forma condensed combined financial information does give effect to the costs incurred to effectuate the Transaction, it does not give effect to any anticipated synergies, operating efficiencies, revenue enhancements or cost savings that may result from the Transaction, or the costs necessary to achieve these synergies, operating efficiencies and cost savings. Further, the unaudited pro forma condensed combined financial information does not reflect the effect of any regulatory actions that may impact the unaudited pro forma condensed combined financial statements when the Transaction is completed.

Because Choice presents its historical financial statements in thousands, some amounts may not match Choice’s historical financial statements due to rounding.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS) FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(In Millions, Except Per Share Data)

			Pro Forma Adjustments
	Choice Historical	Wyndham Historical, as Reclassified (Note 2)	Financing Adjustments (Note 4)		Transaction Adjustments (Note 5)		Pro Forma Combined
REVENUES
Royalty, licensing and management fees	$397	$498	$—		$12	(e)	$907
Initial franchise fees	21	11	—		—		32
Platform and procurement services	58	—	—		—		58
Owned hotels	74	—	—		—		74
Other	33	110	—		—		143
Other revenues from franchised and managed properties	603	457	—		—		1,060

Total revenues	1,186	1,076	—		12		2,274
OPERATING EXPENSES
Selling, general and administrative	182	155	—		(4)	(b)	333
Depreciation and amortization	29	56	—		129	(d)	214
Owned hotels	54	—	—				54
Other expenses from franchised and managed properties	583	458	—		—		1,041

Total operating expenses	848	669	—		125		1,642

Operating income (loss)	338	407	—		(113)		632
OTHER INCOME AND EXPENSES, NET
Interest expense, net	41	73	389	(b)	(23)	(f)(h)	480
Other loss (gain)	(3)	11	—		—		8
Equity in net gain of affiliates	(2)	—	—		—		(2)

Total other income and expenses, net	36	84	389		(23)		486

Income (loss) before income taxes	302	323	(389)		(90)		146
Income tax expense (benefit)	72	83	(96)	(c)	(22)	(i)	37

Net income (loss)	$230	$240	$(293)		$(68)		$109

Basic earnings per share	$4.51	$2.81				(n)	$1.40

Diluted earnings per share	$4.47	$2.79				(n)	$1.39

See accompanying notes to the unaudited pro forma condensed combined financial information.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS) FOR THE YEAR ENDED DECEMBER 31, 2022

(In Millions, Except Per Share Data)

			Pro Forma Adjustments
	Choice Historical	Wyndham Historical, as Reclassified (Note 2)	Financing Adjustments (Note 4)		Transaction Adjustments (Note 5)		Pro Forma Combined
REVENUES
Royalty, licensing and management fees	$472	$654	$—		$13	(e)	$1,139
Initial franchise fees	28	15	—		—		43
Platform and procurement services	64	—	—		—		64
Owned hotels	71	—	—		—		71
Other	65	141	—		—		206
Other revenues from franchised and managed properties	703	688	—		—		1,391

Total revenues	1,403	1,498	—		13		2,914
OPERATING EXPENSES
Selling, general and administrative	207	228	—		81	(b)(g)	516
Depreciation and amortization	30	77	—		167	(d)	274
Owned hotels	49	—	—		—		49
Other expenses from franchised and managed properties	653	668	—		—		1,321

Total operating expenses	939	973	—		248		2,160
Gain on sale of business and assets, net	16	35	—		—		51

Operating income (loss)	480	560	—		(235)		805
OTHER INCOME AND EXPENSES, NET
Interest expense, net	37	80	520	(b)	(55)	(f)(h)	582
Other loss	7	4	—		—		11
Equity in net gain of affiliates	(2)	—	—		—		(2)

Total other income and expenses, net	42	84	520		(55)		591

Income (loss) before income taxes	438	476	(520)		(180)		214
Income tax expense (benefit)	105	121	(129)	(c)	(35)	(i)	62

Net income (loss)	$333	$355	$(391)		$(145)		$152

Basic earnings per share	$6.05	$3.93				(n)	$1.84

Diluted earnings per share	$5.99	$3.91				(n)	$1.83

See accompanying notes to the unaudited pro forma condensed combined financial information.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2023

(In Millions)

			Pro Forma Adjustments
	Choice Historical	Wyndham Historical, as Reclassified (Note 2)	Financing Adjustments (Note 4)		Transaction Adjustments (Note 5)		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$36	$79	$5,914	(a)	$(5,839)	(a)	$190
Accounts receivable, net	224	272	—		—		496
Income taxes receivable	6	—	—		—		6
Notes receivable, net	53	—	—		—		53
Prepaid expenses and other current assets	34	115	—		(5)	(b)	144

Total current assets	353	466	5,914		(5,844)		889
Property and equipment, at cost (net)	470	91	—		—		561
Operating lease right-of-use assets	91	—	—		—		91
Goodwill	220	1,525	—		3,212	(c)	4,957
Intangible assets, net	781	1,787	—		4,513	(d)(e)	7,081
Notes receivable, net	50	—	—		—		50
Investments, employee benefit plans, at fair value	36	—	—		—		36
Investments in affiliates	55	—	—		—		55
Deferred income taxes	92	—	—		9		101
Other assets	85	231	—		(80)	(b)(f)(h)	236

Total assets	$2,233	$4,100	$5,914		$1,810		$14,057

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$124	$46	$—		$—		$170
Accrued expenses and other current liabilities	97	268	—		87	(g)	452
Deferred revenue	108	83	—		—		191
Current portion of long-term debt	4	37	5,914	(a)	(37)	(h)	5,918
Liability for guest loyalty program—current	86	—	—		—		86

Total current liabilities	419	434	5,914		50		6,817
Long-term debt	1,391	2,123	—		(1,633)	(h)	1,881
Long-term deferred revenue	135	170	—		—		305
Deferred compensation and retirement plan obligations	41	—	—		—		41
Deferred income taxes (liability)	—	338	—		1,118	(i)	1,456
Income taxes payable	9	—	—		(13)	(i)	(4)
Operating lease liabilities	110	—	—		—		110
Liability for guest loyalty program—noncurrent	44	—	—		—		44
Other liabilities	11	179	—		—		190

Total liabilities	2,160	3,244	5,914		(478)		10,840

			Pro Forma Adjustments
	Choice Historical	Wyndham Historical, as Reclassified (Note 2)	Financing Adjustments (Note 4)	Transaction Adjustments (Note 5)		Pro Forma Combined
Common stock	1	1	—	—	(j)	2
Additional paid-in-capital	322	1,588	—	1,629	(k)	3,539
Accumulated other comprehensive loss	(5)	34	—	(34)	(l)	(5)
Treasury stock, at cost	(1,987)	(1,234)	—	1,234	(l)	(1,987)
Retained earnings	1,742	467	—	(541)	(m)	1,668

Total shareholders’ equity	73	856	—	2,288		3,217

Total liabilities and shareholders’ equity	$2,233	$4,100	$5,914	$1,810		$14,057

See accompanying notes to the unaudited pro forma condensed combined financial information.

CHOICE HOTELS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

(Amounts In Millions Unless Otherwise Indicated)

1. Description of the Transaction and Basis of Presentation

Choice is offering to exchange for each issued and outstanding share of Wyndham Common Stock, at the election of the holder, $49.50 in cash and 0.324 shares of Choice stock, plus the Additional Consideration, if any. The purpose of the Exchange Offer is for Choice to acquire all of the outstanding shares of common stock of Wyndham in order to combine the businesses of Choice and Wyndham. Choice intends, promptly after consummation of the Exchange Offer, to cause Purchaser to merge with and into Wyndham, with Wyndham as the surviving corporation (the “First Merger”), immediately following which Wyndham will merge with and into a newly formed wholly owned subsidiary of Choice (“NewCo”), with NewCo as the surviving corporation (together with the First Merger, the “Second-Step Mergers”), after which Wyndham would be a direct or indirect wholly owned subsidiary of Choice.

With respect to the Proposed Combination, it should be noted that Choice is not affiliated with Wyndham and has not had the cooperation of Wyndham’s management or due diligence access to Wyndham or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Choice has not received, in connection with the Proposed Combination, information from Wyndham concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Choice based solely on publicly available information, including Wyndham’s financial statements, analyst reports and investor presentations. Supplemental information and procedures may provide Choice with additional information that could materially affect the purchase price allocation as well as the accompanying assumptions and pro forma adjustments. Disclosures are included in the accompanying notes to the unaudited pro forma condensed combined financial statements to the extent certain limitations are identified, which may have a significant impact on the pro forma adjustments.

Choice has prepared the unaudited pro forma condensed combined financial information in accordance with Article 11 of Regulation S-X, applying the acquisition method of accounting under ASC 805, with Choice as the acquirer and Wyndham as the acquiree for accounting purposes. Pursuant to the guidance in ASC 805, the acquisition method of accounting requires the purchase price to be allocated to the acquisition-date fair values of the acquired assets and assumed liabilities, with any excess recorded as goodwill. To facilitate this allocation of purchase price and using the fair value concepts outlined in ASC 820, Choice has estimated the preliminary fair value of the acquired assets and assumed liabilities as of September 30, 2023, Wyndham’s most recent historical financial reporting date. Because Choice has not had the cooperation of Wyndham management in preparing these preliminary estimates of fair value, Choice’s assumptions used in the determination of these preliminary estimates of fair value will likely change once Choice is given access to management and further information concerning Wyndham’s assets and liabilities. There can be no assurance that these changes will not be material.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be a result of the Transaction or the costs necessary to achieve these synergies, operating efficiencies and cost savings. It does, however, give effect to the anticipated costs to be incurred by Choice to effectuate the Transaction that had not yet been recorded as of the date of the unaudited pro forma condensed combined balance sheet. See Note 5 for further details.

During the preparation of the unaudited pro forma condensed combined financial information, Choice performed a preliminary review of Wyndham’s accounting policies, based on the information publicly disclosed by Wyndham. Accordingly, Choice has only performed limited procedures to date because Wyndham has not permitted us to conduct any due diligence on Wyndham, nor engaged in conversations with us that would allow us to perform a fulsome assessment and identification of any accounting policy differences. Based on the publicly available information we reviewed, we did not identify any adjustments that were necessary and quantifiable to conform the accounting policies used to produce Wyndham’s historical financial statements to those of Choice. Where possible, certain reclassifications have been made in order to conform the historical financial statement presentation of Wyndham with Choice. See Note 2 for detailed reclassification adjustments. Final review of Wyndham’s accounting policies will be performed if and when the Transaction is consummated. Differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Furthermore, in an effort to present the unaudited pro forma condensed combined financial statements in a manner that we believe is clear and most useful for the potential users of these unaudited pro forma condensed combined financial statements, we have presented the values contained herein in millions (unless otherwise stated), and certain Choice historical financial statement captions have been condensed. Because Choice presents its historical financial statements in thousands, some amounts may not match Choice’s historical financial statements due to rounding.

2. Reclassification Adjustments

The following presents the impacts of certain reclassification adjustments made to the Wyndham historical financial statements, in order to conform Wyndham’s financial statement presentation to our expected presentation for the go-forward combined company. These adjustments have been identified by Choice based solely on our review of Wyndham’s public financial information. The adjustments identified below may have been different and additional adjustments may have been identified had Choice been given access to Wyndham’s management and/or further information regarding the nature and breakdown of each account balance.

WYNDHAM HOTELS & RESORTS, INC.

STATEMENT OF INCOME

RECLASSIFICATION ADJUSTMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

	Wyndham Historical	Reclassification Adjustments		Wyndham Historical, as Reclassified	Combined Company Presentation
Net revenues
Royalties and franchise fees	415	(11)	(a)	404	Royalty, licensing and management fees
		11	(a)	11	Initial franchise fees
Marketing, reservation and loyalty	445	—		445	Other revenues from franchised and managed properties
Management and other fees	11	—		11	Royalty, licensing and management fees
License and other fees	83	—		83	Royalty, licensing and management fees
Other	110	—		110	Other

Fee-related and other revenues	1,064	—		1,064
Cost reimbursements	12	—		12	Other revenues from franchised and managed properties

Net revenues	1,076	—		1,076
Expenses
Marketing, reservation and loyalty	446	—		446	Other expenses from franchised and managed properties

	Wyndham Historical	Reclassification Adjustments		Wyndham Historical, as Reclassified	Combined Company Presentation
Operating	65	(8)	(b)	57	Selling, general and administrative
		8	(b)	8	Other loss (gain)
General and administrative	93	—		93	Selling, general and administrative
Cost reimbursements	12	—		12	Other expenses from franchised and managed properties
Depreciation and amortization	56	—		56	Depreciation and amortization
Transaction-related	5	—		5	Selling, general and administrative

Total expenses	677	—		677
Operating income	399	—		399
Interest expense, net	73	—		73	Interest expense, net
Early extinguishment of debt	3	—		3	Other loss (gain)

Income before income taxes	323	—		323
Provision for income taxes	83	—		83	Income tax expense (benefit)

Net income	$240	$—		$240

Reclassification adjustments made to the Wyndham historical statement of operations for the nine months ended September 30, 2023:

(a)	Represents a reclassification of Royalties and franchise fees to Initial franchise fees to align with our expected combined company presentation.

(b)	Represents a reclassification of identifiable foreign currency gains and losses from Operating expense to Other loss (gain) to align with our expected combined company presentation.

WYNDHAM HOTELS & RESORTS, INC.

STATEMENT OF INCOME

RECLASSIFICATION ADJUSTMENTS

FOR THE YEAR ENDED DECEMBER 31, 2022

	Wyndham Historical	Reclassification Adjustments		Wyndham Historical, as Reclassified	Combined Company Presentation
Net revenues
Royalties and franchise fees	$512	$(15)	(a)	$497	Royalty, licensing and management fees
		15	(a)	15	Initial franchise fees
Marketing, reservation and loyalty	544	—		544	Other revenues from franchised and managed properties
Management and other fees	57	—		57	Royalty, licensing and management fees
License and other fees	100	—		100	Royalty, licensing and management fees
Other	141	—		141	Other

	Wyndham Historical	Reclassification Adjustments		Wyndham Historical, as Reclassified	Combined Company Presentation
Fee-related and other revenues	1,354	—		1,354
Cost reimbursements	144	—		144	Other revenues from franchised and managed properties

Net revenues	1,498	—		1,498
Expenses
Marketing, reservation and loyalty	524	—		524	Other expenses from franchised and managed properties
Operating	106	(2)	(b)	104	Selling, general and administrative
		2	(b)	2	Other loss (gain)
General and administrative	123	—		123	Selling, general and administrative
Cost reimbursements	144	—		144	Other expenses from franchised and managed properties
Depreciation and amortization	77	—		77	Depreciation and amortization
Gain on asset sale, net	(35)	—		(35)	Gain on sale of business and assets, net
Separation-related	1	—		1	Selling, general and administrative

Total expenses	940	—		940

Operating income	558	—		558
Interest expense, net	80	—		80	Interest expense, net
Early extinguishment of debt	2	—		2	Other loss (gain)

Income before income taxes	476	—		476
Provision for income taxes	121	—		121	Income tax expense (benefit)

Net income	$355	$—		$355

Reclassification adjustments made to the Wyndham historical statement of operations for the year ended December 31, 2022:

(a)	Represents a reclassification of Royalties and franchise fees revenue to Initial franchise fees revenue to align with our expected combined company presentation.

(b)	Represents a reclassification of identifiable foreign currency gains and losses from Operating expense to Other loss (gain) to align with our expected combined company presentation.

WYNDHAM HOTELS & RESORTS, INC.

BALANCE SHEET

RECLASSIFICATION ADJUSTMENTS

AS OF SEPTEMBER 30, 2023

	Wyndham Historical	Reclassification Adjustments		Wyndham Historical, as Reclassified	Combined Company Presentation
Assets
Current assets
Cash and equivalents	$79	$—		$79	Cash and cash equivalents
Trade receivables, net	272	—		272	Accounts receivable, net
Prepaid expenses	53	—		53	Prepaid expenses and other current assets
Other current assets	62	—		62	Prepaid expenses and other current assets

Total current assets	466	—		466
Property and equipment, net	91	—		91	Property and equipment, at cost (net)
Goodwill	1,525	—		1,525	Goodwill
Trademarks, net	1,231	—		1,231	Intangible assets, net
Franchise agreements and other intangibles, net	353	—		353	Intangible assets, net
Other non-current assets	434	(203)	(a)	231	Other assets
		203	(a)	203	Intangible assets, net

Total assets	$4,100	$—		$4,100

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$37	$—		$37	Current portion of long-term debt
Accounts payable	46	—		46	Accounts payable
Deferred revenues	83	—		83	Deferred revenue
Accrued expenses and other current liabilities	268	—		268	Accrued expenses and other current liabilities

Total current liabilities	434	—		434
Long-term debt	2,123	—		2,123	Long-term debt
Deferred income taxes	338	—		338	Deferred income taxes (liability)
Deferred revenues	170	—		170	Long-term deferred revenue
Other non-current liabilities	179	—		179	Other liabilities

Total liabilities	3,244	—		3,244

Stockholders’ equity
Common stock	1	—		1	Common stock
Treasury stock	(1,234)	—		(1,234)	Treasury stock
Additional paid in capital	1,588	—		1,588	Additional paid in capital
Retained earnings	467	—		467	Retained earnings
Accumulated other comprehensive loss	34	—		34	Accumulated other comprehensive loss

Total stockholders’ equity	$856	$—		$856

Total liabilities and stockholders’ equity	$4,100	$—		$4,100

Reclassification adjustments made to the Wyndham historical balance sheet as of September 30, 2023:

(a)	Represents a reclassification of Development Advance Notes from Other non-current assets to Intangible assets, net to align with our expected combined company presentation.

3. Preliminary Purchase Price and Resulting Allocation

As part of the acquisition method of accounting, the preliminary purchase price has been estimated to be $9,057. This preliminary purchase price has been allocated to the acquired assets and assumed liabilities, based on their preliminary acquisition-date fair values, in accordance with ASC 805 and ASC 820. Further, the purchase price allocation for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets. Choice believes this is an appropriate approach based on a review of similar type acquisitions which appeared to indicate that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets and goodwill. For purposes of these unaudited pro forma condensed combined financial statements, Choice has assumed Wyndham’s historical carrying values approximate fair value, unless otherwise indicated in Note 5.

Assets acquired	Amount
Cash and cash equivalents	$79
Accounts receivable	272
Prepaid expenses and other current assets	110
Property and equipment	91
Intangible assets	6,300
Deferred income taxes	9
Other assets	151

Total assets acquired	$7,012

Liabilities assumed
Accounts payable	$46
Accrued expenses and other current liabilities	268
Deferred revenue—current	83
Long-term debt	490
Long-term deferred revenue	170
Deferred income taxes (liability)	1,456
Other liabilities	179

Total liabilities assumed	$2,692

Fair value of net assets acquired	$4,320
Goodwill	4,737

Total purchase consideration	$9,057

These preliminary fair values were determined using the best information available as of the date of this filing. The adjustments necessary to reflect the application of purchase accounting and recognition of the acquired assets and assumed liabilities at their acquisition-date fair value are further described in Note 5 below. As discussed in Note 1 herein, the finalization of these preliminary fair values, the preliminary purchase price and resulting allocation of such, is ongoing. Accordingly, the finalized amounts may differ from these preliminary amounts presented herein, and those differences may be material.

The following is a discussion regarding certain amounts not otherwise addressed in Note 5, but which may directly impact the aforementioned allocation of purchase price and resulting goodwill.

Property and equipment: Because we were not able to conduct detailed due diligence on the underlying assets that comprise Wyndham’s reported Property and equipment balance, we have assumed for purposes of these unaudited pro forma condensed combined financial statements, that the carrying value of these assets approximates fair value. Choice does not have sufficient information as of January 26, 2024 regarding the specific nature, age, condition, or location of Wyndham’s property and equipment to determine fair value. Given these elements can result in differences between fair value and current net book value, Choice will conduct a valuation of the acquired property and equipment, if and when the Transaction is complete.

Operating lease right-of-use assets and liabilities: Similar to property and equipment, Choice has assumed the carrying values for operating lease right-of-use assets and liabilities approximates fair value. Given the lack of detailed information available to Choice as of the date of January 26, 2024 regarding the specific nature, location, and arrangements of the respective leases, the fair value is not determinable at this time and a full assessment will be conducted if and when the Transaction is complete.

The following table summarizes the components of the estimated consideration (in millions except per share information and the exchange ratio):

Wyndham common shares outstanding*	83.0
Estimated outstanding equity awards, to be exchanged**	1.9

Estimated Wyndham shares outstanding	84.9
Cash consideration (per Wyndham share)	$49.50

Estimated cash portion of purchase price	$4,203
Estimated Wyndham shares outstanding	84.9
Exchange ratio	0.324

Total Choice common shares issued	27.5
Choice’s share price***	$117.00

Equity portion of purchase price	$3,218
Estimated payoff of Wyndham debt	$1,636

Total estimated consideration to be paid	$9,057

*	Represents Wyndham’s common shares outstanding, as of September 30, 2023, not excluding those purchased by Choice during the fourth quarter 2023.
**	Calculated using the treasury stock method.
***	Represents Choice’s share price as of January 19, 2024.

The equity portion of the purchase price will depend on the market price of the Choice’s common shares when the acquisition is consummated. Based on historical volatility, Choice believes that a 10% increase or decrease in the market price of its common stock is reasonably possible, which would result in a $322 increase or decrease in the equity portion of purchase price.

4. Pro Forma Financing Adjustments

a.

Choice expects to have sufficient cash resources available to complete the transactions contemplated by the Offer to Exchange. In addition to cash on hand, Choice currently intends to borrow or otherwise finance to complete the Proposed Combination, repay a portion of Wyndham’s indebtedness and pay related transaction expenses. Choice is highly confident in its ability to obtain fully committed financing based on indications from two separate bulge bracket global banks for such amounts; however, Choice has not negotiated the terms of, nor entered into, any such financing agreement. Among financing alternatives, Choice is in consideration of a 364-day, $5,997 bridge loan (the “Bridge Loan”), with interest based on a one-month benchmark rate (e.g., Secured Overnight Financing Rate)

plus certain margins. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Choice will obtain the Bridge Loan and will incur $83 of debt issuance costs, resulting in net proceeds of $5,914 cash and corresponding debt, which is classified as a currently liability. It is expected that Choice will secure long-term financing before the Bridge Loan matures.

We have included fees and expenses relating to the Bridge Loan only to the extent we believe they represent a reasonable estimate of the continuing impact of long-term financing. Interest expense on new financing does not include fees of approximately $135 million that would be payable in respect of the Bridge Loan if loans under this facility were to remain unpaid more than 90 days after borrowing, as we consider these fees as nonrecurring and not reflective of the blended interest rate we expect to incur on long-term financing. The fees and interest expense Choice will ultimately pay could vary significantly from what is assumed in these unaudited pro forma condensed combined financial statements.

b.

The adjustments to record interest expense and amortization of debt issuance costs assumes the Bridge Loan was obtained on January 1, 2022, and was outstanding for the entire year ended December 31, 2022, and the nine months ended September 30, 2023. Given that Choice expects to secure long-term financing but has not negotiated the terms of such financing agreements, these unaudited pro forma condensed combined financial statements assume the same interest rate and prorated share of additional debt issuance costs for the nine months ended September 30, 2023.

Financing Adjustments to Interest expense, net	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Estimated interest expense on the Bridge Loan	$327	$437
Amortization of related debt issuance costs	62	83

Financing Adjustments to Interest expense, net	$389	$520

A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $6 for the nine months ended September 30, 2023 and approximately $8 for the year ended December 31, 2022.

c.

To record the income tax effect of the pro forma financing adjustments for the nine months ended September 30, 2023 and year ended December 31, 2022, based on a blended foreign, federal, and state effective rate of approximately 24.78% and 24.72%, respectively. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma condensed combined financial statements depending on post-acquisition activities, including legal entity restructuring and the geographical mix of taxable income.

5. Pro Forma Transaction Accounting Adjustments

The below adjustments reflect Choice’s application of purchase accounting, pursuant to ASC 805 and ASC 820. The resulting impact of these adjustments, applicable to the acquired assets and assumed liabilities, are included in the purchase price allocation and determination of goodwill, as described in Note 3.

a.

Reflects the cash consideration to be paid in connection with the Transaction, which includes the estimated cash portion of the purchase price of $4,203 and the estimated settlement of a portion of Wyndham’s debt of $1,636; refer to Note 3.

b.	Reflects adjustments to remove Wyndham’s unamortized capitalized costs of $5 and $32, from Prepaid expenses and other current assets and Other assets, respectively. Corresponding adjustments of $4 and

$6 were made to reduce Selling, general and administrative expense in the unaudited pro forma condensed combined statements of income (loss) for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively.

c.

Reflects adjustments to remove Wyndham’s historical goodwill of $1,525 and recognize estimated transaction goodwill of $4,737 recognized as a result of the preliminary purchase price allocation; refer to Note 3.

d.

Reflects the net adjustment to remove Wyndham’s intangible assets at historic carrying value of $1,584, Wyndham’s unamortized franchise agreement acquisition costs of $203 (as further described in Note 5(e) below), and recognize the acquired intangible assets at their preliminary fair value of $6,300. As a result of this adjustment, the unaudited pro forma condensed combined statements of income (loss) have also been adjusted to include the resulting incremental amortization expense, which is based on Choice’s estimate of the remaining useful lives of these acquired assets.

The following table summarizes the preliminary fair value of the acquired intangible assets, their estimated useful lives, and the resulting amortization expense:

			Amortization Expense
Identifiable Intangible Assets	Preliminary Fair Value	Estimated Useful Life (years)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Trade names and trademarks	$3,300	N/A	N/A	N/A
Franchise agreements	2,800	15.0	140	187
Management agreements	200	18.0	8	11

Total	6,300		148	198
Less: Historical Wyndham Amounts(1)	1,584		19	31

Pro Forma Transaction Accounting Adjustment	$4,716		$129	$167

(1)	Adjusted to exclude amounts related to franchise agreement acquisition costs, described in Note 5(e).

These preliminary estimates of fair value and corresponding useful lives are still being finalized. Accordingly, a 10% change in the valuation of these assets would cause a corresponding increase or decrease in the balance of goodwill and would increase or decrease the annual amortization expense by $20.

e.

Reflects the adjustment to remove $203 of Wyndham’s unamortized franchise agreement acquisition costs from Intangible assets, net as of September 30, 2023. These costs pertain to amounts Wyndham paid to franchisees as an incentive to enter into new franchise agreements. Corresponding adjustments of $12 and $13 were made to reduce Royalty, licensing and management fees in the unaudited pro forma condensed combined statements of income (loss) for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively.

f.

Reflects adjustment of $45 to remove the interest rate swap used to hedge interest rate attributable to the historical Wyndham debt, which is expected to be extinguished in connection with the Transaction. Related adjustments were made to unwind the historical impacts to Interest expense, net, resulting in a $26 increase and a $2 decrease to the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively.

g.	Reflects estimated, nonrecurring acquisition-related costs of $87, which are expected to be incurred by Choice in connection with the Transaction.

h.	Reflects the adjustment to remove certain Wyndham debt of $37 and $1,587 from the current and noncurrent portion of Long-term debt, respectively, which is expected to be settled in connection with the Transaction, and $3 of unamortized deferred issuance costs from Other assets. Additionally, Long-term debt reflects a reduction of $46 to recognize, at its acquisition-date fair value, Wyndham’s 4.375% senior unsecured notes (due August 2028), which are expected to be assumed by Choice in connection with the Transaction.

As a result of the adjustments made to the relevant debt captions, corresponding adjustments of $56 and $62, were made to reduce Interest expense to reflect the debt payoff in the unaudited pro forma condensed combined statements of income (loss) for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively. To reflect the discount in fair value of the senior unsecured notes, corresponding adjustments of $7 and $9 were made to reduce interest expense for the nine months ended September 30, 2023 and year ended December 31, 2022.

i.

To record the income tax effect of the pro forma adjustments for the nine months ended September 30, 2023 and year ended December 31, 2022, based on a blended foreign, federal, and state effective rate of approximately 24.78% and 24.72%, respectively. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma condensed combined financial statements depending on post-acquisition activities, including legal entity restructuring and the geographical mix of taxable income.

j.	To eliminate Wyndham’s common stock and record Choice common shares to be issued in connection with the Proposed Combination, as follows:

(in millions)	As of September 30, 2023
Eliminate Wyndham’s common stock	$(1)
Record issuance of Choice common shares in connection with the Proposed Combination; refer to Note 3	1

Total	$—

k.	To eliminate Wyndham’s Additional paid-in capital and to record Choice common shares to be issued in connection with the Proposed Combination, as follows:

(in millions)	As of September 30, 2023
Eliminate Wyndham additional paid-in capital	$(1,588)
Record issuance of Choice common shares in connection with the Proposed Combination; refer to Note 3	3,217

Total	1,629

l.	To eliminate Wyndham’s Accumulated other comprehensive loss and Treasury stock.

m.	To adjust retained earnings, as follows:

(in millions)	As of September 30, 2023
Eliminate Wyndham’s accumulated retained earnings	$(467)
Record estimated transaction costs expected to be incurred by Choice in connection with the Proposed Combination, net of tax	(74)

Total	(541)

n.

As shown in Note 3, Choice is estimated to issue 27.5 additional shares in connection with the Transaction. These shares are combined with the historical Choice shares for purposes of determining earnings per share. Accordingly, the computation of basic and diluted earnings per share for the combined company is as follows

(in millions, except per share amounts)	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Numerator:
Net income	$109	$152
Income allocated to participating securities	—	(1)

Net income available to common shareholders	$109	$151

Denominator:
Weighted average shares of common stock outstanding—basic	78.1	82.1

Basic earnings per share	$1.40	$1.84

Numerator:
Net income	$109	$152
Income allocated to participating securities	—	(1)

Net income available to common shareholders	$109	$151

Denominator:
Weighted average shares of common stock outstanding—basic	78.1	82.1
Dilutive effect of stock options and PVRSUs	0.4	0.5

Weighted average shares of common stock outstanding—diluted	78.5	82.6

Diluted earnings per share	$1.39	$1.83

WHERE YOU CAN FIND MORE INFORMATION

Choice and Wyndham file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also obtain copies of the reports, proxy statements and other information Choice and Wyndham file with the SEC, as well as copies of the governing documents of the companies, on their websites at www.choicehotels.com and www.wyndhamhotels.com, respectively.

Choice has filed a registration statement on Form S-4 to register with the SEC Choice Common Stock to be issued in connection with the Offer and the Second-Step Mergers. In addition, Choice has also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the Offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

The SEC allows Choice to “incorporate by reference” information into this proxy statement, which means that Choice can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Choice and Wyndham have previously filed with the SEC. These documents contain important information about Choice and Wyndham and their financial condition.

(1)	The following documents previously filed by Choice with the SEC:

Choice SEC Filings	Period
Annual Report of Choice on Form 10-K	Fiscal Year Ended December 31, 2022, filed on March 1, 2023

Quarterly Reports on Form 10-Q	Quarters Periods Ended March 31, 2023, filed on May 9, 2023, June 30, 2023, filed on August 8, 2023, and September 30, 2023, filed on November 7, 2023.

Current Reports on Form 8-K	Filed on February 14, 2023, March 24, 2023, April 13, 2023, May 19, 2023, August 30, 2023, October 17, 2023, December 12, 2023 and January 22, 2024 (in each case, other than any portion of any documents not deemed to be filed)

Registration Statement on Form S-4	Filed on December 12, 2023 (including any subsequent amendments thereto)

Tender Offer Statement on Schedule TO	Filed on December 12, 2023 (including any subsequent amendments thereto)

(2)

The description of Choice Common Stock set forth in Choice’s Form 10-2B, filed on September 19, 1997, as updated by Exhibit 4.1 to Choice’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any subsequent amendment or any report filed for the purpose of updating such description.

(3)	The following documents previously filed by Wyndham with the SEC:

Wyndham SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2022 (other than the report of Wyndham’s independent public accounting firm contained therein which is not incorporated by reference because the consent of Wyndham’s independent public accounting firm has not yet been obtained)

Quarterly Reports on Form 10-Q	Quarterly Periods Ended March 31, 2023, filed on April 27, 2023, June 30, 2023, filed on July 27, 2023, and September 30, 2023, filed on October 26, 2023

Current Reports on Form 8-K	Filed on January 6, 2023, May 10, 2023, May 25, 2023, November 17, 2023, November 21, 2023 and December 12, 2023 (in each case, other than any portion of any documents not deemed to be filed)

Solicitation/Recommendation on Schedule 14D-9	Filed on December 18, 2023, including any amendments thereto

(4)

The description of Wyndham Common Stock set forth in Wyndham’s registration statements filed by Wyndham pursuant to Section 12 of the Exchange Act, as updated by Exhibit 4.1 to Wyndham’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendment or report filed for purposes of updating this description.

(5)

All documents filed by Choice and Wyndham pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting shall also be deemed to be incorporated herein by reference.

Stockholders may obtain any of these documents without charge upon written or oral request to our proxy solicitor MacKenzie Partners, Inc., by mail at 1407 Broadway, New York, New York 10018, or by telephone at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CHOICE, PLEASE CONTACT MACKENZIE NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING TO RECEIVE SUCH DOCUMENTS BEFORE THE DATE OF THE SPECIAL MEETING. If you request any incorporated documents, MacKenzie will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

NOTE ON WYNDHAM INFORMATION

All information concerning Wyndham, its businesses, operations, financial condition and management presented or incorporated by reference in this proxy statement is taken from publicly available information other than the description of Wyndham’s actions taken in response to the various Choice proposals as set forth in the section of this proxy statement titled “Background of the Offer.” This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this proxy statement titled “Where You Can Find More Information.” Choice is not affiliated with Wyndham, and Wyndham has not permitted Choice to have access to its books and records. Therefore, non-public information concerning Wyndham was not available to Choice for the purpose of preparing this proxy statement. Although Choice has no knowledge that would indicate that statements relating to Wyndham contained or incorporated by reference in this proxy statement are inaccurate or incomplete, Choice was not involved in the preparation of those statements and cannot verify them. None of Choice or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Wyndham to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Choice.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Choice has requested that Wyndham provide Choice with information required for complete disclosure regarding the businesses, operations, financial condition and management of Wyndham. Choice will amend or supplement this proxy statement to provide any and all information Choice receives from Wyndham, if Choice receives the information before the date of the special meeting and Choice considers it to be material, reliable and appropriate.

PROXY SOLICITATION

The costs of providing the ability to vote by telephone and over the Internet, and the costs in preparing and mailing the proxy statement and form of proxy card, will be paid by us. In addition to soliciting proxies by telephone, Internet and mail, employees of Choice may, at our expense, solicit proxies virtually, by telephone, courier service, advertisement, telecopier or other electronic means.

We have retained MacKenzie as our proxy solicitor to assist in the solicitation of proxies. We will pay MacKenzie a fee estimated not to exceed $30,000 for their services as proxy solicitor, plus reimbursement of reasonable out-of-pocket expenses incurred by them. Choice will, at its own expense, pay those entities holding shares of Choice Common Stock in the names of their beneficial owners for their reasonable expenses in delivering proxy solicitation materials to their beneficial owners, including objecting beneficial owners.

HOUSEHOLDING OF PROXY MATERIALS

In accordance with notices that we sent to certain shareholders, we are sending only one copy of our proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 915 Meeting St,, North Bethesda, Maryland 20852, call us at (301) 592-5100, or email us at IR@choicehotels.com. We will promptly send additional copies of the proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent auditors of Choice are Ernst & Young LLP. The transfer agent and registrar for Choice Common Stock is Computershare, C/O: Shareholder Services, P.O. Box 43078, Providence RI 02940-3078, (800) 568-3476 and Computershare C/O: Shareholder Services, 150 Royall Street Suite 101, Canton, MA 02021.

The independent auditors of Wyndham are Deloitte & Touche LLP, New York, New York.

MISCELLANEOUS

If any other matters are properly presented for consideration at the special meeting, the designated proxies intend to vote the shares represented by the proxies appointing them on such matters in their judgment and the authority to do so is included in the proxy.

As of the date this proxy statement, Choice knows of no other matters which are likely to come before the special meeting.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION CHOICE HOTELS IMPORTANT SPECIAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an x as shown in this example. Please do not write outside the designated areas. X C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Vote by internet Go to www.envisionreports.com/chh Or scan the qr code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-vote (8683) within the usa, us territories & canada on a touch tone telephone Follow the instructions provided by the recorded message Special Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. + A Proposals — The Board of Directors unanimously recommends that you vote “FOR” Proposals 1 And 2. For [ ] Against [ ] Abstain [ ] 1. Approve, for purposes of the new york stock exchange rules, the issuance of up to shares of common stock, par value $0.01 per share, of choice hotels international, inc. (“choice”) in connection with a combination with wyndham hotels & resorts, inc., whether pursuant to the offer followed by the second-step mergers (as such terms are defined in choice’s offer to exchange, dated december 12, 2023, as amended and as may be further amended from time to time), a negotiated merger transaction or otherwise. For [ ] Against [ ] Abstain [ ] 2. Approve of the proposal to authorize the adjournment of the special meeting from time to time, if necessary or appropriate, as determined in the discretion of the board of directors of choice, including to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal at the time of the special meeting. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Signatures should correspond exactly with the name or names appearing above. attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. if the signer is a corporation, please sign the full corporate name by a duly authorized officer. Date (mm/Dd/Yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T 1 P C F 6 0 3 5 9 3 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03Y0CB

Special Meeting of Choice Hotels International, Inc. Stockholders The Special Meeting of Stockholders of Choice Hotels International, Inc. will be held on [month] [day], [year], virtually via the Internet at https://meetnow.global/MZSLPTU. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. CHOICE HOTELS® + IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — CHOICE HOTELS INTERNATIONAL, INC. 915 Meeting Street, North Bethesda, Maryland 20852 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [MONTH] [DAY], [YEAR] AT [X:XX] AM/PM ET The undersigned hereby appoints SIMONE WU and DOMINIC E. DRAGISICH, and each of them, the true and lawful attorneys and proxies, with full power of substitution, and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side. All shares of Company common stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One and two, such proxies will be voted FOR Proposals 1 and 2. (Items to be voted appear on reverse side.) C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. [ ] IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +